EXHIBIT 10.05
CONFIDENTIAL TREATMENT REQUESTED

OFFICE LEASE

KILROY REALTY

SANTA FE SUMMIT

KILROY REALTY, L.P.,

a Delaware limited partnership

as Landlord,

and

INTUIT INC.,

a Delaware corporation,

as Tenant.

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

(ii)

LIST OF EXHIBITS

A	OUTLINE OF PREMISES
A-1	PROJECT SITE PLAN
B	TENANT WORK LETTER
C	FORM OF NOTICE OF LEASE TERM DATES
C-1	BASE RENT MEMORANDUM
D	RULES AND REGULATIONS; MULTI-TENANT BUILDINGS
D-1	RULES AND REGULATIONS; SINGLE-TENANT BUILDINGS
E	FORM OF TENANT’S ESTOPPEL CERTIFICATE
F	RECOGNITION OF COVENANTS, CONDITIONS AND RESTRICTIONS
G	NET EQUIVALENT LEASE RATE
H	BUILDING STANDARD SIGNAGE SPECIFICATIONS
I	JANITORIAL SPECIFICATIONS
J	COMMISSION AGREEMENT
We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

(iii)

INDEX

Page(s)
12-Month Abatement Period	30
AAA	91
Abatement Event	31
Accountant	43
Additional Equipment	74
Additional Rent	31
Alterations	50
Applicable Laws	77
Applicable Reassessment	42
Arbitration Award	92
Arbitration Notice	91
Arbitrator	91
Award	25
Bank Prime Loan	78
Base Rent	26
Base Rent Estimate	29
Base Rent Memorandum	29
BOMA Standard	9
Brokers	86
BS/BS Exception	48
Building 4 Expansion Space	10
Building Common Areas,	7
Building Common Areas	7
Building Hours	45
building standard	40
Building Structure	48
Building Systems	48
CC&Rs	44
Comparable Area	24
Comparable Buildings	23
Comparable Deals	23
Comparable Term	23
Contemplated Effective Date	64
Contemplated Transfer	64
Control,	66
Cosmetic Alterations	50
Damage Termination Date	59
Damage Termination Notice	59
Direct Expenses	31
Early Operations	19
Early-Occupancy Space	19
Economic Default	13
Eligibility Period	31
Environmental Laws	89
We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

(iv)

Page(s)
Equipment Lienor	53
Estimate	39
Estimate Statement	39
Estimated Direct Expenses	40
Excepted Matters	93
Excess	39
Exclusive Tenant Areas	8
Exclusive Tenant Areas Fixtures and Equipment	8
Exercise Notice	24
Expense Year	32
First Offer Commencement Date	16
First Offer Notice	14
First Offer Rent	15
First Offer Request	14
First Offer Space	14
First Option Rent	22
First Refusal Notice	16
First Refusal Space	16
First Refusal Space Amendment	18
First Refusal Space Commencement Date	18
First Refusal Space Lease	18
Force Majeure	84
Gross Revenue	13
Hazardous Material(s)	89
Holidays	45
HVAC	45
HVAC Engineer	47
Intention to Transfer Notice	64
Interest Rate	78
JAMS	91
Landlord	1
Landlord Parties	53
Landlord Repair Notice	57
Landlord Response Date	24
Landlord Response Notice	24
Landlord’s Option Rent Calculation	24
Lease	1
Lease Commencement Date	19
Lease Expiration Date	19
Lease Term	19
Lease Year	19
Lines	88
Mail	84
Market Capitalization	13
Market Rent	23
We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

(v)

Page(s)
Net Income	13
Nine Month Period	65
Nondisturbance Agreement	69
Notice of Lease Term Dates	19
Notices	84
Objectionable Name	76
Operating Expenses	32
Option Term	20
Original Improvements	56
Other Improvements	90
Outside Agreement Date	24
Partial Renewal	21
Permitted Assignee	20
Permitted Transferee	66
Premises	6
Prevailing Party	92
Prohibited Uses	44
Project Common Areas	7
Project Common Areas,	7
Project Costs	26
Project Costs Accountant	30
Project Monument Signs	75
Proposition 13	37
Proposition 13 Protection Amount	41
Proposition 13 Purchase Price	42
Reassessment	41
Recapture Notice	64
Refusal Space Lease Term	19
Renewal Space	21
Renovations	87
Rent Commencement	26
Rent Concessions	23
Rent	31
Required Thresholds	13
Review Period	42,62
Second Option Rent	22
Sign Specifications	76
Statement	38
Subject Space	62
Subleasing Costs	64
Summary	1
Superior Right Holders	14
Superior Rights	14
Supplemental Statement	39
Tax Expenses	37
We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

(vi)

Page(s)
Tax Increase	41
Telecommunications Equipment	73
Tenant	1
Tenant Parties	54
Tenant Work Letter	6
Tenant’s Option Rent Calculation	24
Tenant’s Property	53
Tenant’s Share	38
Tenant’s Signage	75
Third Party Lease	17
Third Party Tenant	17
Transfer	65
Transfer Notice	62
Transfer Premium	64
Transferee	61
Transfers	61
under protest	91
Unusable Area	31
We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

(vii)

SANTA FE SUMMIT

OFFICE LEASE

     This Office Lease (the “Lease”), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the “Summary”), below, is made by and between KILROY REALTY, L.P., a Delaware limited partnership (“Landlord”), and INTUIT INC., a Delaware corporation (“Tenant”).

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE			DESCRIPTION
1.	Date:		March 28, 2005.

2.	Premises:

	2.1	Buildings:	Building 1

That certain 4-story office building containing approximately 103,802 rentable square feet of space to be constructed by Landlord in the approximate location shown on the Project Site Plan, attached hereto as Exhibit A-1.

Building 2

That certain 4-story office building containing approximately 130,368 rentable square feet of space to be constructed by Landlord in the approximate location shown on the Project Site Plan, attached hereto as Exhibit A-1.

Building 3

That certain 4-story office building containing approximately 130,368 rentable square feet of space to be constructed by Landlord in the approximate location shown on the Project Site Plan, attached hereto as Exhibit A-1.

Building 4

That certain 4-story office building containing approximately 101,062 rentable square feet of space to be constructed by Landlord in the approximate location shown on the Project Site

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

TERMS OF LEASE			DESCRIPTION
Plan, attached hereto as Exhibit A-1.

	2.2	Premises:	Approximately 364,538 rentable square feet of space, consisting of (i) all of the approximately 103,802 rentable square feet of space comprising the entire rentable area of Building 1, (ii) all of the approximately 130,368 rentable square feet of space comprising the entire rentable area of Building 2, and (iii) all of the approximately 130,368 rentable square feet of space comprising the entire rentable area of Building 3 (collectively, the “Premises”), all as further set forth in Exhibit A to the Office Lease.

	2.3	Project:	The Buildings are part of an office project known as “Santa Fe Summit,” as further set forth in Section 1.1.2 of this Lease, and as further set forth on Exhibit A-1 to this Office Lease.

3.	Lease Term (Article 2):

	3.1	Length of Term:	Approximately, and in no event less than, ten (10) years.

	3.2	Lease Commencement Date and Rent Commencement Dates:	The Lease Commencement Date with respect to the Premises shall be September 1, 2007; provided that the date that Tenant shall pay Base Rent for each Building which is part of the Premises shall be the later of (i) September 1, 2007, and (ii) the date which occurs under Section 5.1 of the Tenant Work Letter, attached hereto as Exhibit B (each a “Rent Commencement Date”). The anticipated Rent Commencement Date for each Building which is part of the Premises is September 1, 2007.

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

TERMS OF LEASE			DESCRIPTION
	3.3	Lease Expiration Date:	The later of (i) August 31, 2017, and (ii) the date immediately preceding the tenth (10th) anniversary of the last Rent Commencement Date to occur with respect to the initial Premises.

	3.4	Option Term(s):	Two (2) - five (5)-year options to renew, as more particularly set forth in Section 2.2 of this Lease.

4.	Base Rent (Article 3):		See Article 3 of the Lease.

5.	Additional Rent (Article 4):		See Article 4 of the Lease.

6.	Tenant’s Share (Article 4):

	6.1	Building 1	100.00%

	6.2	Building 2	100.00%

	6.3	Building 3	100.00%

7.	Permitted Use (Article 5):		Tenant may use the Premises for (i) general office use (including corporate headquarters functions); (ii) research and development of software and scientific technology and related products, including engineering laboratories for testing the design and function of Tenant’s products; (iii) light manufacturing and assembly; (iv) storage and shipping of both raw and finished goods; and (v) any other use related thereto, to the extent the same comply with applicable laws and zoning and are consistent with the character of the Project as a first-class campus-style office building Project. Notwithstanding anything to the contrary set forth hereinabove, and as more particularly set forth in the Lease, Tenant shall be responsible for operating and maintaining the Premises pursuant to (A) Landlord’s “Rules and Regulations,” as that term is set forth in Section 5.2 of this Lease, (B) all “Applicable Laws,” as that term is set forth in Article 24 of this Lease, and (C) all applicable zoning, building codes and the “CC&Rs,” as that term is set forth in Section 5.3 of this Lease.

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

TERMS OF LEASE		DESCRIPTION
8.	Security Deposit (Article 21):	None.

9.	Parking Space Ratio (Article 28):	Four (4) unreserved parking spaces for every 1,000 rentable square feet of the Premises, including any area leased by Tenant in Building 4 as Building 4 Expansion Space (the parking ratio for any First Offer Space or any First Refusal Space shall be as set forth in the First Offer Notice or First Refusal Notice, as applicable), which parking spaces shall be allocated within the Project parking facility and surface parking area shown on Exhibit A-1, among the surface, covered, reserved (including visitor spaces), and unreserved spaces at the same ratio as such surface, covered, reserved (including visitor spaces), and unreserved parking spaces are allocated by Landlord on a Project-wide basis; provided, however, in no event shall Tenant’s parking spaces be less than ten percent (10%) reserved spaces (including visitor spaces).

10.	Address of Tenant (Section 29.18):	Intuit Inc.
Real Estate Services
2632 Marine Way
Mountain View, California 94043
Attn: Director, Corporate Real Estate

With a copy to:
Intuit Inc.
2700 Coast Avenue
Mountain View, California 94043
Attn: General Counsel, Legal Dept.

11.	Address of Landlord (Section 29.18):	See Section 29.18 of the Lease.

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

TERMS OF LEASE		DESCRIPTION
12.	Broker(s) (Section 29.24):	The Staubach Company
11988 El Camino Real, Suite 150
San Diego, CA 92130
Attention: Mr. Dennis Hearst and Mr. Buddy Norman

and

Colliers International
4660 La Jolla Village Drive, Suite 200
San Diego, CA 92122
Attention: Mr. Tom Mercer

13.	Tenant Improvement Allowance (Section 2 of Exhibit B):	Approximately $20,049,590.00 (i.e., $55.00 per rentable square foot of the Premises), which amount may be increased by the “TIA Increase” by up to $5,468,070.00 (i.e., $15.00 per rentable square foot of the Premises) pursuant to the terms and conditions of Section 2.3 of the Tenant Work Letter.

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

ARTICLE 1

PREMISES, BUILDING, PROJECT, AND COMMON AREAS

     1.1 Premises, Building, Project and Common Areas.

          1.1.1 The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises which are to be constructed by Landlord and are set forth in Section 2.2 of the Summary (the “Premises”). The outline of the Premises is set forth in Exhibit A attached hereto and each floor or floors of the Premises shall have approximately the number of rentable square feet as set forth in Section 2.2 of the Summary. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions (the “TCCs”) herein set forth, and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such TCCs by it to be kept and performed and that this Lease is made upon the condition of such performance. A site plan (the “Project Site Plan”) showing the currently planned layout of the “Project,” as that term is defined in Section 1.1.2, below, is set forth on Exhibit A-1, attached hereto. The parties hereto hereby acknowledge that the purpose of Exhibit A and Exhibit A-1 are to show the approximate location of the Premises in the “Buildings,” as that term is defined in Section 1.1.2, below, only, and such exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises or the Buildings or Project, the precise area of the Building or Project or the specific location of the “Common Areas,” as that term is defined in Section 1.1.3, below, or the elements thereof or of the accessways to the Premises or the Project; provided, however, Landlord shall construct the Project pursuant to the terms of the Tenant Work Letter, and, during the Lease Term, maintain the Project, subject to reasonable wear and tear and the terms of this Lease, in a manner materially consistent with the manner in which the Project was initially constructed pursuant to the terms of the Tenant Work Letter; and provided further, however, that Landlord may make other immaterial changes to the Project which do not change the location or configuration of the improvements constructed on the Project pursuant to the Tenant Work Letter, or otherwise affect Tenant’s access to, or use of, the Project, including the Premises, Project parking facility and surface parking areas, Common Areas and the Buildings, and provided that, notwithstanding anything to the contrary set forth in this Lease, Landlord shall always be able to make changes to the Project (i) to comply with “Applicable Laws,” as that term is defined in Article 24 of this Lease (provided that Landlord shall not initiate an action to formally and legally change the scope and application of an Applicable Law in order to allow Landlord to make a change to the Project), in which case Landlord shall use commercially reasonable efforts to make any such changes in a manner which minimizes the interference with the rights granted to Tenant under this Lease, or (ii) to cause the Project to comply with the “Pre-Approved Sitework Changes,” as that term is defined in Section 1.1.2 of the Tenant Work Letter. Except as specifically set forth in this Lease and in the Tenant Work Letter attached hereto as Exhibit B (the “Tenant Work Letter”), Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Buildings or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant’s b usiness, except as specifically set forth in this Lease and the Tenant Work Letter. Subject to Landlord’s repair and maintenance obligations set forth in Article 7.1 of this Lease, below, and except as set forth to the contrary in

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

Section 1.7 of the Tenant Work Letter, the taking of possession of the Premises by Tenant shall conclusively establish that the Premises and the Buildings were at such time in good and sanitary order, condition and repair.

          1.1.2 The Buildings and The Project. The Premises are contained within the buildings (“Building 1,” “Building 2” and “Building 3”) set forth in Section 2.1 of the Summary (Building 1, Building 2, Building 3 and Building 4 may be referred to herein individually as a "Building” and collectively as the “Buildings”). The Buildings are part of an office project known as “Santa Fe Summit.” The term “Project,” as used in this Lease, shall mean (i) the Buildings, the Common Areas and the “Exclusive Tenant Areas,” as that term is defined in Section 1.1.4 of this Lease, below, (ii) the land upon which the Buildings, the Common Areas and the Exclusive Tenant Areas will be constructed in accordance with this Lease, (iii) any additional real property, areas, land, buildings or other improvements outside of the Project added thereto by Landlord (collectively, “Additional Property”); provided, however, the addition of any such Additional Property shall not increase the “Base Rent” or “Direct Expenses,” as those terms are defined in Sections 3.1.1 and 4.2.2 of this Lease, respectively, payable by Tenant under the terms of this Lease or otherwise materially increase Tenants’ obligations or materially reduce Tenant’s rights under this Lease or materially interfere with Tenant’s access to, and/or use of the Project, including the Premises, the Project parking facility and surface parking areas, the Common Areas and the Exclusive Tenant Areas, and (iv) other appurtenant rights and easements relating to the land upon which the Buildings and the Common Areas will be constructed.

          1.1.3 Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Section 5.2 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas are collectively referred to herein as the “Common Areas”). The Common Areas shall consist of the “Project Common Areas” and “Building Common Areas.” The term “Building Common Areas,” as used in this Lease, shall mean the portions of the Common Areas located within a particular Building and designated as such by Landlord; provided, however, no portion of any Building which Tenant leases in its entirety shall be so designated as Building Common Areas. The term “Project Common Areas,” as used in this Lease, shall mean any portion of the Common Areas which are not Building Common Areas; provided, however, in no event shall the “Exclusive Tenant Areas,” as that term is defined in Section 1.1.4, below, or any area designated for the exclusive use of any other tenant of the Project (which areas may only be directly adjacent to Building 4 and may not unreasonably interfere with Tenant’s use, access, or occupancy of the Project) be deemed Project Common Areas. The manner in which the Common Areas are maintained and operated shall be at the reasonable discretion of Landlord and the use thereof shall be subject to such reasonable and non-discriminatory rules, regulations and restrictions as Landlord may make from time to time, provided that such rules, regulations and restrictions do not unreasonably interfere with the rights granted to Tenant under this Lease and the permitted use granted under Section 5.1, below, and provided further that Landlord shall at all times maintain and operate the Common Areas in a first class manner materially consistent with the “Comparable Buildings,” as such term is defined in Section 2.2.3.2 of this Lease. After the Lease Commencement Date, Landlord reserves the right to close temporarily, and, subject to the terms of Section 1.1.1 of this Lease, to make alterations or additions to, or change the

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

location of elements of the Project and the Common Areas. Except when and where Tenant’s right of access is specifically excluded in this Lease, Tenant shall have the right of access to the Premises, the Buildings, and the Project parking facilities twenty-four (24) hours per day, seven (7) days per week during the “Lease Term,” as that term is defined in Section 2.1.1, below.

          1.1.4 Exclusive Tenant Areas. Tenant shall have the exclusive right to use the “Volleyball Court,” Basketball Court” and “Amphitheater,” as those terms are defined in this Section 1.1.4, below (collectively, the “Exclusive Tenant Areas”). Notwithstanding such exclusive use, except as expressly set forth in this Section 1.1.4, the repair and maintenance of the Exclusive Tenant Areas, but not including the “Exclusive Tenant Areas Fixtures and Equipment”, as defined below, shall remain the obligation of Landlord under the terms of Articles 7 and 11 of this Lease. Tenant shall not be charged any Base Rent for the use of such Exclusive Tenant Areas, nor shall the Exclusive Tenant Areas be included in “Tenant’s Share,” as that term is defined in Section 4.2.6 of this Lease, below; provided, however, Tenant shall directly pay to Landlord, upon billing by Landlord to Tenant, one hundred percent (100%) of (x) all insurance costs, (y), subject to the terms of Section 4.7 of this Lease, Tax Expenses allocable to the Exclusive Tenant Areas, and (z) all repair and maintenance costs incurred by Landlord in connection with the repair and maintenance of the Exclusive Tenant Areas, but only to the extent such repair and maintenance costs would not otherwise be excluded from “Operating Expenses,” as that term is defined in Section 4.2.4 of this Lease, below, had Landlord incurred such costs in connection with the Common Areas. However, notwithstanding the foregoing, Tenant’s liability insurance policy required to be carried by Tenant in Article 10 of this Lease shall cover Tenant’s use of the Exclusive Tenant Areas and the waiver and indemnification obligations of Tenant set forth in Section 10.1 of the Lease shall apply to the Exclusive Tenant Areas as though the Exclusive Tenant Areas were part of the Premises. In the event that the insurance carried by Tenant in accordance with the terms of Section 10.3 of this Lease would not cover a particular event, activity or other use of the Exclusive Tenant Areas by Tenant, Tenant, at Tenant’s sole cost and expense, shall procure additional reasonable liability insurance as reasonably required to cover such event, activity or use to the levels required with respect to the Premises by such Section 10.3. Tenant shall have the right to install furniture, fixtures and equipment in the Exclusive Tenant Areas (collectively, the “Exclusive Tenant Areas Fixtures and Equipment”), provided that (i) Tenant, at Tenant’s sole cost and expense, shall keep the Exclusive Tenant Areas Fixtures and Equipment in good and clean condition and repair throughout the Lease Term, including, without limitation, the replacement, when necessary, of any basketball nets and volleyball nets, (ii) any such Exclusive Tenant Areas Fixtures and Equipment shall be subject to the prior approval of Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed, and (iii) Tenant shall, if so requested by Landlord at least six (6) months prior to the Lease Expiration Date (or to the extent this Lease is terminated early, or to the extent the Exclusive Tenant Areas cease to be exclusive to Tenant pursuant to Section 2.2.2(C), then within ten (10) business days following such early termination or cessation), remove any Exclusive Tenant Areas Fixtures and Equipment on or before the expiration or earlier termination of this Lease (or to the extent this Lease is terminated early, or to the extent the Exclusive Tenant Areas cease to be exclusive to Tenant pursuant to Section 2.2.2(C), then within sixty (60) days following Tenant’s receipt of such written removal request from Landlord), and shall repair any damage to the Project and/or Buildings caused by the installation or removal of such Exclusive Tenant Areas Fixtures and Equipment. As used in this Section 1.1.4, the term “Volleyball Court” shall mean a full-size volleyball court located in

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

that area set forth as such on the Project Site Plan, the term “Basketball Court” shall mean a full-size basketball court located in that area set forth as such on the Project Site Plan, and the term “Amphitheater” shall mean an amphitheater of at least three hundred (300) seats located in that area set forth as such on the Project Site Plan. Tenant’s use of the Exclusive Tenant Areas shall be subject to the TCCs of Section 5.2 of this Lease, below.

     1.2 Verification of Rentable Square Feet of Premises and Buildings. For purposes of this Lease, “rentable square feet” shall be calculated pursuant to the Standard Method for Measuring Floor Area in Office Buildings, ANSI Z65.1 — 1996 – and its accompanying guidelines (“BOMA Standard”) for the calculation of rentable square feet; provided, however, notwithstanding anything to the contrary in such BOMA Standard guidelines, the calculation of “rentable square feet” shall expressly exclude vertical penetrations, balconies and other outdoor areas under the roofline and upper floor overhangs. Within ninety (90) days after the date Landlord delivers the last of Building 1, Building 2 and Building 3 to Tenant in a “Ready for T/Is” condition, as that term is defined in Section 1.4.2 of the Tenant Work Letter, Landlord’s space planner/architect shall measure the rentable square feet of the Premises in accordance with the provisions of this Section 1.2 and the results thereof shall be presented to Tenant in writing. Tenant’s space planner/architect may review Landlord’s space planner/architect’s determination of the number of rentable square feet of the Premises and Tenant may, within twenty (20) business days after Tenant’s receipt of Landlord’s space planner/architect’s written determination, object to such determination by written notice to Landlord. Tenant’s failure to deliver written notice of such objection within said twenty (20) business day period shall be deemed to constitute Tenant’s acceptance of Landlord’s space planner/architect’s determination. If Tenant objects to such determination, Landlord’s space planner/architect and Tenant’s space planner/architect shall promptly meet and attempt to agree upon the rentable square footage of the Premises. If Landlord’s space planner/architect and Tenant’s space planner/architect cannot agree on the rentable square footage of the Premises within thirty (30) days after Tenant’s objection thereto, Landlord and Tenant shall mutually select an independent third party space measurement professional to field measure the Premises under the BOMA Standard. Such third party independent measurement professional’s determination shall be conclusive and binding on Landlord and Tenant. Landlord and Tenant shall each pay one-half (1/2) of the fees and expenses of the independent third party space measurement professional. If such determination is made, it will be confirmed in writing by Landlord to Tenant. Notwithstanding anything set forth in this Lease to the contrary, the rentable square footage of the Premises, as determined pursuant to this Section 1.2, shall have no effect on the terms and conditions of this Lease except in connection with the following: (i) Tenant’s allocation of parking spaces pursuant to the terms of Article 28, (ii) the calculation of Tenant’s Share, (iii) the calculation of the “Tenant Improvement Allowance,” any “TIA Increase” and the “Modification Cost Allowance,” as those terms are defined in Sections 2.1, 2.3 and 1.2.3.1 of the Tenant Work Letter, respectively, (iv) the determination of the rentable square footage of “First Offer Space” as that term is defined in Section 1.5 of this Lease, below, (v) the determination of the rentable square footage of “First Refusal Space” as that term is defined in Section 1.6 of this Lease, below, (vi) to the extent Tenant exercises its option to lease the “Building 4 Expansion Space” pursuant to the terms of Section 1.4 of this Lease, below, the determination of Tenant’s Share applicable to Building 4, (vii) the determination of “Market Rent,” as that term is defined in Section 2.2.3.2 of this Lease, below, for (A) the Premises during the second (2nd) “Option Term,” as that term is defined in Section 2.2.1 of this Lease, below, and (B) any “First Offer Space,” as that term is defined in

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

Section 1.5 of this Lease, below, and (viii) the restatement of the Base Rent for the Premises on a per rentable square foot basis as set forth in Article 3 of this Lease.

     1.3 Intentionally Omitted.

     1.4 Building 4 Expansion Space. Landlord hereby grants to the originally named Tenant herein (“Original Tenant”), and its “Affiliates,” as that term is defined in Section 14.8 of this Lease, below, the one-time right (the “B4 Expansion Right”) to lease one or more full floors of Building 4 (the “Building 4 Expansion Space”); provided, however, (i) to the extent the Building 4 Expansion Space consists of more than one floor, such floors must be contiguous and must include either, at Tenant’s option, the first (1st) floor of Building 4 or the fourth (4th) floor of Building 4, and (ii) to the extent Tenant elects to exercise its B4 Expansion Right prior to the date Landlord pulls a grading permit and substantially commences grading activities for Building 4 (provided that for such date to remain valid, Landlord must thereafter diligently pursue the construction of Building 4) (the “MN Date”), then Tenant must lease at least two (2) full floors of Building 4. If Tenant wishes to exercise its B4 Expansion Right, then Tenant shall exercise such option by delivering written notice (the “B4 Expansion Notice”) thereof to Landlord on or before (A) the date which occurs six (6) months following the “B4 Construction Commencement Date,” as that term is defined in this Section 1.4, below, to the extent Tenant has not exercised the “B4 Delay Right” pursuant to the terms of Section 1.8 of the Tenant Work Letter, and (B) to the extent Tenant has exercised the B4 Delay Right, then on or before the expiration of the “B4 Holding Period,” as that term is defined in Section 1.8.1 of the Tenant Work Letter. If, and only if, Tenant delivers a B4 Expansion Notice to Landlord prior to the MN Date, then Tenant must, in order to validly exercise its right to lease the Building 4 Expansion Space, include with such B4 Expansion Notice, a copy of Tenant’s “Financial Statements,” as that term is defined in this Section 1.4, below, demonstrating that Tenant has met the “Required Thresholds,” as that term is defined in Section 1.4.5, below. As used in this Lease, “Financial Statements” shall mean audited financial statements for Tenant’s then most recently ended fiscal year and for all fiscal quarters that have ended since the end of Tenant then most recently ended fiscal year, which statements are certified by an independent certified public accounting firm. As used in this Lease, “B4 Construction Commencement Date” shall mean the date upon which Landlord first commences to pour the concrete foundations for Building 4.

     1.4.1 Delivery of the Expansion Space. If Tenant timely exercises the B4 Expansion Right, then Landlord shall deliver the Building 4 Expansion Space to Tenant, in Ready for T/Is condition, pursuant to a commercially reasonable construction schedule for Building 4, as reasonably determined by Landlord and, to the extent Tenant delivered a B4 Expansion Notice to Landlord prior to the MN Date, reasonably approved by Tenant. The remainder of this Section 1.4.1 shall only apply if Tenant delivered a B4 Expansion Notice to Landlord prior to the MN Date. Landlord shall present the proposed construction schedule to Tenant within thirty (30) days following the date Tenant exercises its B4 Expansion Right and Tenant shall, within five (5) business days, either approve such construction schedule or disapprove such construction schedule (in which event Tenant shall provide Landlord with a detailed description of Tenant’s requested changes to the proposed construction schedule); provided, however, Tenant may only disapprove such construction schedule if (i) Tenant’s requested changes do not increase the total construction time set forth in Landlord’s proposed construction schedule, and (ii) Landlord’s proposed construction schedule for Building 4 is

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

materially inconsistent, taking into account the date upon which construction of Building 4 shall commence vis-à-vis the date upon which construction of Building 1, Building 2 and Building 3 commenced (or is scheduled to commence), with the “Construction Schedule,” as that term is defined in Section 1.4.1 of the Tenant Work Letter. If Tenant disapproves the construction schedule, then Landlord and Tenant shall meet within five (5) business days following the date of such disapproval and attempt to mutually and reasonably agree upon a construction schedule for Building 4. In the event Landlord and Tenant are unable to mutually and reasonably agree upon a construction schedule for Building 4, then the construction schedule shall be determined pursuant to the terms of Section 29.35 of this Lease, below.

          1.4.2 Building 4 Expansion Space Base Rent. If Tenant timely exercises the B4 Expansion Right, then the Building 4 Expansion Space shall become part of the Premises for all purposes hereunder, and, except as set forth in this Section 1.4 to the contrary, shall be subject to every term and condition of this Lease.

               1.4.2.1 Base Rent. The annual “Base Rent,” as that term is defined in Article 3 of this Lease, for the Building 4 Expansion Space shall initially be equal to the product of (i) the “B4 Project Costs,” as that term is set forth hereinbelow, (ii) a fraction, the numerator of which shall be the rentable square footage of the Building 4 Expansion Space, and the denominator of which shall be the rentable square footage of Building 4, and (iii) the greater of (1) the interest rate applicable to the ten (10) year treasury note (as of the date Tenant delivers the applicable B4 Expansion Notice to Landlord) plus 375 basis points, and (2) eight percent (8%); provided, however, commencing on the first (1st) anniversary of the “B4 Commencement Date,” as that term is defined in Section 1.4.4, below, and continuing on each subsequent anniversary, such annual base rent shall be increased by three percent (3%).

               1.4.2.2 B4 Project Costs. For purposes of this Section 1.4.2 and this Lease, the “B4 Project Costs” shall equal the sum of the following.

                    (i) the “B4 Base Land Cost” in an amount equal to * (which amount was calculated based upon (A) * [which amount includes the “Offsite Work,” as that term is set forth in Section 3.1.2.1(i), which Landlord is required to perform in connection with the construction of the Project, excepting (x) the “FBA Costs,” as that term is defined in Section 3.1.2.1(ix) of this Lease, and (y) any “Permitted Offsite Work,” as that term is also set forth in Section 3.1.2.1(i) of this Lease], and (B) the 101,062 rentable square feet of Building 4);

                    (ii) the amount of the “B4 Land Cost Carry” which shall be calculated in accordance with the TCCs of Section 3.1.2.1(ii) of this Lease (i.e., using the exact same calculation formula set forth in such Section 3.1.2.1(ii), but substituting (v) the time period commencing on July 16, 2005 and ending upon the day immediately preceding the B4 Construction Commencement Date for the “Pre-PB Commencement Period,” (w) the time period commencing on such B4 Construction Commencement Date and ending on day immediately preceding the “B4 Commencement Date,” as that term is set forth in Section 1.4.4 of this Lease, for the “PB Commencement Period,” (x) the B4 Base Land Cost for the “Base Land Cost,” (y) * and (z) *;

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

                    (iii) the “B4 Base Building Construction Costs” which shall include all costs relating to (A) the design (e.g., architectural and engineering fees) of the portions of Building 4 constituting the “Base Building,” as that term is defined in Section 1.1.1 of the Tenant Work Letter, (B) the permitting of the Base Building portions of Building 4, (C) construction insurance for such Base Building portions of Building 4, and (D) the “B4 HBBC Costs,” which shall be determined with regard to the Base Building portions of Building 4 and Building 4’s pro-rata share of the “Project Sitework,” as that term is set forth in Section 1.1.1 of the Tenant Work Letter, in the same manner that “HBBC Costs” are calculated pursuant to the TCCs of Section 1.3 of the Tenant Work Letter; provided, however, the “pro-rata share” attributable to Building 4 shall be calculated as a fraction, the numerator of which shall be the 101,062 rentable square feet attributable to such Building 4, and the denominator of which shall be the 465,600 rentable square feet in the entire Project; provided further, however, in no event shall such B4 Base Building Construction Costs include the cost relating to the design, permitting and construction of any off-site improvements to the extent the same do not constitute Permitted Offsite Work;

                    (iv) the “B4 TIA” which shall be an amount equal to $5,558,410.00 (which amount was calculated based upon (A) $55.00 per rentable square foot, and (B) the 101,062 rentable square feet of Building 4);

                    (v) the amount of the “B4 Development Fee” which shall equal the sum of (1) * of the B4 Base Building Construction Costs, and (2) * per rentable square foot of Building 4; and

                    (vi) the “B4 FBA Costs” which shall be an amount equal to the assessments attributable to the Building 4 which are incurred in connection with the “FBA,” as that term is set forth in Section 3.1.2.1(ix);

                    (vii) the product of (A) the Broker’s commissions, calculated pursuant to the terms of Section 3.1.2.1(viii) of this Lease, attributable to the Building 4 Expansion Space, and (B) a fraction, the numerator of which is four (4) and the denominator of which is the number of floors including within the Building 4 Expansion Space; and

                    (viii) the “carry costs” of the expenses incurred by Landlord in connection with those components of B4 Project Costs set forth in (iii) through (vii), above, which shall otherwise be calculated in accordance with the TCCs of Section 3.1.2.1(x) of this Lease.

          1.4.3 Improvement of Building 4 Expansion Space. The Building 4 Expansion Space shall be initially improved pursuant to the terms of the Tenant Work Letter, and Landlord shall provide Tenant a tenant improvement allowance equal to the product of (A) the product of (i) $55.00, and (ii) the rentable square footage of the Building 4 Expansion Space, and (B) a fraction, the numerator of which shall be the number of full monthly Base Rent payments for the Building 4 Expansion Space that Tenant shall make during the initial term of Tenant ‘s lease of the Building 4 Expansion Space, and the denominator of which shall be *.

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

          1.4.4 Amendment to Lease. If Tenant timely exercises the B4 Expansion Right, then, as soon as reasonably possible thereafter, Landlord and Tenant shall execute an amendment adding such Building 4 Expansion Space to this Lease upon the same terms and conditions as the initial Premises, except as otherwise set forth in this Section 1.4. For purposes of calculating Tenant’s obligations under Article 4 of this Lease, Tenant’s Share of Building Direct Expenses applicable to the Building 4 Expansion Space shall be equal to the rentable square footage of the Building 4 Expansion Space divided by the rentable square footage of Building 4. Except to the extent inconsistent with the terms of this Section 1.4, all provisions of the Lease which vary based upon the rentable square footage of the Premises shall be adjusted to reflect the addition of such Building 4 Expansion Space to the Premises. Tenant shall commence payment of Rent to Landlord for the Building 4 Expansion Space and the term of the Building 4 Expansion Space shall commence (the “B4 Commencement Date”) eight (8) months following the date Landlord delivers the Building 4 Expansion Space to Tenant in a Ready for T/Is condition, and shall expire coterminously with Tenant’s lease of the initial Premises on the Lease Expiration Date, as the same may be extended pursuant to Section 2.2 of this Lease, below, unless sooner terminated as provided in this Lease.

          1.4.5 No Defaults. The rights contained in this Section 1.4 shall be personal to Original Tenant and its Affiliates, may only be exercised by Original Tenant or an Affiliate (and not any other assignee, sublessee or “Transferee,” as that term is defined in Section 14.1 of this Lease, of Tenant’s interest in this Lease) if this Lease then remains in full force and effect and if Tenant, as of the date of the attempted exercise of the expansion option by Tenant, or as of the scheduled date of delivery of such Building 4 Expansion Space to Tenant, is not in “Economic Default,” as that term is defined in this Section 1.4.5, below, under this Lease, beyond any applicable notice and cure period. In addition, if and only if Tenant elects to exercise its B4 Expansion Right prior to the MN Date, the rights granted to Tenant in this Section 1.4 shall be subject to Landlord’s review and approval of the Financial Statements, provided that Landlord shall not withhold its approval unless, as of the date Tenant exercises its B4 Expansion Right, Tenant fails to meet or exceed the “Required Thresholds” (the “Financial Conditions Test”). For purposes of this Lease, the “Required Thresholds” shall mean all of (i) a Market Capitalization (i.e., market stock price of common shares multiplied by the number of common shares outstanding) of no less than* and (ii) annual Net Income of no less than* and (iii) an annual Gross Revenuof no less than*. For purposes of this Lease, “Market Capitalization,” “Net Income,” and “Gross Revenue” shall all be determined in accordance with generally accepted accounting principles, consistently applied. The term “Economic Default”, as used in this Lease shall mean a default under Section 19.1.1 of this Lease, below, beyond the applicable notice and cure period set forth in Section 19.1.1. Notwithstanding any contrary provision in this Lease, the Financial Conditions Test set forth in this Section 1.4.5 shall only be applicable to Tenant in connection with the terms of this Section 1.4.5 and, without limitation, shall have no application with regard to (x) Tenant’s right of first offer set forth in Section 1.5, below, (y) Tenant’s right of first refusal set forth in Section 1.6, below, or (z) Tenant’s right to extend the Lease Term pursuant to Section 2.2, below.

     1.5 Right of First Offer. The rights granted to Tenant in this Section 1.5 shall not be applicable until after the earlier of (i) the exercise of Tenant’s B4 Expansion Right for less than the entire B4 Expansion Space, and (ii) the expiration of Tenant’s B4 Expansion Right without Tenant exercising such right. Provided that Tenant does not exercise its B4 Expansion Right

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

pursuant to Section 1.4 of this Lease, above, as to all of the space in Building 4, then the Original Tenant and its Affiliates shall have an on-going right of first offer with respect to any remaining space located in Building 4 which becomes available for lease to third parties (collectively, the “First Offer Space”). Notwithstanding the foregoing, such right of first offer shall be subordinate to all leases, renewal and extension options, and expansion options set forth in “First Refusal Notices,” as that term is set forth in Section 1.6, below, provided that such expansion options are to expand into specifically delineated space (i.e., so called “hard” expansion rights similar to those granted to Tenant in Section 1.4, above, but not any right of first offer, right of first refusal, right of negotiation or similar rights), and provided further that the rentable square footage of such “hard” expansion space is not greater than ten percent (10%) of the rentable square footage of the initial premises leased to such tenant under the terms of such leases (“Superior Rights”), and, as to such renewal or expansion options, regardless if such rights are executed strictly in accordance with their respective terms or pursuant to lease amendments or new leases, provided that such new leases or lease amendments (A) are executed prior to the expiration of such applicable Superior Right (i.e., prior to the expiration of the renewal right or the expansion right), (B) are executed by the party which originally made the bona fide third party offer which was the subject of the applicable First Refusal Notice to Tenant, or by a transferee of such party’s entire interest in the applicable lease pursuant to the terms of such lease, and (C) do not, in the case of a renewal, relate to a term longer than the stated renewal term or terms, and, in the case of an expansion, do not include the lease of space in addition to the space provided by the terms of such Superior Right (all tenants under such leases, collectively, the “Superior Right Holders”).

          1.5.1 Procedure for Offer. Within five (5) business days following Landlord’s receipt of a request from Tenant (a “First Offer Request”) , which request Tenant shall not have a right to deliver more than four (4) times during any calendar year, Landlord shall notify Tenant (a “First Offer Notice”) of any First Offer Space which, as of the date Landlord delivers the First Offer Notice to Tenant, is then “available for lease to third parties,” or which Landlord anticipates will become available for lease to third-parties within the following twelve (12) month period, provided that no Superior Right Holder wishes to lease such space, and provided further that if at the time of the First Offer Notice, Landlord is then negotiating for the lease of all or a portion of the First Offer Space (the portion being so negotiated, the “Current Negotiations Space”) with a third party (as evidenced by an exchange of written communication pre-dating the date of Landlord’s receipt of such First Offer Request, between Landlord and such third party), then such five (5) business day period shall instead become a thirty (30) day period with respect to the Current Negotiations Space (but Landlord shall deliver a First Offer Notice to Tenant within five (5) business days with respect to all other First Offer Space which is not Current Negotiations Space), provided that within such five (5) business day period Landlord must deliver to Tenant reasonable evidence that Landlord had, prior to the date of Landlord’s receipt of the corresponding First Offer Request, exchanged written correspondence with regard to the Current Negotiations Space. With respect to any Current Negotiations Space, Landlord shall, within thirty (30) days following Landlord’s receipt of a First Offer Request, deliver to Tenant either (A) a First Offer Notice, and Tenant’s response to such First Offer Notice shall be governed by the TCCs of Section 1.5.2, below, or (B) a First Refusal Notice pursuant to the terms of Section 1.6, below, and Tenant’s response to such First Refusal Notice shall be governed by the TCCs of such Section 1.6. As used in this Section 1.5, space which is “available for lease to third parties” shall mean all space available in Building 4 after the B4

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

Construction Commencement Date which is not then subject to (i) a lease, which premises under such lease was the subject of a “First Refusal Notice,” as that term is defined in Section 1.6.1 of this Lease, or (ii) a bona fide third party offer, which was the subject of a First Refusal Notice. Pursuant to such First Offer Notice, Landlord shall offer to lease to Tenant the then available First Offer Space. A First Offer Notice shall describe the space so offered to Tenant and shall set forth the “First Offer Rent,” as that term is defined in Section 1.5.3, below, and the other economic terms upon which Landlord is willing to lease such space to Tenant. The rentable square footage of the space so offered to Tenant shall be determined in accordance with the terms of Section 1.2 of this Lease.

          1.5.2 Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first offer with respect to the space described in a First Offer Notice, then within ten (10) business days of delivery of such First Offer Notice to Tenant, Tenant shall deliver notice to Landlord of Tenant’s intention to exercise its right of first offer with respect to all or any full floor portion of the space described in such First Offer Notice on the terms contained therein. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, on a full floor by full floor basis; provided, however, to the extent Tenant exercises its right with respect to less than all of the First Offer Space, then Landlord shall have the right to designate the particular floor or floors which shall be applicable to Tenant’s exercise notice; provided further, however, to the extent Tenant exercises its right of first offer with respect to more than one floor, the floors so designated by Landlord shall be contiguous with each other to the extent possible. If Tenant does not so notify Landlord within the ten (10) business day period, then Landlord shall be free to lease the space described in such First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires, subject to the terms of Section 1.6 of this Lease and any subsequent First Offer Request delivered to Landlord pursuant to Section 1.5.1, above.

          1.5.3 First Offer Space Rent. The annual “Rent,” as that term is defined in Section 4.1 of this Lease, payable by Tenant for the First Offer Space (the “First Offer Rent”) shall be equal to the “Market Rent,” as that term is defined in Section 2.2.3.2 of this Lease, for the First Offer Space. To the extent Landlord and Tenant cannot agree on the Market Rent for the First Offer Space, then the Market Rent for the First Offer Space shall be determined pursuant to Section 2.2.5 of this Lease, below.

          1.5.4 Construction In First Offer Space. Landlord shall provide the First Offer Space to Tenant in the required condition as determined as part of the Market Rent determination. The construction of improvements in the First Offer Space shall comply with the terms of Article 8 of this Lease.

          1.5.5 Amendment to Lease. If Tenant timely exercises Tenant’s right to lease First Offer Space as set forth herein, then, as soon as commercially reasonable thereafter, Landlord and Tenant shall execute an amendment to this Lease for such First Offer Space upon the terms and conditions as set forth in the First Offer Notice therefor and this Section 1.5; provided, however, that if Landlord and Tenant arbitrate the First Offer Rent pursuant to the terms of Section 2.2.5 of this Lease and, pursuant to such arbitration, the First Offer Rent is determined to be the First Offer Rent that Tenant submitted to arbitration, Landlord and Tenant shall, within fifteen (15) days following the date upon which Landlord and Tenant receive the

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

final determination of the arbitrators, execute a second amendment setting forth the applicable First Offer Rent and reconciling the amount of First Offer Rent actually paid by Tenant with the amount of First Offer Rent which should have been paid by Tenant (Landlord and Tenant hereby agree that Tenant shall be required to pay, and the initial amendment to the Lease shall be based on, the First Offer Rent submitted to arbitration by Landlord until such final determination is made by the arbitrators). Subject to any contrary terms in the First Offer Notice, Tenant shall commence payment of Rent for such First Offer Space, and the term of such First Offer Space shall commence, in a manner as determined as part of the Market Rent (the “First Offer Commencement Date”) and shall expire coterminously with Tenant’s lease of the initial Premises on the Lease Expiration Date, as the same may be extended pursuant to Section 2.2 of this Lease, below, unless sooner terminated as provided in this Lease.

          1.5.6 Termination of Right of First Offer. The rights contained in this Section 1.5 shall be personal to Original Tenant and its Affiliates, and may only be exercised by Original Tenant or an Affiliate (and not by any other assignee, sublessee or other Transferee of Tenant’s interest in this Lease). Tenant shall not have the right to lease First Offer Space, as provided in this Section 1.5, if, as of the date of the attempted exercise of any right of first offer by Tenant, or as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in Economic Default under this Lease. Notwithstanding anything set forth herein to the contrary, Tenant shall not have the right to lease First Offer Space if the First Offer Commencement Date will occur less than two (2) years prior to the then scheduled Lease Expiration Date; provided, however, to the extent Tenant then has an unexpired Lease Term renewal option pursuant to Section 2.2 of this Lease, Tenant shall have the right to exercise such renewal option simultaneously with Tenant’s exercise of its first offer right hereunder in order to cause the Lease Expiration Date to occur more than two years following the First Offer Commencement Date.

     1.6 Right of First Refusal. Provided that Tenant does not exercise its B4 Expansion Right pursuant to Section 1.4 of this Lease, above, and subject to the terms of Section 1.5, above, with respect to all of the space in Building 4, then the Original Tenant and its Affiliates shall have an ongoing right of first refusal with respect to the remaining space within Building 4 (the “First Refusal Space”).

          1.6.1 Procedure for Offer. Landlord shall notify Tenant (the “First Refusal Notice”) whenever Landlord receives a written “bona-fide third-party offer” for the First Refusal Space which Landlord desires to accept. Pursuant to such First Refusal Notice, Landlord shall offer to lease to Tenant the applicable First Refusal Space. The First Refusal Notice shall describe the material economic terms upon which Landlord is willing to lease such space to Tenant (collectively, the “Economic Terms”), which Economic Terms shall be consistent with the terms of the bona-fide third-party offer, and which Economic Terms shall pertain to the following categories: (i) the rentable square footage of the applicable space, (ii) the delivery condition, including any required landlord work, (iii) the lease commencement and rent commencement dates, including the construction or improvement build-out time period, (iv) the length of term, (v) base rent, including escalations thereto, (vi) monetary concessions (e.g., free rent, improvement allowances), (vii) any rent stop or base year protections, (viii) expansion rights and the rent and terms and conditions upon which such expansion will be based (e.g., fair market rent), (ix) renewal rights and the rent and terms and conditions upon which such renewal will be based (e.g., fair market rent), (x) parking rights, (xi) parking charges, (xii) signage rights,

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

(xiii) security deposit or other credit enhancement, (xiv) the name of the third party tenant, and (xv) the amount of any brokerage fees or commissions to be paid by Landlord (except to the extent the Broker representing Tenant is already earning a commission in connection with the lease of such First Refusal Space).

          1.6.2 Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first refusal with respect to the First Refusal Space described in the First Refusal Notice, then within ten (10) business days of delivery of the First Refusal Notice to Tenant (the “Exercise Period”), Tenant shall deliver notice to Landlord of Tenant’s exercise of its right of first refusal with respect to all of the First Refusal Space described in the First Refusal Notice on the terms contained in such First Refusal Notice. If Tenant does not so notify Landlord within such ten (10) business day period of Tenant’s exercise of its first refusal right, then Landlord shall be free to negotiate and enter into a lease for the First Refusal Space with the party that made the bona-fide third-party offer to Landlord, on any terms Landlord desires; provided, however, that (i) if the Economic Terms of Landlord’s proposed lease to such third party (as calculated as a Net Equivalent Lease Rate pursuant to the terms of Exhibit G, attached hereto) are more than * more favorable to the third party than those Economic Terms proposed by Landlord in the First Refusal Notice (as calculated as a Net Equivalent Lease Rate pursuant to the terms of Exhibit G, attached hereto), then before entering into such third party lease, Landlord shall notify Tenant of such materially more favorable Economic Terms and Tenant shall have the right to lease the First Refusal Space upon such materially more favorable Economic Terms by delivering written notice thereof to Landlord within ten (10) business days after Tenant’s receipt of Landlord’s notice, (ii) in the event Landlord fails to lease such First Refusal Space to such third party within one hundred eighty (180) days following the expiration of the Exercise Period, Landlord shall again be obligated to deliver a First Refusal Notice to Tenant, and Tenant shall again have the right to lease the First Refusal Space, in accordance with the terms of this Section 1.6.2, and (iii) in the event Landlord leases such First Refusal Space to such third party within one hundred eighty (180) days following the expiration of the Exercise Period, then Landlord shall, within thirty (30) days following the expiration of such 180-day period, deliver written notice to Tenant setting forth the date of such third party lease and stating that Landlord’s execution of such third-party lease complies with the terms of this Section 1.6.2. After Landlord enters into any lease of First Refusal Space (“Third Party Lease”) with any such third party (“Third Party Tenant”) in accordance with the foregoing, Tenant’s rights under this Section 1.6 shall be subordinate to the rights of the tenant under such Third Party Lease with respect to the space leased and encumbered pursuant to the provisions of the Third Party Lease, all extensions and renewals thereof, and all expansion options contained therein, to the extent such rights were set forth in the particular First Refusal Notice, and provided that such expansion options are to expand into specifically delineated space (i.e., so called “hard” expansion rights similar to those granted to Tenant in Section 1.4, above, but not any right of first offer, right of first refusal, right of negotiation or similar rights), and provided further the rentable square footage of such “hard” expansion space is not greater than ten percent (10%) of the rentable square footage of initial premises leased to such tenant under the terms of such Third Party Lease, and, as to such renewal or expansion options, regardless if such rights are executed strictly in accordance with their respective terms or pursuant to lease amendments or new leases, provide d that such new leases or lease amendments (A) are executed prior to the expiration of such applicable right (i.e., prior to the expiration of the renewal right or the expansion right), (B) the monetary terms of such new lease or amendment are materially consistent with the monetary terms set forth in the First

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

Refusal Notice originally presented to Tenant, and (C) do not, in the case of a renewal, relate to a term longer than the stated renewal term or terms, and, in the case of an expansion, do not include the lease of space in addition to the space provided by the terms of such right.

          1.6.3 Construction In First Refusal Space. Tenant shall take the First Refusal Space in the condition contemplated by the First Refusal Notice, and the construction of any improvements in the First Refusal Space shall be performed by Tenant and shall comply with the terms of Article 8 of this Lease.

          1.6.4 Amendment to Lease. If Tenant timely exercises Tenant’s right of first refusal to lease First Refusal Space as set forth herein, Landlord and Tenant shall, as soon as commercially reasonable thereafter, execute an amendment to this Lease (the “First Refusal Space Amendment”) for such First Refusal Space upon the terms set forth in the First Refusal Notice and this Section 1.6. Notwithstanding the foregoing, Landlord may, at its sole option, require that a separate lease be executed by Landlord and Tenant in connection with Tenant’s lease of the First Refusal Space, in which event such lease (the “First Refusal Space Lease”) shall be on the same TCCs as this Lease, except as provided in this Section 1.6 and as specifically in this Lease to the contrary. The First Refusal Lease, if applicable, shall be executed by Landlord and Tenant within thirty (30) days following Tenant’s exercise of its right to lease the First Refusal Space.

          1.6.5 No Defaults; Required Financial Condition of Tenant. The rights contained in this Section 1.6 shall be personal to the Original Tenant and its Affiliates and may only be exercised by the Original Tenant or an Affiliate (and not any assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease). The right to lease First Refusal Space as provided in this Section 1.6 may not be exercised if, as of the date of the attempted exercise of the expansion option by Tenant, or as of the scheduled date of delivery of such First Refusal Space to Tenant, Tenant is in Economic Default pursuant to the terms of this Lease (beyond any applicable notice and cure periods).

          1.6.6 First Refusal Space Commencement Date and Lease Term.

               1.6.6.1 Commencement Date. The commencement date for the First Refusal Space shall be the date set forth in the bona-fide third-party offer (the “First Refusal Space Commencement Date”), unless otherwise agreed to by Landlord and Tenant, and shall expire on the date set forth in the bona-fide third party offer; provided, however, to the extent that (i) the then-remaining term of the Lease (as the same may be extended pursuant to an early renewal election by Tenant for the entire Premises) is longer than the lease term of the bona-fide third party offer, or (ii) the then-remaining term of the Lease (as the same may be extended pursuant to an early renewal election by Tenant for the entire Premises) is shorter than the lease term of the bona fide third party offer, but the differential between the two is twenty percent (20%) or less (e.g., the difference between a six year term for a bona fide third party offer and five years remaining on the Lease Term equals 16.7%, and, therefore, it is less than 20%), then the lease term of the First Refusal Space shall be coterminous with the Lease Term.

               1.6.6.2 Refusal Space Lease Term. If Tenant leases the First Refusal Space for a term other than for the lease term set forth in the bona fide third party offer, then the

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

Economic Terms described in the applicable First Refusal Notice, but only to the extent of the type of terms described in items (ii), (iii), (iv), (v), (vi), (vii), (xi) and (xv) of Section 1.6.1 (the "Monetary Terms”), above, shall be converted into a “Net Equivalent Lease Rate,” as calculated pursuant to Exhibit G, attached hereto, and such Net Equivalent Lease Rate shall be the Base Rent that Tenant pays during the term of the First Refusal Space, and the other Economic Terms (i.e., other than the Monetary Terms) set forth in the First Refusal Notice shall also apply to the First Refusal Space. However, following the determination of the Net Equivalent Lease Rate applicable to the First Refusal Space, Landlord may elect to increase the Base Rent applicable to the First Refusal Space and at the same time provide Tenant with a tenant improvement allowance (provided that the Net Equivalent Lease Rate applicable to Tenant’s lease of the First Refusal Space shall be recalculated to reflect any such tenant improvement allowance so provided to Tenant). The term of Tenant’s occupancy of the First Refusal Space shall be referred to herein as a “Refusal Space Lease Term.” Any First Refusal Space which is coterminous with the initial Premises may be renewed pursuant to the terms of Section 2.2 of this Lease. Any First Refusal Space which is not coterminous with the initial Premises may be renewed pursuant to the corresponding Economic Terms related to renewal rights.

ARTICLE 2

INITIAL LEASE TERM; OPTION TERM(S)

     2.1 Initial Lease Term.

          2.1.1 Lease Term. The terms and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease (the “Lease Term”) shall commence on the “Lease Commencement Date” set forth in Section 3.2 of the Summary. Subject to extension pursuant to Section 2.2, below, the Lease Term shall terminate on the “Lease Expiration Date” set forth in Section 3.3 of the Summary unless this Lease is sooner terminated. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term commencing on the Lease Commencement Date. After the Lease Commencement Date, either party may deliver to the other a notice in the form as set forth in Exhibit C, attached hereto (a “Notice of Lease Term Dates”), as a confirmation only of the information set forth therein, which the receiving party shall execute and return to the requesting party within five (5) business days of receipt thereof (provided that if said Notice of Lease Term Dates is not factually correct, then the receiving party shall make such changes as are necessary to make the Notice of Lease Term Dates factually correct and shall thereafter execute and return such Notice of Lease Term Dates to the requesting party within such five (5) business day period).

          2.1.2 Use of Premises Prior to Lease Commencement Date. Notwithstanding the definition of the Lease Commencement Date for the Premises set forth in Section 2.1.1, above, Tenant shall have the right, prior to the occurrence of the Lease Commencement Date, to commence business operations (such operations, the “Early Operations”) from any portion of the Premises (such space, the “Early-Occupancy Space”) during or after any construction and move in periods for such space, provided that (i) Tenant shall give Landlord at least ten (10) days prior notice of any such Early Operations, which shall identify the corresponding Early–

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

Occupancy Space, (ii) a temporary certificate of occupancy or its equivalent permitting occupancy shall have been issued by the appropriate governmental authorities for the Early-Occupancy Space, and (iii) Tenant shall reimburse Landlord, within thirty (30) days of its receipt of an invoice therefor, any “Pre-9/07 Variable Operating Expenses,” as that term is set forth in Section 2.1.2.1, below. If Tenant does commence business operations from any Early-Occupancy Space prior to the occurrence of the Lease Commencement Date, all of the terms and conditions of this Lease shall apply to such Early-Occupancy Space, except that Tenant shall have no obligation to pay, except as otherwise expressly set forth in this Section 2.1.2 as to the Pre-9/07 Variable Operating Expenses, any Rent (including, without limitation, Base Rent, Direct Expenses, electrical costs, and HVAC charges under Article 6 of this Lease).

               2.1.2.1 Pre-9/07 Variable Operating Expenses. For purposes of this Section 2.1.2, the “Pre-9/07 Variable Operating Expenses” shall be the amount by which (A) the sum of (w) the “Actual Costs,” as that term is set forth in Section 6.2.2 of this Lease, of utilities for the Premises incurred by Landlord prior to September 1, 2007, which are otherwise (i.e., following September 1, 2007) directly payable by Tenant pursuant to the TCCs of Section 6.3 of the Lease, (x) the Actual Costs of janitorial services provided by Landlord prior to September 1, 2007 pursuant to the TCCs of Section 6.1.4 of the Lease, (y) the Actual Costs of other services provided by Landlord prior to September 1, 2007 pursuant to the TCCs of Sections 6.1 and 6.2 of the Lease which would otherwise (i.e. “but for” Tenant’s Early Operations) not have commenced until September 1, 2007, and (z) the Actual Costs related to any components of Operating Expenses which are incurred by Landlord prior to September 1, 2007 as a result of Tenant’s Early Operations (i.e., to the extent the same would not have, “but for” Tenant’s Early Operations, been incurred prior to September 1, 2007), exceeds (B) Landlord’s cost of providing utilities, security and other corresponding services to the corresponding portions of the Project, on an unoccupied basis, prior to and including August 31, 2007 (i.e., during the scheduled period of construction of the Tenant Improvements); provided, however, that in no event shall such Pre-9/07 Variable Operating Expenses include (i) costs which were incurred because of any “Landlord Caused Delay,” as that term is defined in Section 5.1 of the Tenant Work Letter, (ii) costs which Landlord pays to Tenant pursuant to the terms of Section 29.36 of this Lease, below, or (iii) cost incurred following the Lease Commencement Date, or (iii) costs which have otherwise been included in Project Costs.

     2.2 Option Terms. Landlord and Tenant hereby acknowledge that the terms of this Section 2.2 shall not be applicable to any space added to the Premises as First Refusal Space which is not coterminous with the initial Lease Term.

          2.2.1 Option Right. Landlord hereby grants the Original Tenant, its Affiliates and any permitted assignee of the Original Tenant’s interest in this Lease pursuant to Article 14 of this Lease (a “Permitted Assignee”), two (2) options to extend the Lease Term with respect to the initial Premises, any space which was added to the initial Premises pursuant to the TCCs of Section 1.4 of this Lease, any space which was added as First Offer Space, and any space which was added as First Refusal Space and is coterminous with the initial Lease Term (collectively, the “Option Space”). Each such option shall be for a period of five (5) years (each, an “Option Term”). Such options shall be exercisable only by notice delivered by Tenant to Landlord as provided in Section 2.2.4, below, provided that, as of the date of delivery of such notice, (i) Tenant is not then in Economic Default under this Lease (beyond any applicable notice and

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

cure periods), and (ii) Tenant has not been in Economic Default under this Lease (beyond any applicable notice and cure periods) more than once during the prior twelve (12) month period. Upon the proper exercise of such option to extend, and provided that, as of the end of the then applicable Lease term, Tenant is not in Economic Default under this Lease (beyond any applicable notice and cure periods), the Lease Term, as it applies to the Option Space (as such Option Space may be reduced pursuant to Section 2.2.2, below), shall be extended for a period of five (5) years. The rights contained in this Section 2.2 shall only be exercised by the Original Tenant, an Affiliate or a Permitted Assignee (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease) if Original Tenant and/or its Affiliate or Permitted Assignee is in occupancy of not less than one (1) entire Building. In connection with Tenant’s exercise of its renewal option, Tenant shall have the right to reduce the size of the Option Space and exercise the option only as to such reduced portion of the Option Space (the “Partial Renewal”), in accordance with the terms of Section 2.2.2 below.

          2.2.2 Partial Renewal; Non-Renewed Space. In the event Tenant desires to exercise its Partial Renewal right, the “Exercise Notice,” as that term is defined in Section 2.2.4, below shall describe the area of the Option Space which Tenant elects to renew the Lease Term (the "Renewal Space”). The following conditions shall apply to Tenant’s exercise of the Partial Renewal right. The Renewal Space shall be determined by Tenant, subject to the satisfaction of the following conditions: (i) Tenant must elect to renew the Lease with respect to, at a minimum, one (1) entire Building of the Project, (ii) the Renewal Space must be in adjacent buildings, starting from Building 1 or Building 4, (iii) the Renewal Space may not consist of more than one (1) partial Building (i.e., a Building in which Tenant does not lease the entire Building), (iv) to the extent the Renewal Space includes a partial Building, then such partial Building must be on one end or the other of all the Buildings containing Renewal Space and the Renewal Space within such partial Building must consist of the lesser of (A) the total amount of space then leased by Tenant within such Building, and (B) two (2) full contiguous floors of the Building (and which floors must include, to the extent possible, either the highest floor in the Building or the lowest floor in the Building), and (v) Tenant shall pay to Landlord the reasonable costs incurred in restoring any internal stairwells (i.e., any stairwells installed as part of the “Tenant Improvements” or as an “Alteration,” as those terms are defined in Section 2.1 of the Tenant Work Letter and Section 8.1 of this Lease, respectively) in any partial Building included in the Renewal Space; provided, however, Tenant shall not be required to restore any such stairwell to the extent the Renewal Space includes the floors affected by such stairwell. If Tenant elects to exercise the Partial Renewal right, then (A) Landlord and Tenant shall be relieved of their respective obligations under this Lease with respect to the that portion of the Option Space which Tenant is not renewing the Lease Term (the “Non-Renewed Space”) as of the first (1st) day of the applicable Option Term, except for those obligations set forth in this Lease which specifically survive the expiration or earlier termination of this Lease, including, without limitation, the payment by Tenant of all amounts owed by Tenant under this Lease, up to the first (1st) day of the applicable Option Term, with respect to the Non-Renewed Space, (B) to the extent such Non-Renewed Space includes any portion of the initial Premises (i.e., any space within Building 1, Building 2 or Building 3), then the terms and conditions of Section 1.5 and 1.6 of this Lease, above, shall immediately be null and void and of no further force or effect, and (C) to the extent such Non-Renewed Space includes any portion of Building 1 or Building 2, then the terms and conditions of Section 1.1.4 of this Lease, above, shall immediately be null and void and of no further force or effect and the Exclusive Tenant Areas shall thereafter be deemed

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

Project Common Areas. In the event that Tenant fails to vacate, and surrender and deliver to Landlord exclusive possession of the Non-Renewed Space, free of all subleases, prior to the first (1st) day of the applicable Option Term in the condition required by this Lease, and such failure continues for five (5) business days after receipt of notice from Landlord, then the provisions of Article 16 of this Lease shall apply to the Non-Renewed Space which is not so delivered.

          2.2.3 Option Rent.

               2.2.3.1 Option Rent During First Option Term. The Base Rent payable by Tenant during the first (1st) Option Term (the “First Option Rent”) shall be calculated as follows.

                    2.2.3.1.1 Initial Premises and Building 4 Expansion Space. As to any Renewal Space which was part of the initial Premises or was added to the initial Premises pursuant to the TCCs of Section 1.4 of this Lease, the First Option Rent shall be equal to the product of (i) the Project Costs per rentable square foot of the Renewal Space, as such Project Costs shall be increased for any commissions payable pursuant to the commission agreement attached hereto as Exhibit J (provided that Landlord hereby acknowledges that project Costs shall not include any amounts disbursed as the TIA Increase or the Modification Cost Allowance), and as such Project Costs are allocated based upon (x) the Project Costs per rentable square foot of the initial Premises calculated pursuant to Article 3 of this Lease, and (y) the Project Costs per rentable square foot of the Building 4 Expansion Space calculated pursuant to Section 1.4 of this Lease, in either case multiplied by (ii) *.

                    2.2.3.1.2 First Offer Space. As to any Renewal Space which was added as First Offer Space, the First Option Rent shall be calculated pursuant to the renewal terms and renewal rent applicable to such First Offer Space, provided if such renewal rent was for “market rent,” then “Market Rent” shall be used as the First Option Rent applicable thereto and the terms of Sections 2.2.3.2 and 2.2.5 shall apply.

                    2.2.3.1.3 First Refusal Space. As to any Renewal Space which was added as First Refusal Space and is coterminous with the initial Lease Term, the First Option Rent shall be calculated pursuant to the terms of the renewal terms and renewal rent applicable to such First Refusal Space, provided if such renewal rent was for “market rent,” then “Market Rent” shall be used as the First Option Rent applicable thereto and the terms of Sections 2.2.3.2 and 2.2.5 shall apply.

               2.2.3.2 Option Rent During Second Option Term. With regard to any Renewal Space which (i) was originally part of the initial Premises, (ii) was added to the initial Premises pursuant to the TCCs of Section 1.4 of this Lease, (iii) was added as First Offer Space (regardless of the terms of the First Offer Rent applicable to a second renewal option), or (iv) was added as First Refusal Space and is coterminous with the initial Lease Term (regardless of the Economic Terms applicable to a second renewal option), the Base Rent payable by Tenant during the second (2nd) Option Term (the “Second Option Rent”) shall be equal to ninety-seven percent (97%) of the Market Rent as set forth below. With regard to any First Refusal Space which is not coterminous with the initial Lease Term, the Base Rent payable by Tenant during the second (2nd) renewal term, if any, shall be governed by the applicable renewal terms of the

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

Economic Terms. For purposes of this Lease, the term “Market Rent” shall be calculated on a “Net Equivalent Lease Rate” basis, as set forth on Exhibit G, attached hereto, and shall mean the Net Equivalent Lease Rate per rentable square foot, at which tenants, as of the commencement of the second (2nd) Option Term (or, with respect to any First Offer Space, as of the First Offer Commencement Date) are, pursuant to transactions completed within the twenty-four (24) months prior to the first day of the second (2nd) Option Term (or, with respect to any First Offer Space, twelve (12) months prior to the First Offer Commencement Date), leasing non-sublease, non-encumbered, non-synthetic, non-renewal, non-expansion (to the extent the applicable tenant was “captive”), non-equity space comparable in size (which, in the case of the second (2nd) Renewal Option, shall mean not less than 100,000 rentable square feet of space), location and quality to the Premises (or First Offer Space, as applicable) for a “Comparable Term,” as that term is defined in this Section 2.2.3.2 (the “Comparable Deals”), which comparable space is located in the “Comparable Buildings,” as that term is defined in this Section 2.2.3.2, giving appropriate consideration to the standard of measurement by which the rentable square footage is measured, the ratio of rentable square feet to usable square feet, parking availability (including the ratio of covered parking to uncovered parking) and related parking charges. The terms of the Comparable Deals shall be calculated as a Net Equivalent Lease Rate pursuant to the terms of Exhibit G, and shall take into consideration only the following concessions (provided that if the rent payable in a Comparable Deal is determined by use of a discounted fair market rate formula, such rent shall be equitably increased in order that such Comparable Deal will not reflect a discounted rate) (collectively, the “Rent Concessions”): (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable spaces; (b) tenant improvements or allowances provided or to be provided for such comparable space, taking into account the value of the existing improvements in the Premises in comparison to the value of any improvements existing in the Comparison Deals, such value to be based upon the age, quality and layout of the improvements and the extent to which the same could be utilized by general office user for its corporate headquarters, (c) Proposition 13 protection, (d) renewal terms and the rent and terms and conditions related to such renewals, and (e) all other monetary concessions, if any, being granted such tenants in connection with such comparable space; provided, however, that notwithstanding anything to the contrary herein, no consideration shall be given to the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with the applicable term or the fact that the Comparable Deals do or do not involve the payment of real estate brokerage commissions. The term “Comparable Term” shall refer to the length of the lease term, without consideration of options to extend such term, for the space in question. In addition, the determination of the Market Rent shall include a determination as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as a letter of credit or guaranty, for Tenant’s rent obligations during any Option Term. Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable Deals upon tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to accou nt for differences in the then-existing financial condition of Tenant and such other tenants). The term “Comparable Buildings” shall mean the Buildings and other first-class office buildings which are comparable to the Buildings in terms of age (based upon the date of completion of construction), quality of construction, building systems, parking availability (including ratio of covered to uncovered parking), level of services and amenities, size and appearance, and are located in the “Comparable Area,” which is the “Highway 56 Corridor.” The “Highway 56

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

Corridor” shall be the area containing Comparable Buildings which have reasonably comparable freeway access to the Project along Highway 56 from one Mile West of I-5 to one mile East of I-15; provided that if there are not enough Comparable Deals in such Comparable Area to determine Market Rent, then the Comparable Area shall be expanded on the North side to two freeway exits North of the I-5 and Highway 56 junction and the I-15 and Highway 56 junction, and to two freeway exits South of the I-5 and Highway 56 junction and two exits South of the I-15 and Highway 56 junction.

          2.2.4 Exercise of Option. The options contained in this Section 2.2 shall be exercised by Tenant, if at all, only in the manner set forth in this Section 2.2.4. Tenant shall deliver notice (the “Exercise Notice”) to Landlord not more than fifteen (15) months nor less than twelve (12) months prior to the expiration of the then Lease Term, stating that Tenant is exercising its option. The following terms of this Section 2.2.4, and the terms of Section 2.2.5, below, shall apply with regard to (i) during the first (1st) Option Term, any portion of the Renewal Space which was added to the Premises as (a) First Offer Space, or (b) First Refusal Space, to the extent the rent for such space during the first renewal terms is based on “market rent,” and (ii) during the second (2nd) Option Term, all Renewal Space. Concurrently with the delivery of the Exercise Notice, Tenant shall deliver to Landlord Tenant’s calculation of the Market Rent (the “Tenant’s Option Rent Calculation”). Landlord shall deliver notice (the “Landlord Response Notice”) to Tenant on or before the date which is thirty (30) days after Landlord’s receipt of the Exercise Notice and Tenant’s Option Rent Calculation (the “Landlord Response Date”), stating that (A) Landlord is accepting Tenant’s Option Rent Calculation as the Market Rent, or (B) rejecting Tenant’s Option Rent Calculation and setting forth Landlord’s calculation of the Market Rent (the “Landlord’s Option Rent Calculation”). If Landlord accepts Tenant’s Option Rent Calculation as the Market Rent, then Tenant’s Option Rent Calculation shall be the Second Option Rent. If Landlord rejects Tenant’s Option Rent Calculation as the Market Rent, then within ten (10) business days of its receipt of the Landlord Response Notice, Tenant may, at its option, accept the Market Rent contained in the Landlord’s Option Rent Calculation. If Tenant does not affirmatively accept or Tenant rejects the Market Rent specified in the Landlord’s Option Rent Calculation, the parties shall follow the procedure, and the Market Rent shall be determined as set forth in Section 2.2.5.

          2.2.5 Determination of Market Rent. In the event Tenant objects or is deemed to have objected to the Market Rent applicable to any Renewal Space (or if Landlord and Tenant cannot agree on the Market Rent applicable to the First Offer Space), Landlord and Tenant shall attempt to agree upon the Market Rent using reasonable good-faith efforts; provided, however, subject to then-existing confidentiality agreements bargained for by the applicable tenant and to which Landlord is a party, Landlord shall disclose to Tenant all relevant economic terms of Comparable Deals within the Project. If Landlord and Tenant fail to reach agreement within sixty (60) days following Tenant’s objection or deemed objection to the Landlord’s Option Rent Calculation (or Landlord’s delivery to Tenant of the First Offer Notice with respect to the First Offer Space) (as applicable, the “Outside Agreement Date”), then (i) Landlord and Tenant shall, on the last day of such sixty (60) day period (or such other earlier time as Landlord and Tenant shall agree upon), meet and Landlord shall deliver to Tenant Landlord’s final Landlord’s Option Rent Calculation (or Landlord’s final determination of Market Rent applicable to the First Offer Space, as the case may be) and Tenant shall simultaneously deliver to Landlord Tenant’s final Tenant’s Option Rent Calculation (or Tenant’s final

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

determination of Market Rent applicable to the First Offer Space, as the case may be), and (ii) in connection with the Option Rent, the final Landlord’s Option Rent Calculation and the final Tenant’s Option Rent Calculation, each as previously and simultaneously delivered to the other party on or before the expiration of the sixty (60) day discussion period above (or each party’s final determination of Market Rent applicable to the First Offer Space, as the case may be), shall be submitted to the arbitrators pursuant to the TCCs of this Section 2.2.5. The submittals shall be made concurrently with the selection of the arbitrator pursuant to this Section 2.2.5 and shall be submitted to arbitration in accordance with Section 2.2.5.1 through 2.2.5.4 of this Lease, but subject to the conditions, when appropriate, of Section 2.2.3.

               2.2.5.1 Landlord and Tenant shall mutually appoint one (1) arbitrator, who shall by profession be a real estate appraiser or attorney who shall have been active over the five (5)-year period ending on the date of such appointment in the leasing of first-class office properties in the Comparable Area (the “Arbitrator”) to determine which of Landlord’s or Tenant’s final submitted Market Rent calculations is the closest to its own calculation or valuation. The determination of the Arbitrator shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Market Rent, is the closest to the actual Market Rent as determined by the Arbitrator, taking into account the requirements of Section 2.2.3 of this Lease.

               2.2.5.2 The Arbitrator shall within thirty (30) days of the appointment reach a decision as to Market Rent and determine whether the Landlord’s or Tenant’s determination of Market Rent as submitted pursuant to Section 2.2.5 and Section 2.2.3 of this Lease is closest to Market Rent as determined by the Arbitrator and simultaneously publish a ruling (“Award”) indicating whether Landlord’s or Tenant’s submitted Market Rent is closest to the Market Rent as determined by the Arbitrator. Following notification of the Award, the Landlord’s or Tenant’s submitted Market Rent determination, whichever is selected by the Arbitrator as being closest to Market Rent shall become the then applicable Market Rent.

               2.2.5.3 If Landlord and Tenant fail to agree upon and appoint the Arbitrator, then either party may petition the presiding judge of the Superior Court of San Diego County to appoint the Arbitrator, subject to criteria in Section 2.2.5 of this Lease, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such arbitrator.

               2.2.5.4 The fees for the Arbitrator shall be paid by the party whose calculation of Market Rent varied the most from that of the Arbitrator.

ARTICLE 3

BASE RENT; ABATEMENT OF RENT

     3.1 Base Rent.

          3.1.1 Generally. Tenant shall pay, without prior notice or demand, to Landlord or Landlord’s agent at the management office of the Project, or, at Landlord’s option, at such other place as Landlord may from time to time designate in writing, by a check (or, at Tenant’s election, by bank wire transfer) for currency which, at the time of payment, is legal tender for

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 3.1.2, 3.1.3 and 3.1.4, below, payable in equal monthly installments in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever. In the event Tenant elects to pay Base Rent via bank wire transfer, Landlord shall, upon request from Tenant, provide Tenant with all necessary bank wire transfer instructions.

          3.1.2 Base Rent for Initial Premises During Lease Years 1-5. Base Rent shall be paid by Tenant to Landlord for Buildings 1, 2 and 3 on the “Rent Commencement Date,” as that term is defined in Section 3.2 of the Summary, for each such Building. The Base Rent per rentable square foot of the initial Premises during the first (1st) five (5) Lease Years of the initial Lease Term (the “Initial Base Rent”) shall equal, on an annual basis, (i) the product of (A) the “Project Costs,” as that term is defined in Section 3.1.2.1, below, and (B) * divided by (ii) the number of the rentable square feet in the initial Premises.

               3.1.2.1 Project Costs. For purposes of this Lease, the “Project Costs” shall mean an amount equal to the sum of the following.

                    (i) Base Land Cost. The “Base Land Cost” shall equal *, which amount was calculated based upon (A) * and (B) *. Subject only to recalculation resulting from a determined change in the *, the components of Base Land Cost may not be changed, whether by use of contingency amounts or otherwise.

                    (ii) Land Cost Carry. The “Land Cost Carry” shall be an amount equal the sum of (A) and (B) as follows: (A) * (B) *.

                    (iii) Base Building Construction Costs. The “Base Building Construction Costs” shall include all costs relating to (A) the design (e.g., architectural and engineering fees) of the “Base Buildings,” as that term is defined in Section 1.1.1 of the Tenant Work Letter, of Building 1, Building 2 and Building 3 (the “Premises Buildings”), the Project Sitework and Permitted Offsite Work, (B) permitting the Base Building portions of the Premises Buildings, the Project Sitework and Permitted Offsite Work, (C) construction insurance for such Base Building portions of the Premises Buildings, the Project Sitework and Permitted Offsite Work, and (D) the “HBBC Costs,” as that term is set forth in Section 1.3 of the Tenant Work Letter; provided, however, in no event shall such Base Building Construction Costs include (x) any of the “B4 Project Costs,” as that term is defined in Section 1.4.2 of this Lease, above, which B4 Project Costs are hereby acknowledged to include Building 4’s pro-rata share of the Project Sitework as further set forth in such Section 1.4.2, (y) any “Modification Cost Increases,” as that term is set forth in Section 1.2.3 of the Tenant Work Letter, whether the same is funded through the “Modification Cost Allowance,” as that term is set forth in Section 1.2.3.1 of the Tenant Work Letter, or directly paid by Tenant pursuant to the TCCs of Section 1.2.3 of the Tenant Work Letter, and/or (z) the cost relating to the design, permitting and construction of any off-site improvements to the extent the same do not constitute Permitted Offsite Work.

                    (iv) Intentionally Omitted.

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

                    (v) Tenant Improvement Allowance. The amount of the “Tenant Improvement Allowance,” as that term is set forth in Section 2.1 of the Tenant Work Letter (i.e., approximately $20,049,590.00, calculated based upon $55.00 for each of the anticipated 364,538 rentable square feet of the initial Premises). Subject only to recalculation resulting from a determined change in the rentable square footage of the initial Premises pursuant to the TCCs of Section 1.2 of this Lease, the Tenant Improvement Allowance may not be changed, whether by use of contingency or otherwise.

                    (vi) Development Fee. The “Development Fee” to which Landlord is entitled shall be an amount equal to the sum of (A) *, and (B) *. Subject only to recalculation resulting from a determined change in the * of the Development Fee may not be changed, whether by use of contingency or otherwise.

                    (vii) Supra Construction Soft Costs. The “Supra Construction Soft Costs” shall mean the product of (i) * and (ii) *

                    (viii) Leasing Commissions. All commissions payable to The Staubach Company (Tenant’s Broker) and Colliers International (Landlord’s Broker) with regard to Tenant’s leasing of the initial Premises for the initial Lease Term pursuant to the TCCs of Section 29.24 of this Lease; provided, however, in no event shall such leasing commission exceed * per rentable square foot of the initial Premises multiplied by the *. Subject only to recalculation resulting from a determined change in the rentable square footage of the initial Premises pursuant to the TCCs of Section 1.2 of this Lease, the leasing commission component of Project Costs may not be changed, by use of contingency or otherwise.

                    (ix) FBA Costs. The “FBA Costs” are those assessments attributable to the Premises Buildings which are incurred in connection with the Facilities Benefit Assessment to which the Project is subject (the “FBA”). To the extent the FBA Costs exceed the 2004 level of $317,000 per acre of the applicable portion of the Project, such increased cost shall also be included as part of Project Costs (the “FBA Increase”), and the Project Cost Cap shall be increased by the amount of such FBA Increase; provided, however, in no event shall the amount of FBA Increase included in Project Costs, and used to increase the Project Cost Cap, be an amount in excess of $500,000.00 in the aggregate.

                    (x) Carry Costs. The “carry costs” of the expenses incurred by Landlord in connection with Project Cost components (iii) through (ix), above (i.e., all costs other than the Base Land Cost and Land Cost Carry), calculated from the calendar month in which such expenditure was made, commencing with July 16, 2005 through August 31, 2007 (as applicable with regard to any such expenditure, the “Carry Period”) based upon the TVM Rate.

               3.1.2.2 Base Rent Estimate; Base Rent Memorandum. The annual installment of Initial Base Rent for the initial Premises is anticipated to equal approximately * per rentable square foot (the “Initial Base Rent Estimate”). Landlord may modify the Initial Base Rent Estimate from time to time by notice to Tenant during the period of construction of the Project. In addition, within ninety (90) days following the last Rent Commencement Date applicable to the initial Premises, Landlord shall deliver to Tenant a notice (a “Base Rent Memorandum ”) substantially in the form attached hereto as Exhibit C-1, setting forth the

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

Initial Base Rent, which Tenant shall execute and return to Landlord within ten (10) business days after receipt thereof.

               3.1.2.3 Cap on Project Costs. Excepting only the FBA Increase and any “Exception Increase,” as that term is defined in Section 3.1.2.3.1, below, in no event shall the Project Costs exceed an amount equal to * (the “Project Cost Cap”). Based on the anticipated rentable square footage of the initial Premises of 364,538 rentable square feet, (i) the Project Costs per rentable square foot of the initial Premises shall, therefore, subject to the FBA Increase and any Exception Increase, not exceed * and (ii) the annual installment of Initial Base Rent shall, therefore, subject to the FBA Increase and any Exception Increase, not exceed * per rentable square foot of the initial Premises.

                    3.1.2.3.1 Exception Increase. The Project Cost Cap shall be increased to the extent of either: (i) costs resulting from labor disputes and/or labor strikes resulting from Tenant Delays, or (ii) the “BB Contractor’s,” as that term is defined in Section 1.3.1.1 of the Tenant Work Letter, payment of any performance bond required and/or elected by Tenant (such increases, collectively, the “Exception Increase”).

          3.1.3 Base Rent for Initial Premises During Lease Years 6-10. Commencing on the first (1st) day of the sixth (6th) Lease Year of the initial Lease Term, the Base Rent applicable to the initial Premises shall be increased to an amount equal to the product of (i) the Initial Base Rent, and (ii) *.

          3.1.4 Pro-Rata Payments of Base Rent. If any Rent payment date (including any Rent Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any such fractional month shall accrue on a daily basis during such fractional month in an amount equal to the product of (i) a fraction, the numerator of which is the number of days in such fractional month and the denominator of which is the actual number of days occurring in such calendar month, and (ii) the applicable monthly Rent. All other payments or adjustments required to be made under the TCCs of this Lease that require proration on a time basis shall be prorated on the same basis.

          3.1.5 Tenant’s Audit of Landlord’s Project Costs. On or before ninety (90) days after the last occurring Rent Commencement Date, Landlord shall deliver to Tenant a copy of Landlord’s final determination of the Project Costs. Within thirty (30) days after Tenant receives such determination by Landlord, if so requested by Tenant, a determination as to the actual amount of Project Costs shall be made, at Tenant’s expense, by an independent certified public accountant or construction management firm (as applicable, the “Project Costs Accountant”) mutually and reasonably selected by Landlord and Tenant. If the Project Costs Accountant determines that the Projects Costs were equal to an amount which is different than the Project Costs amount determined by Landlord, then Landlord and Tenant shall, within thirty (30) days following such determination by the Project Costs Accountant, reconcile the amount of Base Rent paid by Tenant with the amount of Base Rent which should have been paid by Tenant and the Project Costs determined by the Project Costs Accountant shall be used, thereafter, to calculate Base Rent. Notwithstanding the foregoing, if, following such determination by the Project Costs Accountant, either Landlord or Tenant dispute the amount of Project Costs as

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

determined by such Project Costs Accountant, then Landlord and Tenant shall each have the right, within thirty (30) days of the determination of the Project Costs Accountant, to submit the determination of Project Costs to arbitration pursuant Section 29.35 of this Lease, below. If neither party timely submits the matter to arbitration, or if Tenant does not timely submit the matter to a Project Costs Accountant, then the calculation of Project Costs made by the Project Costs Accountant (or by Landlord if the matter was not timely submitted to a Project Costs Accountant) shall be binding on the parties.

     3.2 Abated Base Rent. During the period commencing on the Rent Commencement Date applicable to Building 3 and ending on the first Anniversary of the Rent Commencement Date applicable to Building 3 (the “12-Month Abatement Period”), Tenant shall have no obligation to pay any Base Rent otherwise attributable to the first (1st) floor of Building 3 (based on the rentable square footage of the first floor of Building 3 vis-à-vis the rentable square footage of the Premises) during such 12-Month Abatement Period. Landlord and Tenant hereby acknowledge that the foregoing Base Rent abatement right shall not be applicable to any Additional Rent which Tenant shall be obligated to pay during such 12-Month Abatement Period, and, therefore, Tenant shall pay, in addition to all other amounts required to be paid by Tenant pursuant to the TCCs of this Lease, all Additional Rent attributable to the first (1st) floor of Building 3 during such 12-Month Abatement Period.

     3.3 Abatement of Rent. In the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, as a result of (i) any repair, maintenance or alteration performed by Landlord, or which Landlord failed to perform, after the Lease Commencement Date and required by this Lease, which substantially interferes with Tenant’s use of or ingress to or egress from the Project (including the Project Common Areas) or Premises (including the Project parking areas to the extent reasonable replacement spaces are not provided); or (ii) any failure by Landlord to provide services, utilities or ingress to and egress from the Project (including the Project Common Areas) or Premises as required pursuant to the TCCs of this Lease; or (iii) the presence of Hazardous Materials not brought on the Premises by “Tenant Parties,” as that term is set forth in Section 10.1 of this Lease to the extent such presence substantially interferes with Tenant’s use of or ingress to or egress from the Project (including the Project Common Areas), or Premises (including the Project parking areas to the extent reasonable replacement spaces are not provided) (any such set of circumstances as set forth in items (i) through (iii), above, to be known as an “Abatement Event”), then Tenant shall give Landlord Notice of such Abatement Event, and if such Abatement Event continues for five (5) consecutive business days after Landlord’s receipt of any such Notice, or for more than a total of ten (10) business days in any twelve (12) month period (as applicable, the “Eligibility Period”), then, as Tenant’s sole remedy vis-à-vis such Abatement Event, the Base Rent and Tenant’s Share of Direct Expenses shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises, or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use (“Unusable Area”), bears to the total rentable area of the Premises. Notwithstanding the foregoing, in the event that Tenant is prevented (from an objective, general office tenant perspective) from conducting, and does not conduct, its business from any portion of the Premises for a period of time in excess of the Eligibility Period, and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented (again, from an objective, general office tenant perspective) from effectively conducting its business therein, the Base Rent and Tenant’s Share of Direct Expenses for the entire Premises shall be abated. Landlord and Tenant hereby acknowledge that, in addition to the abatement rights set forth in this Section 3.3, Tenant’s abatement rights following an event of damage and destruction or condemnation is provided pursuant to the TCCs of Articles 11 and 13 of this Lease. Except as set forth in the immediately preceding sentence, Tenant’s right to abate Base Rent pursuant to this Section 3.3 shall be Tenant’s sole and exclusive remedy at law or in equity for an Abatement Event.

ARTICLE 4

ADDITIONAL RENT

     4.1 General Terms. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay “Tenant’s Share” of the annual “Direct Expenses,” as those terms are defined in Sections 4.2.6 and 4.2.2, respectively, of this Lease. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the TCCs of this Lease, including without limitation, the monthly amortization payment of any TIA Increase or any Modification Cost Allowance, are hereinafter collectively referred to as the “Additional Rent,” and the Base Rent and the Additional Rent are herein collectively referred to as “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

     4.2 Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

          4.2.1 Intentionally Omitted.

          4.2.2 “Direct Expenses” shall mean “Operating Expenses” and “Tax Expenses.”

          4.2.3 “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.

          4.2.4 “Operating Expenses” shall mean all expenses, costs and amounts which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair or operation of the Project, or any portion thereof, in accordance with sound real estate management and accounting principles, consistently applied. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities, the cost of operating, repairing, maintaining, and renovating the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with a governmentally mandated transportation system management program or

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

similar program; (iii) the cost of all insurance carried by Landlord pursuant to the TCCs of Section 10.2 of this Lease, below; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) costs incurred in connection with the parking areas servicing the Project; (vi) fees and other costs, including management fees (provided that Tenant’s Share of such annual management fee shall equal * of the then annual Base Rent for the Premises, as the same may be increased upon an expansion of the initial Premises to include all or any portion of Building 4, or decreased upon a renewal pursuant to the TCCs of Section 2.2.2), consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance and repair of the Project; (vii) payments under any equipment rental agreements, and payment of the fair rental value of any on-site management office space, to the extent the rental rate and size of the management office are materially consistent with the practices of the landlords of the Comparable Buildings; provided that to the extent the personnel employed in such on-site management office also support other projects of Landlord, then the fair rental value of any on-site management office space shall be equitably pro-rated (based on the amount of time spent managing the Project as compared to the amount of time spent managing such other projects) among the applicable projects; (viii) wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons (other than persons generally considered to be higher in rank than the position of Project manager) engaged in the operation, maintenance and security of the Project; (ix) costs under any instrument pertaining to the sharing of costs by the Project (but only to the extent such costs would have been includable as an Operating Expense pursuant to the TCCs of this Lease had Landlord incurred the costs directly); (x) operation, repair and maintenance of all systems and equipment and components thereof of the Buildings; (xi) the cost of (A) janitorial, alarm, security and other services, (B) replacement of wall and floor coverings, ceiling tiles and fixtures in Common Areas, and (C) maintenance and repair of curbs, walkways, and roofs; (xii) amortization of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof (which amortization calculation shall include interest at the “Interest Rate,” as that term is set forth in Article 25 of this Lease); (xiii) subject to Operating Expenses exclusion “R”, below, the cost of capital improvements; (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute “Tax Expenses” as that term is defined in Section 4.2.5, below; and (xv) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Buildings. Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include (in the case of any conflict between the provisions of subparagraphs (i) through (xv), above, and subparagraphs (A) through (KK), below, the provisions of (A) through (KK), below, shall control):

A.	Costs incurred in connection with the original construction of the Buildings or in connection with any major change in the Buildings such as adding or deleting floors, or any costs included as a Project Cost;

B.	Costs of alterations or improvements to the Premises or to space constituting the premises of other Project tenants or available for lease to prospective tenants;

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

C.	Depreciation, interest and principal payments on mortgages and other debt costs, if any;

D.	Legal fees, space planners’ fees, real estate brokers’ leasing commissions, and advertising expenses incurred in connection with the original development or original leasing of the Project or future leasing of the Project;

E.	Costs for which Landlord is reimbursed, or would have been reimbursed if Landlord had used commercially reasonable efforts to collect such amounts, by any Project tenant or occupant of the Buildings or by insurance by its carrier or any tenant’s carrier or anyone else;

F.	Any bad debt loss, rent loss, or reserves for bad debts or rent loss;

G.	Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Buildings, including partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue and are a violation of the Lease), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Project, costs (including attorneys’ fees and costs of settlement judgments and payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims, litigation or arbitrations pertaining to Landlord and/or the Buildings and/or the site upon which the Buildings are situated;

H.	The wages and benefits of any employee who does not devote substantially all of his or her time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-à-vis time spent on matters unrelated to operating and managing the Project;

I.	Fines, penalties, and interest;

J.	Amounts paid as ground rental by Landlord;

K.	Wages, fees, operating expenses and taxes incurred in connection with the ownership, management and operation of commercial concessions operated by Landlord;

L.	Any Operating Expenses in excess of those for office buildings in connection with the ground floor and mezzanine levels, or any other floor in the Project to the extent that they are devoted to retail operation;

M.	Any recalculation of or additional Operating Expenses actually incurred more than two (2) years prior to the year in which Landlord proposes that such costs be included (except expenses levied by any governmental authority or by any public utility companies);

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

N.	Expenditures to comply with Applicable Laws, including costs arising from handicap, Americans with Disabilities Act, or other government code regulations in effect or adopted and enforced prior to the Lease Commencement Date (including statues, laws, rules, regulations or orders [adopted following the Lease Commencement Date] carrying out or implementing laws adopted and enforced prior to the Lease Commencement Date) and expenditures relating to the presence of hazardous materials or substances in or about the Project, or the site upon which the Buildings, including, without limitation, hazardous substances in the ground water or soil;

O.	Costs incurred by Landlord with respect to goods and services (including utilities sold and supplied to tenants and occupants of the Project) to the extent that Landlord would be entitled to reimbursement for such costs if incurred by Tenant pursuant to this Lease;

P.	Costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for new tenants in the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project;

Q.	Except as set forth in exclusion “R” below, costs incurred by landlord for alterations which are considered capital improvements and replacements, as determined in accordance with generally accepted accounting principles consistently applied;

R.	Costs of a capital nature, including, without limitation, capital improvements, capital repairs, capital equipment and capital tools, all as determined in accordance with sound real estate management and accounting principles, consistently applied, except (i) to the extent required under any governmental law or regulation enacted and enforced after the Lease Commencement Date, and (ii) costs incurred with respect to devices to reduce Operating Expenses, to the extent such costs do not exceed the anticipated net reduction of Operating Expenses, provided that the costs set forth in items (i) and (ii), above, shall be amortized over their reasonable useful life as determined in accordance with generally accepted accounting principles as and to the extent consistently applied by institutional ownership in the office building real estate industry; provided further that, in connection with the costs set forth in items (ii) above, Landlord shall, upon Tenant’s request, provide Tenant with reasonable evidence that the annual cost of the capital improvement will be equal to or less than the reasonably anticipated savings in Direct Expenses caused by such capital improvement, and Tenant shall have the right to approve such calculations as being materially accurate, which approval shall not be unreasonably withheld;

S.	Expenses in connection with services or other benefits which are not provided to Tenant or for which Tenant is charged directly but which are provided to another tenant or occupant of the Project without a separate charge;

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

T.	Payments to Landlord or to subsidiaries or affiliates of Landlord for comparable services in the Buildings to the extent the same exceeds the costs of such services rendered by unaffiliated comparable third parties on a competitive basis;

U.	Rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature if purchased, except equipment not affixed to the Buildings which is used in providing janitorial or similar services;

V.	All items and services for which Tenant or any other tenant in the Project reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

W.	Electric power costs for which any tenant directly contracts with the local public service company;

X.	Costs arising from Landlord’s political or charitable contributions;

Y.	Costs arising from latent defects in the Base Buildings or other Project improvements constructed by Landlord pursuant to the Tenant Work Letter, or subsequent improvements thereto constructed by Landlord;

Z.	Tax or other penalties incurred as a result of Landlord’s negligence, inability or unwillingness to make payments when due;

AA.	Costs arising from the negligence or fault of Landlord or its agents, or any vendors, contractors, or providers of materials or services selected, hired or engaged by Landlord or its agents;

BB.	Landlord’s general corporate overhead and general and administrative expenses;

CC.	Costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Project, or in connection with a dispute between Landlord and any tenant in the Project (including Tenant);

DD.	Any costs of acquisition or maintenance of signs in or on the Buildings or Project (other than the building directory) identifying the owner of the Buildings or Project or other tenants;

EE.	Any reserves of any kind, including, without limitation, replacement reserves, operating reserves, reserves required by lenders or partners, reserves for bad debts or lost rent or any similar charge;

FF.	Any costs related to any governmental, quasi-governmental, utility company or similar program or plan for water, traffic, hazardous waste, environmental or handicapped access management, mitigation, enhancement or remediation in which participation is voluntary;

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

GG.	Any advertising or promotional expenditures;

HH.	Any entertainment or travel expenses of Landlord, any Affiliate of Landlord, any management agent of Landlord and their respective employees, agents, partners, and affiliates;

II.	Any costs of any parties, ceremonies or other events for tenants, Landlord, Landlord’s affiliates or other third parties;

JJ.	Any costs or expenses incurred by Landlord in connection with satellite dishes or similar specialized communications equipment of Landlord or of other persons, tenants or occupants in or about the Buildings or Project; and

KK.	To the extent that the Project is damaged as a result of earthquakes and related aftershocks (“Earthquake Damage”) and the cost of repairing the Earthquake Damage is not covered by insurance or falls within the deductible, then Tenant’s Share of Direct Expenses for Earthquake Damage repairs in any Expense Year shall not exceed $2.00 per rentable square foot of the Premises.

     If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant; provided, however, the foregoing shall not be applicable with respect to any Building which is leased, in its entirety, by Landlord to Tenant. If the Project is not at least one hundred percent (100%) occupied during all or a portion of any Expense Year, Landlord may elect to make an appropriate adjustment to the variable components of Operating Expenses (i.e., the components or Operating Expenses which vary based on the occupancy of the Project) for such year to determine the amount of Operating Expenses that would have been incurred had the Project been one hundred percent (100%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year; provided, however, the Operating Expenses with respect to a particular Building shall not be adjusted to the extent Tenant occupies one hundred percent (100%) of such Building. Landlord shall not (i) make a profit by charging items to Operating Expenses that are otherwise also charged separately to others, (ii) subject to Landlord’s right to adjust the components of Operating Expenses described above in this paragraph, collect Operating Expenses from Tenant and all other tenants in the Project in an amount in excess of what Landlord incurs for the items included in Operating Expenses, and (iii) charge any single expense to Operating Expenses more than once. Operating Expenses shall be reduced by all cash discounts, trade discounts, or quantity discounts received by Landlord or Landlord’s managing agent in the purchase of any goods, utilities, or services in connection with the operation of the Project, and, to the extent commercially reasonable, Landlord shall make payments for goods, utilities, or services in a timely manner in order to maximize any applicable discount.

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

          4.2.5 Taxes.

               4.2.5.1 Subject to the exclusions set forth in Section 4.2.5.3, below, “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof.

               4.2.5.2 Tax Expenses shall include, without limitation: (i) Any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Project’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; and (iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises.

               4.2.5.3 Any costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are paid. Refunds of Tax Expenses shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant’s Share of any such increased Tax Expenses included by Landlord as Building Tax Expenses pursuant to the TCCs of this Lease. Notwithstanding anything to the contrary contained in this Section 4.2.5, there shall

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, (iii) any items paid by Tenant under Section 4.5 of this Lease, and (iv) any special assessments or special taxes initiated by Landlord as a means of financing improvements to the Buildings or Project.

          4.2.6 “Tenant’s Share” shall, with respect to Buildings 1, 2 and 3, mean the percentage set forth in Section 6 of the Summary. To the extent Tenant leases space in Building 4 from Landlord, then Tenant’s Share with respect to Building 4 shall be calculated by multiplying the number of rentable square feet of the applicable space leased by Tenant in Building, by 100, and dividing the product by the total number of rentable square feet in Building 4, as set forth in Section 2.1 of the Summary.

     4.3 Allocation of Direct Expenses. The parties acknowledge that each Building is a part of a multi-building project and that the costs and expenses incurred in connection with the Project (i.e. the Direct Expenses) should be shared between the tenants of a particular Building and the tenants of the other Buildings in the Project. Accordingly, as set forth in Section 4.2 above, Direct Expenses (which consists of Operating Expenses and Tax Expenses) are determined annually for the Project as a whole, and a portion of the Direct Expenses, which portion shall be determined by Landlord on a rentable square footage basis, shall be allocated to each particular Building (as opposed to any other Buildings in the Project) and such portion shall be the Direct Expenses for the tenants of such Building. Such portion of Direct Expenses allocated to the tenants of each Building shall include all Direct Expenses attributable solely to that particular Building and a reasonable and equitable portion of the Direct Expenses attributable to the Project as a whole.

     4.4 Calculation and Payment of Additional Rent. Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, Tenant’s Share of Direct Expenses for each Expense Year.

          4.4.1 Statement of Actual Building Direct Expenses and Payment by Tenant. Landlord shall use commercially reasonable efforts to give to Tenant within one hundred twenty (120) days following the end of each Expense Year (and in any event within one hundred fifty (150) days following the end of each Expense Year), a detailed, statement (the “Statement”), itemized on a line-item by line-item basis, which shall state in general major categories the Building Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount of Tenant’s Share of Direct Expenses. In addition, Landlord shall provide Tenant, within thirty (30) business days following Tenant’s written request therefor, reasonable supporting documentation applicable to a reasonable number of specific expenses incurred by Landlord, which documentation shall allow Tenant to verify such expenses; provided, however, that (i) Landlord may require Tenant to sign a commercially reasonable confidentiality agreement as a condition precedent to Landlord’s obligation to deliver any such supporting documentation to Tenant, (ii) the foregoing right is not meant to replace Tenant’s right to audit Landlord books and records pursuant to Section 4.8 of this Lease, below, and, therefore, to the extent Tenant desires to verify more than a reasonable number of expenses, then

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

Landlord may require Tenant to audit Landlord’s books and records pursuant to Section 4.8 of this Lease, below. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, Tenant shall pay, within thirty (30) days after receipt of the Statement, the full amount of Tenant’s Share of Direct Expenses for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Direct Expenses,” as that term is defined in Section 4.4.2, below, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant’s Share of Direct Expenses (an “Excess”), Tenant shall receive a credit in the amount of such Excess against Rent next due under this Lease; provided, however, any such payment by Tenant shall not be deemed a waiver of any rights Tenant may have pursuant to Section 4.8 of this Lease, below. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord (provided that in the event that such failure continues for a period of six (6) months following receipt of Notice from Tenant, Tenant may elect to seek specific performance) or Tenant from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of Direct Expenses for the Expense Year in which this Lease terminates, if Tenant’s Share of Direct Expenses is greater than the amount of Estimated Direct Expenses previously paid by Tenant to Landlord, Tenant shall, within thirty (30) days after receipt of the Statement, pay to Landlord such amount, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant’s Share of Direct Expenses (again, an Excess), Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of such Excess. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term. Notwithstanding the immediately preceding sentence, Tenant shall not be responsible for Tenant’s Share of any Building Direct Expenses attributable to any Expense Year which are first billed to Tenant more than two (2) calendar years after the Lease Expiration Date, provided that in any event Tenant shall be responsible for Tenant’s Share of Direct Expenses levied by any governmental authority or by any public utility companies at any time following the Lease Expiration Date which are attributable to any Expense Year (provided that Landlord delivers Tenant a bill (a “Supplemental Statement”) for such amounts within one (1) year following Landlord’s receipt of the bill therefor).

          4.4.2 Statement of Estimated Building Direct Expenses. In addition, Landlord shall use commercially reasonable efforts to give Tenant within one hundred twenty (120) days following the end of each Expense Year (and in any event within one hundred fifty (150) days following the end of each Expense Year), a detailed yearly expense estimate statement (the “Estimate Statement”), itemized on a line-item by line-item basis, which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated Tenant’s Share of Direct Expenses (the “Estimated Direct Expenses”). The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Direct Expenses under this Article 4 (provided that in the event that such failure continues for a period of six (6) months following receipt of Notice from Tenant, Tenant may elect to seek specific performance), nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Direct Expenses theretofore delivered to the extent reasonably necessary; provided however, any such subsequent revision shall set forth on a reasonably specific basis any particular expense increase. Thereafter, Tenant shall pay, within thirty (30) days after receipt of the Estimate Statement, a fraction of the Estimated Direct Expenses for the then-current Expense Year (reduced by any amounts paid pursuant to the third to last sentence of

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time, subject to the TCCs of this Section 4.4.2), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Direct Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant. Throughout the Lease Term Landlord shall maintain books and records with respect to Building Direct Expenses in accordance with generally accepted real estate accounting and management practices, consistently applied. With regard to prior Expenses Years, Landlord shall keep such books and records for at least two (2) years following the date upon which Landlord delivers the applicable Statement for such Expense Year.

     4.5 Taxes and Other Charges for Which Tenant Is Directly Responsible.

          4.5.1 Tenant shall be liable for and shall pay before delinquency, taxes levied against Tenant’s equipment, furniture, fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant’s equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord’s property or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant (it being acknowledged that Landlord shall use commercially reasonable efforts to provide prior written notice to Tenant in connection therewith), Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

          4.5.2 If the tenant improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord’s “building standard” in other space in the Building are assessed, then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5.1, above. For this purpose Landlord and Tenant agree that the value of building standard improvements is Forty-Five and No/100 Dollars ($45.00) per rentable square foot. To the extent that Landlord enforces the TCCs of this Section 4.5.2 against Tenant, then Landlord shall not include in Tax Expenses, taxes assessed against any other tenant improvements in the Project to the extent such taxes relate to the value of such tenant improvements in excess of Forty-Five and No/100 Dollars ($45.00) per rentable square foot. The TCCs of this Section 4.5.2 shall not be applicable with respect to any Building which is leased, in its entirety, by Landlord to Tenant.

          4.5.3 Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

Project parking facility; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

     4.6 Tenant’s Payment of Certain Tax Expenses. Notwithstanding anything to the contrary contained in this lease, in the event that, at any time during the first five (5) years of the initial Lease Term, any single-asset sale of a Building or the Project to an independent third party is consummated (specifically excluding, however, a change in ownership to a lender resulting from a foreclosure or a deed-in-lieu of foreclosure), and as a result thereof, and to the extent that in connection therewith, a Building or the Project is reassessed (the “Reassessment”) for real estate tax purposes by the appropriate governmental authority pursuant to the terms of Proposition 13, then the TCCs of this Section 4.6 shall apply to such Reassessment of the Building or Project.

          4.6.1 The Tax Increase. For purposes of this Article 4, the term “Tax Increase” shall mean that portion of the Tax Expenses, as calculated immediately following the Reassessment, which is attributable solely to the Reassessment. Accordingly, the term Tax Increase shall not include any portion of the Tax Expenses, as calculated immediately following the Reassessment, which (i) is attributable to the initial assessment of the value of the Project, the base, shell and core of the Building or the tenant improvements located in the Building; (ii) is attributable to assessments which were pending immediately prior to the Reassessment which assessments were conducted during, and included in, such Reassessment, or which assessments were otherwise rendered unnecessary following the Reassessment; or (iii) is attributable to the annual inflationary increase of real estate taxes, but not in excess of two percent (2.0%) per annum.

          4.6.2 Protection. During the first five (5) years of the initial Lease Term, Tenant shall not be obligated to pay any portion of the Tax Increase relating to any Reassessment of a Building or the Project.

          4.6.3 Landlord’s Right to Purchase the Proposition 13 Protection Amount Attributable to a Particular Reassessment. The amount of Tax Expenses which Tenant is not obligated to pay or will not be obligated to pay during the Lease Term in connection with a particular Reassessment pursuant to the TCCs of Section 4.6, shall be sometimes referred to hereafter as a "Proposition 13 Protection Amount.” If the occurrence of a Reassessment is reasonably foreseeable by Landlord and the Proposition 13 Protection Amount attributable to such Reassessment can be reasonably quantified or estimated for each Lease Year commencing with the Lease Year in which the Reassessment will occur, the TCCs of this Section 4.6.3 shall apply to each such Reassessment. Upon Notice of such Reassessment to Tenant, Landlord shall have the right to purchase the Proposition 13 Protection Amount relating to the applicable Reassessment (the "Applicable Reassessment”), at any time during the Lease Term, by paying to Tenant an amount equal to the “Proposition 13 Purchase Price,” as that term is defined in this Section 4.6.3, provided that the right of any successor of Landlord to exercise its right of repurchase hereunder shall not apply to any Reassessment which results from the event pursuant to which such successor of Landlord became the Landlord under this Lease. As used herein, “Proposition 13 Purchase Price” shall mean the present value of the Proposition 13 Protection Amount remaining during the Lease Term, as of the date of payment of the Proposition 13 Purchase Price by Landlord. Such present value shall be calculated (i) by using the portion of

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

the Proposition 13 Protection Amount attributable to each remaining Lease Year (as though the portion of such Proposition 13 Protection Amount benefited Tenant at the end of each Lease Year), as the amounts to be discounted, and (ii) by using discount rates for each amount to be discounted equal to (A) the floating commercial loan rate announced from time-to-time by Bank of America, a national banking association, or its successor, as its prime rate, plus (B) two percent (2%) per annum. Upon such payment of the Proposition 13 Purchase Price, the provisions of Section 4.6.2 of this Lease shall not apply to any Tax Increase attributable to the Applicable Reassessment. Since Landlord is estimating the Proposition 13 Purchase Price because a Reassessment has not yet occurred, then when such Reassessment occurs, if Landlord has underestimated the Proposition 13 Purchase Price, then upon Notice by Tenant to Landlord, Landlord shall promptly pay to Tenant the amount of such underestimation, and if Landlord overestimates the Proposition 13 Purchase Price, then upon Notice by Landlord to Tenant, Rent next due shall be increased by the amount of such overestimation.

     4.7 Payment of Taxes and Insurance. Notwithstanding any TCCs of this Lease to the contrary, Tenant shall not be required to pay Tenant’s Share of real property taxes or insurance premiums includable in Direct Expenses on the basis of estimates or in monthly installments (unless, with respect to insurance premiums, such amounts are actually paid by Landlord more frequently than twice each Expense Year or on a monthly basis, or, with respect to insurance premiums and/or real property taxes, Landlord is required by its then current lender to impound or escrow such amounts on a more frequent or monthly basis); instead, Tenant shall only be required to pay Tenant’s Share of such real property taxes or insurance premiums upon the later to occur of (i) thirty (30) days after receipt of Landlord’s invoice for the same, or (ii) five (5) business days prior to the date Landlord is required to pay such taxes or insurance premiums.

     4.8 Landlord’s Books and Records. Within two (2) years after receipt of a Statement by Tenant (the “Review Period”), if Tenant disputes the amount of Additional Rent set forth in such Statement, provided that Tenant is not then in Economic Default under this Lease beyond the applicable cure period provided in this Lease, an independent certified public accountant or operating expense audit firm, selected and paid for by Tenant, subject to Landlord prior approval, which approval shall not be unreasonably withheld to the extent such accountant or audit firm (i) is a reputable independent nationally or regionally recognized certified public accounting firm, or a reputable independent nationally or regionally recognized operating expenses audit firm, which has previous experience in reviewing financial operating records of landlords of office buildings in California (which firm may be retained on a contingency fee basis), (ii) is not then providing accounting or audit services to another tenant in the Project in connection with a review or audit by such other tenant of operating expenses, and (iii) executes (together with Tenant) a commercially reasonable confidentiality agreement prepared by Landlord, which confidentiality agreement shall include a commercially reasonable restriction on such firm’s solicitation of business from other tenants in the Project, may, after reasonable notice to Landlord and at reasonable times, inspect Landlord’s records with respect to the Statement at Landlord’s offices, provided that Tenant is not then in Economic Default under this Lease (beyond any applicable notice and cure periods) and Tenant has paid all amounts required to be paid under the applicable Estimate Statement and Statement, as the case may be. In connection with such inspection, Tenant and Tenant’s agents must agree in advance to follow Landlord’s reasonable rules and procedures regarding inspections of Landlord’s records. Tenant’s failure to

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

dispute the amount of Additional Rent set forth in any Statement within the Review Period shall be deemed to be Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement; provided, however, to the extent Landlord delivers to Tenant a Supplemental Statement, then the Review Period with respect to the corrected items set forth in such Supplemental Statement shall be deemed to be the two (2) year following the date Landlord delivered such Supplemental Statement to Tenant. If after such inspection, Tenant still disputes such Additional Rent, Landlord and Tenant shall meet and attempt to resolve the dispute. If Landlord and Tenant are unable to resolve the dispute within sixty (60) days following the completion of Tenant’s audit, then a determination as to the proper amount shall be made, at Tenant’s expense, by an independent certified public accountant (the “Accountant”) mutually and reasonably selected by Landlord and Tenant; provided that if such determination by the Accountant proves that Direct Expenses were overstated by more than * or if Landlord otherwise agrees or admits that Direct Expenses were overstated by more than * then the reasonable cost of Tenant’s initial audit of Operating Expenses and the cost of the Accountant shall be paid for by Landlord; provided, however, to the extent such initial audit of Operating Expenses was performed by a firm retained on a contingency fee basis, then Landlord shall only be obligated to pay the out-of-pocket fees and costs reasonably equivalent to those in non-contingency fee audits. Upon the resolution of the parties’ dispute with regard to the Additional Rent shown on the Statement, the parties shall make appropriate payments or reimbursements, as the case may be, to each other as are determined to be owing. Any such payments shall be made within thirty (30) days following the resolution of such dispute, and, to the extent any such payment is not paid within the foregoing thirty (30) day time period, then the amount so owed shall be subject to interest, at the Interest Rate, until paid. Tenant hereby acknowledges that Tenant’s sole right to inspect Landlord’s books and records and to contest the amount of Direct Expenses payable by Tenant shall be as set forth in this Section 4.8, and Tenant hereby waives any and all other rights pursuant to applicable law to inspect such books and records and/or to contest the amount of Direct Expenses payable by Tenant.

ARTICLE 5

USE OF PREMISES

     5.1 Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion.

     5.2 Prohibited Uses. The uses prohibited under this Lease shall include, without limitation, use of the Premises or a portion thereof for (i) offices of any agency or bureau of the United States or any state or political subdivision thereof; (ii) offices or agencies of any foreign governmental or political subdivision thereof; (iii) offices of any health care professionals or service organization; (iv) schools or other training facilities which are not ancillary to corporate, executive or professional office use; (v) retail or restaurant uses (other than an on-site cafeteria for use by Tenant’s employees); or (vi) communications firms such as radio and/or television stations (collectively (i) through (vi) are the “Prohibited Uses”); provided, however, that to the extent Landlord permits the Prohibited Uses set forth in item (i) through (iv), above, to be conducted at the Project on a significant basis, then Tenant shall be permitted to conduct such

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

uses in a comparable manner and to a comparable extent. Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the rules and regulations set forth in Exhibits D and D-1, attached hereto (Exhibit D shall be applicable to multi-tenant Buildings, Exhibit D-1 shall be applicable to single-tenant Buildings, and such rules and regulations, as applicable, shall be the “Rules and Regulations”), or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by applicable laws now or hereafter in effect; provided, however, Landlord shall not enforce, change or modify the Rules and Regulations in a discriminatory manner vis-a-vis other tenants of the Project and Landlord agrees that the Rules and Regulations shall not be unreasonably modified or enforced in a manner which will unreasonably interfere with the normal and customary conduct of Tenant’s business. Tenant shall not do or permit anything to be done in or about the Premises or the Exclusive Tenant Areas which will in any way damage the reputation of the Project or obstruct or interfere with the rights of other tenants or occupants of the Project, or injure or annoy them or use or allow the Premises or the Exclusive Tenant Areas to be used for any improper, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises or the Exclusive Tenant Areas.

     5.3 CC&Rs. Tenant shall comply (provided that such compliance shall not require Tenant to assume any development responsibilities of Landlord) with the following covenants, conditions, and restrictions currently affecting the Project: (i) that certain Planned Residential Development/Planned Industrial Development/Resource Protection Ordinance Permit No. 98-0292, recorded February 25, 2000 as document No. 2000-0095511, as amended by that certain Amendment to Planned Industrial Development Permit No. 98-0292, recorded on February 21, 2003 as document number 2003-0198865 (collectively, “PID 98-0292”), and (ii) that certain Declaration of Development Covenants Running with the Land for Santa Fe Summit Corporate Center, recorded as document 2001-0949318. Additionally, Tenant acknowledges that the Project may be subject to future covenants, conditions, and restrictions which are recorded against the Project, including amendments to PID No. 98-0292 (the “CC&Rs”), and Tenant agrees that this Lease shall be subject and subordinate to such CC&Rs. Landlord shall have the right to require Tenant to execute and acknowledge, within fifteen (15) business days of a request by Landlord, a “Recognition of Covenants, Conditions, and Restriction,” in a form substantially similar to that attached hereto as Exhibit F, agreeing to and acknowledging the CC&Rs. Notwithstanding anything set forth in this Article 5 to the contrary, to the extent any CC&Rs relate to Project specific programs (e.g., CC&R’s, Rules and Regulations, PID 98-0292, etc.) and are within Landlord’s control (i.e., Landlord has the ability, either directly or indirectly, to cause the disapproval of such covenant, condition, and restriction, or amendment thereto), then such specific programs shall be subject to Tenant’s reasonable review and prior approval. Landlord shall not enforce the CC&Rs in a discriminatory manner vis-à-vis other tenants of the Project.

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

ARTICLE 6

SERVICES AND UTILITIES

     6.1 Standard Tenant Services. Landlord shall provide the following services at all times (unless otherwise stated below) during the Lease Term.

          6.1.1 Subject to limitations imposed by all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating and air conditioning (“HVAC”) when necessary for normal comfort for normal office use in the Premises from 7:00 A.M. to 6:00 P.M. Monday through Friday, and on Saturdays from 9:00 A.M. to 1:00 P.M. (collectively, the “Building Hours”), except for the date of observation of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and, at Landlord’s discretion, other locally or nationally recognized holidays (collectively, the “Holidays”). Notwithstanding such Building Hours, HVAC shall be available for Tenant use on a twenty-four (24) hours per day, seven (7) days per week, basis.

          6.1.2 Landlord shall provide adequate electrical wiring and facilities for connection to Tenant’s lighting fixtures and incidental use equipment, provided that (i) the connected electrical load of the incidental use equipment, and (ii) the connected electrical load of Tenant’s lighting fixtures, does not exceed the electrical capacity of the Buildings, as such capacity shall be determined pursuant to the Tenant Work Letter. Tenant will design Tenant’s electrical system serving any equipment producing nonlinear electrical loads to accommodate such nonlinear electrical loads, including, but not limited to, oversizing neutral conductors, derating transformers and/or providing power-line filters. Engineering plans shall include a calculation of Tenant’s fully connected electrical design load with and without demand factors and shall indicate the number of watts of unmetered and submetered loads. Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.

          6.1.3 Landlord shall provide city water from the regular Building outlets for (i) drinking, lavatory and toilet purposes in the Building Common Areas, and (ii) domestic and food service water needs.

          6.1.4 Landlord shall provide janitorial services to the Premises, except the date of observation of the Holidays, in and about the Premises and window washing services in a manner consistent with other comparable buildings in the vicinity of the Building (but in no event shall such janitorial services be less than the janitorial services set forth on Exhibit I, attached hereto). Notwithstanding the foregoing, Tenant shall have the right, at Tenant’s sole cost and expense, and only upon first providing at least sixty (60) days prior written notice to Landlord, to elect to provide its own janitorial services within any Building that Tenant leases in its entirety by using a third-party janitorial company, provided that such services shall be rendered by Tenant to at least the standards set forth in Exhibit I, and Tenant’s janitorial company shall be subject to the reasonable approval of Landlord and shall follow Landlord’s reasonable rules and regulations.

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

          6.1.5 Landlord shall provide nonexclusive, non-attended automatic passenger elevator service within each Building during the Building Hours, shall have one elevator within each Building available at all other times.

          6.1.6 Landlord shall provide nonexclusive freight elevator service (i.e., a swing-door elevator) for multi-tenant Buildings, which shall be subject to scheduling by Landlord, and exclusive freight elevator service for Tenant-only Buildings.

          6.1.7 Landlord shall supply access control services 24-hours per day, 7-days per week, every day of the year, and on-site Project access control equipment, personnel, procedures and systems, in a manner materially consistent with those provided in the Comparable Buildings; provided, however, Landlord shall reasonably cooperate with Tenant in order to ensure that Landlord access control equipment and personnel are consistent with any security systems and/or personnel supplied by Tenant. Landlord shall in no case be liable for personal injury or property damage for any error with regard to the admission to or exclusion from the Buildings or Project of any person. Subject to Landlord’s reasonable approval, Tenant shall be entitled, at its sole cost, to install and maintain its own separate security systems for the Premises and the Exclusive Tenant Areas which system shall be compatible with the Project security systems supplied by Landlord. Tenant hereby assumes all responsibility for the protection of Tenant and its Tenant Parties, and the property thereof, from acts of third parties within the Premises, including keeping doors locked and other means of entry to the Premises closed, even though Landlord shall provide security services in accordance with the TCCs of this Lease. Tenant further assumes the risk that any safety and security devices, services and programs which Landlord provides may not be effective, or may malfunction or be circumvented by an unauthorized third party, and Tenant shall, in addition to its other insurance obligations under this Lease, obtain its own insurance coverage to the extent Tenant desires protection against losses related to such occurrences. Tenant shall cooperate in any reasonable safety or security program developed by Landlord or required by Applicable Law.

     Tenant shall cooperate fully with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems, to the extent the same do not materially and adversely affect Tenant’s use of occupancy of the Premises for the Permitted Use.

     6.2 Overstandard Tenant Use; Actual Costs.

          6.2.1 Overstandard Tenant Use. Tenant’s use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation. If Tenant desires to use heat, ventilation or air conditioning during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease (“After-Hours HVAC”), Tenant shall follow the reasonable procedures, if any, as Landlord shall from time to time establish as appropriate, and Landlord shall supply such equipment to Tenant at such hourly cost to Tenant (which shall be treated as Additional Rent) as Landlord shall reasonably determine is equal solely to the increased depreciation of such heat, ventilation or air conditioning equipment. In the event Tenant disputes the Actual Costs, as determined by Landlord, for increased depreciation of such heat, ventilation or air conditioning equipment, then a determination as to the proper amount of Actual Costs shall be made, at Tenant’s expense, by

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

an independent HVAC engineer (the “HVAC Engineer”) mutually and reasonably selected by Landlord and Tenant.

          6.2.2 Actual Costs. Landlord shall charge Tenant, and Tenant shall pay Landlord, for any additional services, an amount equal to the actual out-of-pocket incremental extra costs to Landlord to provide the additional services, without markup for profit, overhead or administrative costs, but including, to the extent applicable, depreciation pertaining to increased use of certain equipment (“Actual Costs”). Landlord shall, within ten (10) business days of receipt of a written request from Tenant, disclose to Tenant in writing the basis for the determination of the Actual Cost applicable to any such additional service provided by Landlord to Tenant. In the event such disclosure by Landlord demonstrates that Landlord’s determination of Actual Costs was done unreasonably, then Actual Costs shall be adjusted to reflect what they should have been if Landlord had reasonable determined Actual Costs. In the case of an increase in Actual costs resulting from such adjustment, Tenant shall pay Landlord the difference within thirty (30) days of demand therefor. In the case of a decrease in Actual costs resulting from such adjustment, Landlord shall pay to Tenant the difference within thirty (30) days of demand. In the event that more than one tenant orders extra services or utilities in the Project, or if any cost item is applicable to more than one tenant, such cost shall, to the extent reasonably practical, be apportioned among such tenants in accordance with the ratios of the square footage in their respective premises.

     6.3 Direct Payment of Premises Utility Costs. Notwithstanding anything to the contrary set forth in Section 4.2.4 or this Article 6, Tenant shall pay one hundred percent (100%) of the cost of all utilities (including without limitation, electricity, gas, sewer and water) attributable to its use of the Premises. Such utility use shall include electricity, water, and gas use for lighting, incidental use and HVAC. All such utility payments shall be excluded from Operating Expenses and shall be paid directly by Tenant prior to the date on which the same are due to the utility provider. Landlord hereby agrees that the entire initial Premises (i.e., Building 1, Building 2 and Building 3 and any full floor leased by Tenant in Building 4) shall be separately metered on a floor-by-floor basis, and the separate metering as to the initial Premises shall be performed by Landlord as part of the construction of the “Base Building,” as that term is defined in Section 1.1.1 of the Tenant work Letter, pursuant to the Tenant Work Letter.

     6.4 Communications Vendors. Tenant shall have the right to select, and contract directly with, communications vendors to the extent required to support Tenant’s business operation from the Premises, subject to Landlord’s approval (which shall not be unreasonably withheld, conditioned or delayed). Such communications vendors shall be allowed reasonable access to the Project site (including commercially reasonable access easements to the extent necessary) and Premises free of any separate cost for access. Landlord and Tenant shall, as part of the “Final Base Buildings Construction Documents,” as that term is defined in Section 1.1.1 of the Tenant Work Letter, mutually and reasonably develop an overall communications plan for the Project, which plan shall anticipate reasonably required infrastructure required to allow multiple vendors and access points as reasonably required by Tenant.

     6.5 Interruption of Use. Except as otherwise expressly, provided in this Lease, including, without limitation, Section 3.3, above, Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease, except as otherwise provided in this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

ARTICLE 7

REPAIRS

     7.1 In General. Landlord shall maintain in first-class condition and operating order and keep in good repair and condition the structural portions of the Building, including the foundation, floor/ceiling slabs, roof structure (as opposed to roof membrane), curtain wall, exterior glass and mullions, columns, beams, shafts (including elevator shafts), stairs, parking areas, landscaping, exterior Project signage, stairwells, elevator cabs, Building mechanical, electrical and telephone closets, and all common and public areas, including Base Building restrooms and washrooms (collectively, “Building Structure”) and the Base Building mechanical, electrical, life safety, plumbing, sprinkler systems and HVAC systems which were not constructed by Tenant Parties (collectively, the “Building Systems”) and the Project Common Areas. Landlord shall only be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Section 7.1 to the extent allowed pursuant to the terms and conditions of Section 4.2.4, above. Notwithstanding anything in this Lease to the contrary, Tenant shall be required to repair the Building Structure and/or the Building Systems to the extent caused due to Tenant’s use of the Premises for other than normal and customary business office operations or by Tenant’s negligence or willful misconduct, unless and to the extent such damage is covered by insurance carries or required to be carried by Landlord pursuant to Article 10 and to which the waiver of subrogation is applicable (such obligation to the extent applicable to Tenant as qualified and conditioned will hereinafter be defined as the “BS/BS Exception”). Tenant shall, at Tenant’s own expense, keep the Premises, including all improvements, fixtures and furnishings therein, and the floor or floors of the Building on which the Premises are located, in good order, repair and condition at all times during the Lease Term, but such obligation shall not extend to the Building Structure and the Building Systems except pursuant to the BS/BS Exception. In addition, Tenant shall, at Tenant’s own expense, but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn fixtures and appurtenances, but such obligation shall not extend to the Building Structure and the Building Systems except pursuant to the BS/BS Exception. At Landlord’s option, Landlord may, after written notice to Tenant, make any

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

repairs which Tenant is required to make, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building and/or the Project) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements forthwith upon being billed for same. Landlord may, but shall not be required to, enter the Premises (but except during emergencies, Landlord may not enter “Secured Areas”, as defined in Article 27 of this Lease) at all reasonable times to make such repairs, alterations, improvements or additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall desire or deem necessary or as Landlord may be required to do by Applicable Law; provided, however, except for (i) emergencies, or (ii) repairs, alterations, improvements or additions required by governmental or quasi-governmental authorities or court order or decree, any such entry into the Premises by Landlord shall be performed in a manner so as not to materially interfere with Tenant’s use of, or access to, the Premises; provided that, with respect to item (ii) above, Landlord shall use commercially reasonable efforts to not materially interfere with Tenant’s use of, or access to, the Premises. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

     7.2 Tenant’s Right to Make Repairs. Notwithstanding any of the TCCs set forth in this Lease to the contrary, if Tenant provides Notice to Landlord (and, if applicable, to Landlord’s lender) of an event or circumstance which requires the action of Landlord with respect to repair and/or maintenance of the Project, including the Building Structure and/or Building System, which event or circumstance materially and adversely affects the conduct of Tenant’s business from the Premises, and Landlord fails to commence corrective action within a reasonable period of time, given the circumstances, after the receipt of such Notice, but in any event not later than thirty (30) days after receipt of such Notice, then Tenant may proceed to take the required action upon delivery of an additional ten (10) business days’ Notice to Landlord (and, if applicable, to Landlord’s lender) specifying that Tenant is taking such required action, and if such action was required under the TCCs of this Lease to be taken by Landlord and was not commenced by Landlord within such ten (10) business day period and thereafter diligently pursued to completion, then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant’s actual and reasonable out-of-pocket costs and expenses in taking such action. In the event Tenant takes such action, Tenant shall use only those contractors used by Landlord (and Landlord will provide Tenant a list of at least three (3) such contractors upon Tenant’s request) in the Project for work unless such contractors are unwilling or unable to perform such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in Comparable Buildings. Promptly following completion of any work taken by Tenant pursuant to the TCCs of this Section 7.2, Tenant shall deliver a detailed invoice of the work completed, the materials used and the costs relating thereto. If Landlord does not deliver a detailed written objection to Tenant within thirty (30) days after receipt of an invoice from Tenant, then Tenant shall be entitled to deduct from Rent payable by Tenant under this Lease, the amount set forth in such invoice; provided, however, Tenant may not deduct the amount of the award against more than fifty percent (50%) of Base Rent next due and owing (until such time as the entire amount of such judgment is deducted) unless the entire amount cannot be deducted during the then-remaining Lease Term. If, however, Landlord delivers to Tenant, within thirty (30) days after receipt of Tenant’s invoice, a written objection to the payment of such invoice, setting forth with reasonable particularity Landlord’s reasons for its

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

claim that such action did not have to be taken by Landlord pursuant to the TCCs of this Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive), then Tenant shall not then be entitled to such deduction from Rent, and if so elected by Tenant, Tenant may proceed to claim a default by Landlord or, if elected by either Landlord or Tenant, the matter shall proceed to resolution by the selection of an arbitrator to resolve the dispute, which arbitrator shall be selected and qualified pursuant to the procedures set forth in Section 29.35 of this Lease. If Tenant prevails in the arbitration, the amount of the Award (which shall include interest at the Interest Rate from the time of each expenditure by Tenant until the date Tenant receives such amount by payment or offset and attorneys’ fees and related costs) may be deducted by Tenant from the Rent next due and owing under this Lease.

ARTICLE 8

ADDITIONS AND ALTERATIONS

     8.1 Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than fifteen (15) business days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which adversely affects the structural portions or the systems or equipment of the Building or is visible from the exterior of the Building. Notwithstanding the foregoing, Tenant shall be permitted to make Alterations following ten (10) business days notice to Landlord, but without Landlord’s prior consent, to the extent that such Alterations (i) do not effect the exterior appearance of a Building or the Project, (ii) do not affect the Building Structure or Building Systems (provided that to the extent Tenant occupies an entire Building, Tenant shall not be required to obtain Landlord’s consent pursuant to this Section 8.1(ii) to the extent such Alteration does not contain a “Design Problem,” as that term is defined in this Section 8.1, below, (iii) comply with Applicable Laws, and (iv) which cost less than $8.00 per square foot of rentable area of that portion of the Premises to be altered (the “Cosmetic Alterations”). A “Design Problem” is defined as, and will be deemed to exist if such Alteration will (A) materially affect the Building Structure; or (B) materially affect the Building Systems. The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8.

     8.2 Manner of Construction. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, reasonable requirements (provided that the same shall in any event be consistent with the TCCs of this Lease), including, but not limited to, the requirement that Tenant utilize for such purposes only contractors reasonably approved by Landlord. Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all Applicable Laws, and in conformance with Landlord’s reasonable written construction rules and regulations, which rules do not conflict with any provisions of this Lease. In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the “Base Building,” as that term is defined in Section 1.1.1 of the Tenant Work Letter, then Landlord shall, at Tenant’s expense, make such changes to the Base Building. In performing the

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

work of any such Alterations, Tenant shall have the work performed in such manner so as not to unreasonably obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to unreasonably obstruct the business of Landlord or other tenants in the Project. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades then engaged in performing other work, labor or services in or about the Building or the Common Areas. In addition to Tenant’s obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of San Diego, in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Project construction manager a reproducible copy of the “as built” drawings of the Alterations, to the extent applicable, as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.

     8.3 Payment for Improvements. If payment is made directly to contractors, Tenant shall (i) comply with Landlord’s requirements for final lien releases and waivers in connection with Tenant’s payment for work to contractors, and (ii) sign Landlord’s standard contractor’s rules and regulations. If Tenant orders any work directly from Landlord, Tenant shall pay to Landlord an amount equal to one percent (1%) of the “hard” cost of such work to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s involvement with such work. If Tenant does not order any work directly from Landlord, Tenant shall reimburse Landlord for Landlord’s reasonable, actual, out-of-pocket third-party costs and expenses actually incurred in connection with Landlord’s review, approval and oversight of such work.

     8.4 Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant carries “Builder’s All Risk” insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, Landlord may, in its reasonable discretion, require a “Transferee,” as such term is defined and permitted pursuant to the TCCs of Article 14 of this Lease (other than a Transfer to an Affiliate), to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee.

     8.5 Landlord’s Property. All Alterations, improvements and/or appurtenances which may be permanently installed or placed in or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord. Notwithstanding the foregoing, Tenant may remove any Alterations, furniture, fixtures and/or equipment (regardless of whether the same is built-in or free standing), including any “Tenant’s Property,” as that term is defined in Section 9.2, below, which have not been paid for with any Tenant improvement allowance funds provided to Tenant by Landlord, provided Tenant repairs any damage to the Premises and Building caused by any such removal or by replacing the same in connection with a subsequent Alteration. Landlord may, by written notice to Tenant not later than six (6) months prior to the end of the Lease Term, or given following any earlier termination

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

of this Lease, require Tenant, at Tenant’s expense, to remove any Alterations, Tenant Improvements or other improvements in the Premises, and repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises to a “Warm Shell” condition (i.e., in a shell condition consistent with the “BB Specifications” set forth on Schedule 1 to Exhibit B attached to this Lease); ; provided, however, if, in connection with its notice to Landlord with respect to any Alterations or Cosmetic Alterations, (x) Tenant requests Landlord’s decision with regard to the removal of such Alterations or Cosmetic Alterations, and (y) Landlord thereafter agrees in writing to waive the removal requirement with regard to such Alterations or Cosmetic Alterations, then Tenant shall not be required to so remove such Alterations or Cosmetic Alterations; provided further, however, that in no event shall Tenant be required to remove Alterations, Tenant Improvements or other improvements to the extent the same are normal and customary office improvements for a general office user for its corporate headquarters; provided further, however, that with regard to the Tenant Improvements, the parties hereby acknowledge and agree that to the extent any particular Tenant Improvements are “Consistent With,” as that term is set forth in Section 1.1.2 of the Tenant Work Letter, the BB Specifications and/or the “Addendum Specifications” set forth on Schedule 1-A to Exhibit B attached to this Lease, then the same shall not be subject to any removal, repair or restoration obligations pursuant to the TCCs of this Section 8.5. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations, Tenant Improvements or other improvements in the Premises, and returns the affected portion of the Premises to the Warm Shell condition, then Landlord may do so and may charge the actual, reasonable and documented cost thereof to Tenant. Subject to the terms of Section 29.13 of this Lease, below, Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, Tenant Improvements (with regard to any removal), improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease.

ARTICLE 9

LIENS

     9.1 Covenant Against Liens. Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys’ fees and costs) arising out of same or in connection therewith. Tenant shall give Landlord notice at least fifteen (15) days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within ten (10) business days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Building or Premises to any liens or encumbrances whether

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord’s option shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Project, Building and Premises.

     9.2 Landlord’s Waiver of Security Interest in Tenant’s Personal Property. Landlord hereby acknowledges and agree that any and all of Tenant’s movable furniture, furnishings, trade fixtures and equipment at the Premises (“Tenant’s Property”) may be financed by a third-party lender or lessor (an “Equipment Lienor”), and Landlord hereby (i) waives any rights to Tenant’s Property, and (ii) agrees to recognize the rights of any such Equipment Lienor, subject to and in accordance with a commercially reasonable “Access, Removal & Repair Agreement” to be entered into by and between Landlord and the Equipment Lienor following request by Tenant.

ARTICLE 10

INSURANCE

     10.1 Indemnification and Waiver. Except to the extent caused by the negligence or willful misconduct of the “Landlord Parties,” as that term is defined in this Section 10.1, Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever and agrees that Landlord, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from any cause in, on or about the Premises, any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, invitees, guests or licensees of Tenant or any such person, in, on or about the Project or any breach of the TCCs of this Lease, either prior to, during, or after the expiration of the Lease Term, provided that the terms of the foregoing indemnity shall not apply to the negligence or willful misconduct of Landlord. Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant’s occupancy of the Premises, Tenant shall pay to Landlord its costs and expenses incurred in such suit, including without limitation, its actual professional fees such as appraisers’, accountants’ and attorneys’ fees. Subject to Tenant’s indemnity and the waiver of subrogation provided below, Landlord shall indemnify, defend, protect, and hold harmless Tenant, its partners, and their respective officers, agents, servants, employees, and independent contractors (collectively, “Tenant Parties”) from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) arising from the negligence or willful misconduct of Landlord or the Landlord Parties in, on or about the Project either prior to or during the Lease Term, and/or as a result of Landlord’s breach of this Lease, except to the extent caused by the negligence or willful misconduct of Tenant or the Tenant Parties. Further, Tenant’s agreement to indemnify Landlord, and Landlord’s agreement to

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

indemnify Tenant, pursuant to this Section 10.1 are not intended and shall not relieve any insurance carrier of its obligations under policies required to be carried pursuant to the provisions of this Lease, to the extent such policies cover, or if carried, would have covered the matters subject to the parties’ respective indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination. Notwithstanding anything to the contrary contained in this Lease, nothing in this Lease shall impose any obligations on Tenant or Landlord to be responsible or liable for, and each hereby releases the other from all liability for, consequential damages other than those consequential damages incurred by Landlord in connection with a holdover of the Premises by Tenant after the expiration or earlier termination of this Lease or incurred by Landlord in connection with any repair, physical construction or improvement work performed by or on behalf of Tenant in the Project.

     10.2 Landlord’s Fire, Casualty and Liability Insurance.

          10.2.1 Landlord shall maintain Commercial/Comprehensive General Liability Insurance with respect to the Building and the Project during the Lease Term covering claims for bodily injury, personal injury and property damage in the Project Common Areas and with respect to Landlord’s activities in the Premises.

          10.2.2 Landlord shall insure the Base Building with a policy of Physical Damage Insurance including building ordinance coverage, written on a standard Causes of Loss – Special Form basis (against loss or damage due to fire and other casualties covered within the classification of fire and extended coverage, vandalism, and malicious mischief, sprinkler leakage, water damage and special extended coverage), covering the full replacement cost of the Base Building (including coverages for enforcement of Applicable Laws requiring the upgrading, demolition, reconstruction and/or replacement of any portion of the Building as a result of a covered loss) without deduction for depreciation.

          10.2.3 Landlord shall maintain Boiler and Machinery/Equipment Breakdown Insurance covering the Building against risks commonly insured against by a Boiler & Machinery/Equipment Breakdown policy and such policy shall cover the full replacement costs, without deduction for depreciation.

          10.2.4 The foregoing coverages in Sections 10.2.1, 10.2.2 and 10.2.3 shall contain commercially reasonable deductible amounts from such companies, and on such other terms and conditions, as Landlord may from time to time reasonably determine.

          10.2.5 Additionally, at the option of Landlord, such insurance coverage may include the risk of (i) earthquake (including flood damage and additional hazards to the extent such flood damage and additional hazards coverages are available at a deminimis additional premium cost), , (ii) act or terrorism (but only to the extent required by Applicable Law), (iii) a rental loss endorsement for a period of up to two (2) years, and (iv) one or more loss payee endorsements in favor of holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Building, or any portion thereof. Notwithstanding anything set forth in this

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

Section 10.2.5 to the contrary, Landlord and Tenant agree that only fifty percent (50%) of the actual costs incurred by Landlord for any earthquake insurance policy, or earthquake risk of loss endorsement, as the case may be, shall be included in Direct Expenses for the Project.

          10.2.6 Notwithstanding the foregoing provisions of this Section 10.2, the coverage and amounts of insurance carried by Landlord in connection with the Building shall, at a minimum, be comparable to the coverage and amounts of insurance which are carried by reasonably prudent landlords of Comparable Buildings, and Worker’s Compensation and Employer’s Liability coverage as required by applicable law. Landlord shall be permitted to carry the insurance required pursuant to the TCCs of this Lease under a blanket policy which also covers other locations owned by Landlord or affiliates of Landlord. Landlord shall, within thirty days following a request from Tenant, deliver said policy or policies or certificates thereof to Tenant. Tenant shall, at Tenant’s expense, except with respect to the Building Structure and Building System which is governed by Section 7.1 of this Lease, comply with all insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises for other than general office use causes any increase in the premium for such insurance policies then, to the extent Tenant continues such conduct or use following written notice from Landlord, Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

     10.3 Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts.

          10.3.1 Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) arising out of Tenant’s operations, and contractual liabilities (covering the performance by Tenant of its indemnity agreements) including a Broad Form endorsement covering the insuring provisions of this Lease. Landlord shall be named as an additional insured as their interests may appear using form CG2011 or its comparable. An endorsement showing that Tenant’s coverage is primary and any insurance carried by Landlord shall be excess and noncontributing. Such insurance shall (i) name Landlord, and any other party the Landlord so specifies that has a material financial interest in the Project as an additional insured, including Landlord’s managing agent, if any, and (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant’s obligations under Section 10.1 of this Lease. Liability limits shall not be less than:

Bodily Injury and Property Damage Liability	$10,000,000 each occurrence $10,000,000 annual aggregate, or any combination of primary insurance and excess insurance

Personal Injury Liability	$10,000,000 each occurrence $10,000,000 annual aggregate, or any combination of primary insurance and excess insurance

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

          10.3.2 Property Insurance covering (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, (ii) the “Tenant Improvements,” as that term is defined in Section 2.1 of the Tenant Work Letter, and any other improvements which exist in the Premises as of the Lease Commencement Date (excluding the Base Building) (the “Original Improvements”), and (iii) all other improvements, alterations and additions to the Premises. Such insurance shall be written on an “all risks” of physical loss or damage basis, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion.

          10.3.3 Worker’s Compensation or other similar insurance pursuant to all applicable state and local statutes and regulations, and Employer’s Liability Insurance or other similar insurance pursuant to all applicable state and local statutes and regulations, and with minimum limits of One Million and No/100 Dollars ($1,000,000.00) per employee and One Million and No/100 Dollars ($1,000,000.00) per occurrence.

          10.3.4 Comprehensive Automobile Liability Insurance covering all owned, hired, or non-owned vehicles with the following limits of liability: One Million Dollars ($1,000,000.00) combined single limit for bodily injury and property damage.

          10.3.5 Business Interruption, loss of income and extra expense insurance in such amounts as will reimburse Tenant for actual direct or indirect loss of earnings for up to one (1) year attributable to the risks outlined in Section 10.3.2, above.

     10.4 Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) be issued by an insurance company having a rating of not less than A-VIII in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of California; (ii) be in form and content reasonably acceptable to Landlord; and (iii) provide that said insurance shall not be canceled or coverage materially changed unless thirty (30) days’ prior written notice shall have been given to Landlord and any mortgagee of Landlord, the identity of whom has been provided to Tenant in writing. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Lease Commencement Date and at least five (5) business days before the expiration dates thereof. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may, at its option, after written notice to Tenant and Tenant’s failure to obtain such insurance within three (3) days thereafter, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within thirty (30) days after delivery to Tenant of bills therefor.

     10.5 Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by reasonable insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

hereunder. The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right to the insured to recover thereunder. The parties agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder, so long as no material additional premium is charged therefor.

     10.6 Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord. Notwithstanding the foregoing, Landlord’s request shall only be considered reasonable if such increased coverage amounts and/or such new types of insurance are consistent with the requirements of a majority of Comparable Buildings, and Landlord shall not so increase the coverage amounts or require additional types of insurance during the first five (5) years of the Lease Term and thereafter no more often than one time in any five (5) year period.

ARTICLE 11

DAMAGE AND DESTRUCTION

     11.1 Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any Common Areas serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the Base Building and such Common Areas. Such restoration shall be to substantially the same condition of the Base Building and the Common Areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or Project or any other modifications to the Common Areas deemed desirable by Landlord and approved by Tenant, which approval shall not be unreasonably withheld, conditioned or delayed, and provided that access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Upon the occurrence of any damage to the Premises, upon notice (the “Landlord Repair Notice”) to Tenant from Landlord, Tenant shall put into a third party escrow account reasonably acceptable to Landlord (which escrow shall be jointly paid for by Landlord and Tenant) for distribution to Landlord (or to any party designated by Landlord) on a progress payment basis upon receipt of the appropriate conditional and/or unconditional lien releases, all insurance proceeds paid to Tenant under Tenant’s insurance required under Section 10.3 of this Lease with respect to such damage (the “Escrow Account”), and Landlord shall repair any injury or damage to the Tenant Improvements and the Original Improvements installed in the Premises and shall return such Tenant Improvements and Original Improvements to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, the incremental cost differential of such repairs shall be paid by Tenant to the third party escrow account prior to Landlord’s commencement of repair of the damage. Notwithstanding the immediately preceding sentence,

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

to the extent Tenant occupied one hundred percent (100%) of a particular Building, then Tenant shall have the right, at its sole cost and expense, to repair any injury or damage to the Tenant Improvements and the Original Improvements installed in the Premises and return such Tenant Improvements and Original Improvements to their original condition, provided that the insurance proceeds paid to Tenant under Tenant’s insurance required under Section 10.3 of this Lease shall be deposited into the Escrow Account and distributed to Tenant for such purpose. As long as the Tenant Improvements, subsequent Alterations, and Original Improvements in the Premises are rebuilt, Tenant shall be entitled to retain any portion of the proceeds of the insurance described in Sections 10.3.2 (ii) and (iii) in excess of the cost of such restoration. In the event that Landlord does not deliver the Landlord Repair Notice within sixty (60) days following the date the casualty becomes known to Landlord, Tenant shall, at its sole cost and expense, repair any injury or damage to the Tenant Improvements and the Original Improvements installed in the Premises and shall return such Tenant Improvements and Original Improvements to their original condition. Whether or not Landlord delivers a Landlord Repair Notice, prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant’s occupancy, and the Premises are not occupied by Tenant as a result thereof, then during the time and to the extent the Premises are unfit for occupancy, the Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Premises which is unfit for occupancy for the purposes permitted under this Lease bears to the total rentable square feet of the Premises. In the event that Landlord shall not deliver the Landlord Repair Notice, Tenant’s right to rent abatement pursuant to the preceding sentence shall terminate as of the date which is reasonably determined by Landlord to be the date Tenant should have completed repairs to the Premises and to install Tenant’s personal property, furniture, fixtures, and equipment, assuming Tenant used reasonable due diligence in connection therewith.

     11.2 Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore a Building containing a portion of the Premises, and instead terminate this Lease as to that portion of the Premises, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the applicable portion of the Premises, but Landlord may so elect only if such Building shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) in Landlord’s reasonable judgment (with reasonable supporting documentation therefor (i.e., an estimate by a reputable general contractor)), repairs cannot reasonably be completed within nine (9) months after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the damage is not fully covered, except with regard to any applicable deductibles (excepting earthquake insurance deductibles), by Landlord’s insurance policies, provided that Landlord shall be deemed to have carried one hundred percent (100%) replacement cost fire/casualty insurance; or (iii) the damage occurs during the last twelve (12) months of the Lease Term; provided, however, that if Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and either (x) the repairs cannot, in the reasonable opinion

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

of Landlord, be completed within nine (9) months after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums), or (y) the damage occurs during the last twelve (12) months of the Lease Term (or any renewal thereof), then Tenant may elect, no later than ten (10) business days Landlord’s notification of the estimated time to make such repairs, to terminate this Lease as to the applicable portion of the Premises by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant. Furthermore, if neither Landlord nor Tenant has terminated this Lease, and the repairs are not actually completed within the longer time period (as extended for “Force Majeure,” as that term is defined in Section 29.16 of this Lease) of (A) nine (9) months of the date of discovery of the damage, and (B) the time period originally estimated by Landlord, then Tenant shall have the right to terminate this Lease the applicable portion of the Premises during the first five (5) business days of each calendar month following the end of such period until such time as the repairs to be made by Landlord are complete, by notice to Landlord (the “Damage Termination Notice”), effective as of a date set forth in the Damage Termination Notice (the “Damage Termination Date”), which Damage Termination Date shall not be less than five (5) business days following Landlord’s receipt of the Damage Termination Notice. Notwithstanding the foregoing, if Tenant delivers a Damage Termination Notice to Landlord, then Landlord shall have the right to suspend the occurrence of the Damage Termination Date for a period of thirty (30) days after the Damage Termination Date set forth in the Damage Termination Notice by delivering to Tenant, within five (5) business days of Landlord’s receipt of the Damage Termination Notice, a certificate of Landlord’s contractor responsible for the repair of the damage certifying that it is such contractor’s good faith judgment that the repairs to be made by Landlord shall be substantially completed within thirty (30) days after the Damage Termination Date. If repairs shall be substantially completed prior to the expiration of such thirty-day period, then the Damage Termination Notice shall be of no force or effect, but if the repairs shall not be substantially completed within such thirty-day period, then this Lease shall terminate upon the expiration of such thirty-day period. At any time, from time to time, after the date occurring sixty (60) days after the date of the damage, Tenant may request that Landlord inform Tenant of Landlord’s reasonable opinion of the date of completion of the repairs and Landlord shall respond to such request within five (5) business days. In the event this Lease is terminated in accordance with the terms of this Section 11.2, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under items (ii) and (iii) of Section 10.3.2 of this Lease that are in excess of the then-current unamortized (based on a straight-line amortization over the initial Lease Term) amount of the “Tenant Improvement Allowance,” as that term is set forth in Section 2.1 of the Tenant Work Letter.

     11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

ARTICLE 12

NONWAIVER

     No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. No receipt of monies by Landlord from Tenant or by Tenant from Landlord after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant or Landlord prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due and Tenant may receive or collect any payment due, and the payment of said Rent or payment shall not waive or affect said notice, suit or judgment. Tenant’s payment of any Rent hereunder shall not constitute a waiver by Tenant of any default by Landlord under this Lease nor shall Landlord’s payment of monies due Tenant hereunder constitute a waiver by Landlord of any Default by Tenant under this Lease.

ARTICLE 13

CONDEMNATION

     If the whole or any part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Project, and if as a result thereof Tenant cannot conduct its business operations in materially the same manner such business operations were conducted prior to such taking, Landlord and Tenant shall each have the option to terminate this Lease on ninety (90) days notice to the other party effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claim is payable separately to Tenant or is otherwise separately identifiable. Notwithstanding anything in this

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

Article 13 to the contrary, Landlord and Tenant shall each be entitled to receive fifty percent (50%) of the “bonus value” of the leasehold estate in connection therewith, which bonus value shall be equal to the difference between the Rent payable under this Lease and the sum established by the condemning authority as the award for compensation. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Landlord and Tenant each hereby waive any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of ninety (90) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises; provided, however, in the event that Tenant is prevented (from an objective, general office tenant perspective) from conducting, and does not conduct, its business from any portion of the Premises for the period of such taking, and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time as Tenant is so prevented (again, from an objective, general office tenant perspective) from effectively conducting its business therein, the Base Rent and the Additional Rent for the entire Premises shall be abated. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

     14.1 Transfers. Subject to the TCCs of Sections 14.8 and 14.9 of this Lease, below, Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the “Transfer Premium”, as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

information required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space and (v) an executed estoppel certificate from Tenant in the form attached hereto as Exhibit E. Landlord shall grant or withhold consent to the proposed Transfer within ten (10) business days (or, if the proposed Transfer is of more than 40,000 rentable square feet of space, fifteen (15) business days) (the “Review Period”) after Landlord’s receipt of the applicable Transfer Notice. In the event that Landlord fails to notify Tenant in writing of such consent or denial of consent within such Review Period Landlord shall be deemed to have approved such Transfer. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord’s out-of-pocket, third-party review and processing fees, as well as any reasonable professional fees (including, without limitation, attorneys’, accountants’, architects’, engineers’ and consultants’ fees) actually incurred by Landlord with respect to such proposed Transfer, within thirty (30) days after written request by Landlord.

     14.2 Landlord’s Consent. Landlord shall not unreasonably withhold, condition or delay its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. Without limitation as to what would constitute “unreasonable” grounds for withholding consent, the parties hereby agree that it shall be deemed unreasonable for Landlord (i) to withhold its consent to a Transfer based on such Transferee’s failure to pay a minimum rental amount, or (ii) to condition its consent on a requirement that Tenant or such Transferee pay to Landlord separate consideration for approving the particular Transfer. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

          14.2.1 The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project;

          14.2.2 The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

          14.2.3 The Transferee is either a governmental agency or instrumentality thereof; provided, however, it shall be unreasonable for Landlord to withhold its consent to a Transfer pursuant to the terms of this Section 14.2.3 to the extent Landlord has leased or has permitted the lease of space in the Project to a comparable (in terms of security, foot traffic, prestige, eminent domain and function oriented issues) governmental agency or instrumentality thereof in comparably located space of comparable size;

          14.2.4 In the case of (i) an assignment, or (ii) a sublease of greater than 82,500 rentable square feet, or a sublease which causes the total of all then-current subleases (excluding “Pre-Approved Subleases,” as that term is defined in Section 14.9 of this Lease, below) to exceed 82,500 rentable square feet of space (which 82,500 rentable square foot threshold shall be proportionally increased or decreased to the extent Tenant then leases more or less, as applicable, than 364,538 rentable square feet of space in the Project; provided, however, to the extent Tenant leases all four (4) Buildings in the Project from Landlord, then notwithstanding the actual

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

proportional adjustment to the threshold, such threshold shall be increased to equal the total number of rentable square feet contained in Building 4), the Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;

          14.2.5 The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease; or

          14.2.6 The terms of the proposed Transfer will allow the Transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant.

     If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2 (except that the financial condition of any proposed subtenant shall continue to be measured from the time Tenant originally delivered the particular Transfer Notice to Landlord), Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease). Notwithstanding anything to the contrary in this Lease, if Tenant claims that Landlord has unreasonably withheld or delayed its consent under Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, Tenant’s remedies shall be a declaratory judgment and an injunction for the relief sought or an action for monetary damages (including attorney’s fees and costs as set forth in Section 29.21), and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee.

     14.3 Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord * of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee; provided, however, with respect to any sublease of thirty-six (36) months or less, Tenant shall only be required to pay Landlord * of any such Transfer Premium. “Transfer Premium” shall mean all rent, additional rent or other consideration if and when received by Tenant in connection with the Transfer in excess of the Rent and Additional Rent and Additional TI Amortization payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer, (ii) any space planning, architectural or design fees or other expenses incurred in marketing such space or in connection with such Transfer, (iii) any improvement allowance, rent abatement or other monetary concessions provided by Tenant to the Transferee, (iv) any brokerage commissions incurred by Tenant in connection with the Transfer, (v) any attorneys’ fees incurred by Tenant in connection with the Transfer, (vi) any lease takeover costs incurred by Tenant in connection with the Transfer, (vii) any costs of

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

advertising the space which is the subject of the Transfer, (viii) any review and processing fees paid to Landlord in connection with such Transfer, and (ix) the amortization of the fair market value of any new furniture which is included as part of the Transfer (collectively, "Subleasing Costs”). Other consideration to be included in the calculation of any Transfer Premium shall include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred or leased by Tenant to Transferee in connection with such Transfer. In addition, in the calculations of the Rent (as it relates to the Transfer Premium calculated under this Section 14.3), the Rent paid for the Subject Space by Tenant, and the Rent paid by the Transferee, shall be computed after adjusting such rent to the actual effective rent to be paid, taking into consideration any and all leasehold concessions granted in connection therewith, including, but not limited to, any rent credit and tenant improvement allowance; provided, however, under no circumstances shall Landlord be paid any Transfer Premium until Tenant has recovered all Subleasing Costs allocable to the Subject Space.

     14.4 Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, in the event that Tenant contemplates a Transfer (“Contemplated Transfer”), Tenant shall give Landlord notice (the “Intention to Transfer Notice”) of such contemplated Transfer (whether or not the contemplated Transferee or the terms of such contemplated Transfer have been determined); provided, however, that Landlord hereby acknowledges and agrees that Tenant shall have no obligation to deliver an Intention to Transfer Notice hereunder, and Landlord shall have no right to recapture space with respect to, (A) a sublease of less than the entire Premises for less than the remainder of the Lease Term (provided that a sublease with a scheduled expiration date that is within sixty (60) days of the Lease Expiration Date shall be deemed to be a sublease for the remainder of the Lease Term), or (B) an assignment or sublease pursuant to the terms of Section 14.8 or 14.9, below. The Intention to Transfer Notice shall specify the contemplated date of commencement of the Contemplated Transfer (the "Contemplated Effective Date”), and the contemplated length of the term of such contemplated Transfer, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Section 14.4 in order to allow Landlord to elect to recapture the Premises for the remainder of the Lease Term. Thereafter, Landlord shall have the option, by giving written notice to Tenant (the “Recapture Notice”) within thirty (30) days after receipt of any Intention to Transfer Notice, to recapture all of the Contemplated Transfer Space. Any recapture under this Section 14.4 shall cancel and terminate this Lease as of the Contemplated Effective Date. If Landlord declines, or fails to elect in a timely manner, to recapture the Premises under this Section 14.4, then, subject to the other terms of this Article 14, for a period of nine (9) months (the “Nine Month Period”) commencing on the last day of such thirty (30) day period, Landlord shall not have any right to recapture the Premises during the Nine Month Period; provided however, that any such Transfer shall be subject to the remaining terms of this Article 14. If such a Transfer is not so consummated within the Nine Month Period, Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect any contemplated Transfer, as provided above in this Section 14.4.

     14.5 Effect of Transfer. If Landlord consents to a Transfer, (i) the TCCs of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish within thirty (30) days following Landlord’s request a complete statement, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If, following any such audit by Landlord, Landlord and Tenant dispute the amount of any Transfer Premium, then Landlord and Tenant shall mutually and reasonably select an independent third-party certified public accountant to audit the books, records and papers of Tenant relating to any Transfer and to make a final determination of any Transfer Premium amount. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than three percent (3%), Tenant shall reimburse Landlord’s costs of such audit; provided, however, Tenant shall not be required to reimburse any portion of Landlord’s costs of such audit (and the cost of any independent third-party accountant) to the extent the same exceed the dollar amount of such deficiency (i.e., if the deficiency is equal to $1,000, and such deficiency represents an understatement of the Transfer Premium of more than three percent (3%), then Tenant’s reimbursement obligation shall be limited to $1,000 for the cost of such audit plus $1,000 for the actual deficiency, for a total of $2,000).

     14.6 Additional Transfers. The terms of this Section 14.6 shall not be applicable to the Original Tenant. For purposes of this Lease, the term “Transfer” shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, or transfer of fifty percent (50%) or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant or (B) the sale or other transfer of an aggregate of fifty percent (50%) or more of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of an aggregate of fifty percent (50%) or more of the value of the unencumbered assets of Tenant within a twelve (12)-month period.

     14.7 Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as canceled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall be in default under this Lease, Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee, in and of itself, shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person. If Tenant’s obligations hereunder have been guaranteed, Landlord’s consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

     14.8 Non-Transfers. Notwithstanding anything to the contrary contained in this Article 14, (i) an assignment or subletting of all or a portion of the Premises to an "Affiliate” of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant), (ii) an assignment of the Premises to an entity which acquires all or substantially all of the assets or interests (partnership, stock or other) of Tenant, or (iii) an assignment of the Premises to an entity which is the resulting entity of a merger or consolidation of Tenant, shall not be deemed a Transfer under this Article 14, provided that Tenant notifies Landlord of any such assignment or sublease within thirty (30) following such assignment or subletting and promptly supplies Landlord with any documents or information requested by Landlord regarding such assignment or sublease or such transferee, and further provided that such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease. The transferee under a transfer specified in items (i), (ii) or (iii) above shall be referred to as a “Permitted Transferee.” “Control,” as used in this Section 14.8, shall mean the ownership, directly or indirectly, of (A) at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in, any person or entity, or (B) of the power to direct or cause the direction of the management or policies of such entity.

     14.9 Pre-Approved Subleases. Notwithstanding anything to the contrary contained in this Article 14, Tenant may sublease up to a total of twenty percent (20%) of the initial Premises (provided that the total amount of the Premises subject to the terms of this Section 14.9 at any one time shall not exceed twenty percent (20%) without such sublease being a Transfer, provided that Tenant notifies Landlord of any such sublease and promptly supplies Landlord with a copy of all applicable sublease documents, to the extent such sublease (the “Pre-Approved Subleases”) (i) is for the use of individual offices and other spaces within the Premises on an undemised basis by Affiliates, or by Tenant’s clients or other person or entity that has a business relationship with Tenant, or (ii) has a term (including any renewal rights) of thirty-six (36) months or less; provided, however, that any subtenant pursuant to the terms of this Section 14.9 must nevertheless be of a character and reputation consistent with the quality of the Project. The rights set forth in this Section 14.9 are personal to the Original Tenant and its Affiliates, and may only be exercised to the extent the Original Tenant or its Affiliate, as the case may be, (A) is not then in Economic Default under this Lease (beyond any applicable notice and cure period), and (B) is then in occupancy of at least fifty percent (50%) of the space then leased by Tenant in the Project.

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

ARTICLE 15

SURRENDER OF PREMISES; OWNERSHIP AND
REMOVAL OF TRADE FIXTURES

     15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

     15.2 Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the express provisions of this Lease, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its reasonable discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

ARTICLE 16

HOLDING OVER

     If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate equal to the product of (i) the Base Rent applicable during the last rental period of the Lease Term under this Lease, and (ii) a percentage equal to (A) one hundred twenty percent (120%) during the first three (3) months immediately following the expiration or earlier termination of the Lease Term, (B) one hundred thirty percent (130%) during the fourth (4th) month immediately following the expiration or earlier termination of the Lease Term, and (C) one hundred forty percent (140%) thereafter. Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises after the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom; provided, however, upon entering into a third-party lease which affects all or any portion of the Premises, Landlord shall deliver written notice (the "New Lease Notice”) of such lease to Tenant and the terms of the foregoing indemnity shall not be effective until the later of (i) the date that occurs thirty (30) days following the date Landlord delivers such New Lease Notice to Tenant, and (ii) the date which occurs thirty (30) days after the termination or expiration of this Lease. Landlord hereby agrees that it will not pursue legal action to remove Tenant from the Premises unless Tenant fails to surrender the Premises within thirty (30) days after the termination or expiration of this Lease.

ARTICLE 17

ESTOPPEL CERTIFICATES

     Within ten (10) business days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit E, attached hereto (or such other commercially reasonable form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee. Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project. At any time during the Lease Term, Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Failure of Tenant to timely execute, acknowledge and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception. Notwithstanding the foregoing, in the event that (i) stock in the entity which constitutes Tenant under this Lease (as opposed to an entity that “controls” Tenant, as that term is defined in Section 14.8 of this Lease, or is under common control with Tenant) is publicly traded on a national stock exchange, and (ii) Tenant has it own, separate and distinct 10K and 10Q filing requirements (as opposed to joint filings with an entity that controls Tenant or is under common control with Tenant), then Tenant’s obligation to provide Landlord with a copy of its most recent current financial statement shall be deemed satisfied.

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

ARTICLE 18

SUBORDINATION

     This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases (collectively referred to as “Landlord’s Mortgagee”), require in writing that this Lease be superior thereto. Landlord’s delivery to Tenant of a commercially reasonable, recordable, non-disturbance agreement(s) (the “Nondisturbance Agreement”), which Nondisturbance Agreement shall provide, without limitation, that Landlord’s Mortgagee recognize Tenant’s express expansion and renewal options under this Lease, any express rental offset rights set forth in this Lease, and the payment by Landlord of any improvement or other allowances and commissions in favor of Tenant, from any ground lessor, mortgage holders or lien holders of Landlord who later come into existence at any time prior to the expiration of the Lease Term shall be in consideration of, and a condition precedent to, Tenant’s agreement to subordinate this Lease to Landlord’s Mortgagee. Landlord shall secure and deliver to Tenant a Non-Disturbance Agreements from, and executed by, all current Landlord’s Mortgagees for the benefit of Tenant within thirty (30) days following the full execution and delivery of this Lease. Subject to Tenant’s receipt of such Nondisturbance Agreement, Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant is not in default under the terms of this Lease (beyond any applicable notice and cure period). Landlord’s interest herein may be assigned as security at any time to any lienholder. Tenant shall, within ten (10) days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases in accordance with the TCCs of this Article 18. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

ARTICLE 19

DEFAULTS; REMEDIES

     19.1 Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant:

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

          19.1.1 Any failure by Tenant to pay any Rent or any other amount owing to Landlord under this Lease, or any part thereof, when due unless such failure is cured within ten (10) business days after notice; or

          19.1.2 Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default; or

          19.1.3 The failure by Tenant to observe or perform according to the provisions of Articles 5, 14, 17 or 18 of this Lease where such failure continues for more than ten (10) business days after notice from Landlord.

     The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.

     19.2 Remedies Upon Default. Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

          19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

          (a) The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

          (b) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

          (c) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

          (d) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

               (e) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

     The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(a) and (b), above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate. As used in Section 19.2.1(c), above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

          19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

          19.2.3 Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

     19.3 Subleases of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

     19.4 Form of Payment After Default. Following the occurrence of an event of default by Tenant, Landlord shall have the right to require that any or all subsequent amounts paid by Tenant to Landlord hereunder, whether to cure the default in question or otherwise, be paid in the form of cash, money order, cashier’s or certified check drawn on an institution acceptable to Landlord, or by other means approved by Landlord, notwithstanding any prior practice of accepting payments in any different form.

     19.5 Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

     19.6 Landlord Default. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease if Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity. Any non-appealable award from a court or arbitrator in favor of Tenant requiring payment by Landlord which is not paid by Landlord within the time period directed by such award, may be offset by Tenant from Rent next due and payable under this Lease. However, Tenant may not deduct the amount of the award against more than fifty percent (50%) of Base Rent next due and owing (until such time as the entire amount of such judgment is deducted) ; provided, however, the foregoing limitation may not prevent such amount from being fully deducted during the remaining term of the Lease.

     19.7 Landlord Bankruptcy Proceeding. In the event that the obligations of Landlord under this Lease are not performed (within the applicable notice and cure periods) during the pendency of a bankruptcy or insolvency proceeding involving Landlord as the debtor, or following the rejection of this Lease on behalf of Landlord in accordance with Section 365 of the United Sates Bankruptcy Code, then notwithstanding any provision of this Lease to the contrary, Tenant shall have the right to set off against the Rent next due and owing under this Lease (a) any and all actual damages caused by such non-performance of Landlord’s obligations under this lease by Landlord, debtor-in-possession, or the bankruptcy trustee, and (b) any and all actual damages caused by the non-performance of Landlord’s obligations under this lease following any rejection of this Lease in accordance with Section 365 of the United States Bankruptcy Code.

ARTICLE 20

COVENANT OF QUIET ENJOYMENT

     Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other TCCs, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the TCCs, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied, except for those covenants expressly set forth in this Lease.

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

ARTICLE 21

TELECOMMUNICATIONS EQUIPMENT

     At any time during the Lease Term, subject to the TCCs of this Article 21 and Article 8 of this Lease, Tenant may install, at Tenant’s sole cost and expense, but without the payment of any Rent or a license or similar fee or charge, a satellite or microwave dish (which dish or dishes shall, in Tenant’s sole discretion, have a diameter of up to ten feet and a base of up to fifteen feet square) or other communications, HVAC or other equipment servicing the business conducted by Tenant from within the Premises (all such equipment, including non-telecommunication equipment is, for the sake of convenience, defined collectively as the “Telecommunications Equipment”) upon the roof of the Building; provided, however, Tenant may not use more than its pro-rata share (based on the rentable square footage that Tenant leases with the applicable Building vis-à-vis the total rentable square footage of such Building) of the available roof space of any particular Building. The physical appearance and the size of the Telecommunications Equipment shall be subject to Landlord’s reasonable approval, the location of any such installation of the Telecommunications Equipment shall be designated by Tenant subject to Landlord’s reasonable approval and Landlord may require Tenant to install screening around such Telecommunications Equipment, at Tenant’s sole cost and expense, as reasonably designated by Landlord. Tenant shall maintain such Telecommunications Equipment, at Tenant’s sole cost and expense. In the event Tenant elects to exercise its right to install the Telecommunication Equipment, then Tenant shall give Landlord prior notice thereof. Tenant shall remove such Telecommunications Equipment upon the expiration or earlier termination of this Lease and shall restore such area to the condition the same existed prior to the installation of such Telecommunications Equipment. Such Telecommunications Equipment shall be installed pursuant to plans and specifications approved by Landlord, which approval will not be unreasonably withheld. Such Telecommunications Equipment shall, in all instances, comply with the CC&R’s and all applicable governmental laws, codes, rules and regulations. The rights contained in this Article 21 shall be personal to the Original Tenant and its Affiliates and may only be exercised by the Original Tenant or an Affiliate (and not any assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease). Landlord shall reserve the concurrent right to use the roof for its own use and for third-party use for installation of satellite dish and antenna devices similar to Tenant’s Telecommunications Equipment (collectively, the “Landlord TCE”), provided such Landlord TCE shall not interfere with Tenant’s operations on the roof of the Building, and provided Landlord maintains, restores and repairs the Building rooftop space associated with such Landlord TCE. To the extent Landlord elects to install Landlord TCE on the Building rooftop, Landlord shall be responsible for the maintenance, repair and restoration of such Landlord TCE. Landlord shall be responsible for (and shall make all necessary repairs and replacements for) any damage to Tenant’s Telecommunications Equipment due to the actions or omissions of Landlord or Landlord Parties (or any third party to whom Landlord has granted roof access rights. Following reasonable prior notice from Tenant, Landlord shall remove and/or relocate any Landlord TCE in order to reasonably accommodate the installation and/or expansion of Tenant’s Telecommunications Equipment. Tenant shall be responsible for (and shall make all necessary repairs and replacements for) any damage to the Landlord TCE due to the negligence or willful misconduct of Tenant.

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

ARTICLE 22

EMERGENCY GENERATOR AND TRENCHING

     Subject to Landlord’s approval, which shall not be unreasonably withheld or delayed, and subject to the TCCs of this Article 22 and Article 8 of this Lease, Tenant may install, for Tenant’s own use, subject to the TCCs of the Tenant Work Letter, without the payment of any Rent or a license or similar fee or charge, communications systems, back-up generators, and other equipment related thereto (all such equipment defined collectively as the “Additional Equipment”) in a location to be mutual and reasonably determined by Landlord and Tenant. The physical appearance and the size of the location housing the Additional Equipment shall be subject to Landlord’s reasonable approval, and Landlord may require Tenant to install screening around such Additional Equipment area, at Tenant’s sole cost and expense, as reasonably designated by Landlord; provided, however, that to the extent such Additional Equipment area is located on Project parking areas, the number of spaces so used shall commensurately reduce Landlord’s obligation to provide a particular number of spaces to Tenant as otherwise set forth in Article 28 of this Lease. Tenant shall maintain such Additional Equipment, at Tenant’s sole cost and expense. In the event Tenant elects to exercise its right to install such Additional Equipment, then Tenant shall give Landlord no less than forty-five (45) days prior written notice thereof. Tenant shall reimburse to Landlord the Actual Costs reasonably incurred by Landlord in reviewing and approving (or disapproving) such Additional Equipment. Tenant shall remove such Additional Equipment upon the expiration or earlier termination of this Lease and shall repair any damage to the Building or the Project caused by such removal and return the affected portion of the Building and Project to the condition existing prior to the installation of such Additional Equipment, reasonable wear and tear excepted. Such Additional Equipment shall be installed pursuant to plans and specifications approved by Landlord, which approval will not be unreasonably withheld. Such Additional Equipment shall, in all instances, comply with the CC&R’s and all applicable governmental laws, codes, rules and regulations. In addition, Tenant shall have the right to trench (subject to Landlords prior approval, which shall not be unreasonably withheld, conditioned or delayed) between the Buildings which are included in the definition of Premises in order to install reasonable conduit through which to “hard wire” voice and data transmissions. Such trenching and installation shall be completed pursuant to specifications mutually and reasonably developed by Landlord and Tenant. Notwithstanding the terms of Section 8.5 of this Lease, Tenant shall not be required to remove any underground conduit (and any cable or other equipment located therein) and restore the affected area to its original condition at the expiration or earlier termination Lease Term.

ARTICLE 23

SIGNS

     23.1 Full Floors. Subject to Landlord’s prior written approval, in its reasonable discretion, and provided all signs are in keeping with the quality, design and style of the Building and Project, Tenant, if the Premises comprise an entire floor of the Building, at its sole cost (provided that up to $50,000.00 of such cost may, at Tenant’s option, be a “Tenant Improvement Allowance Item” pursuant to Section 23.4.4, below) and expense, may install identification

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

signage anywhere in the Premises including in the elevator lobby of the Premises, provided that such signs must not be visible from the exterior of the Building.

     23.2 Multi-Tenant Floors. If other tenants occupy space on the floor on which the Premises is located, Tenant’s identifying signage shall be provided by Landlord, at Tenant’s cost, and such signage shall be comparable to that used by Landlord for other similar floors in the Building and shall comply with Landlord’s Building standard signage program.

     23.3 Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Except as set forth in Section 23.4, below, Tenant may not install any signs on the exterior or roof of the Project or the Common Areas. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its reasonable discretion.

     23.4 Tenant’s Signage. Tenant shall be entitled to install the following signage in connection with Tenant’s lease of the Premises (collectively, the “Tenant’s Signage”):

(i)	To the extent Tenant leases an entire Building, exclusive building-top signage on such Building consisting of up to two (2) building-top signs identifying Tenant’s name or logo located at the top of the Building; and

(ii)	To the extent Tenant leases at least two (2) full floors within a Building, non-exclusive building-top signage on such Building consisting of one (1) building-top signs identifying Tenant’s name or logo located at the top of the Building; and

(iii)	Tenant’s pro-rata share (based on the rentable square footage of the Premises vis-à-vis the rentable square footage of the Project) of the Project monument sign (the “Project Monument Sign”); provided, however, Landlord shall be able to locate its standard identification signage on the Project Monument Sign at Landlord’s sole expense; provided, however, in the event Landlord constructs more than one Project monument sign, then Tenant shall have exclusive signage rights on one Project monument sign (to be selected by Tenant), and Tenant’s pro-rata share (based on the rentable square footage of the Premises vis-à-vis the rentable square footage of the Project) of the remaining Project monument signs; and

(iv)	To the extent Tenant leases an entire Building, exclusive building entrance signage located adjacent to the main entrances of such Building.

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

          23.4.1 Specifications and Permits. Tenant’s Signage shall set forth Tenant’s name and logo as determined by Tenant in its sole discretion; provided, however, in no event shall Tenant’s Signage include an “Objectionable Name,” as that term is defined in Section 23.4.2, of this Lease. The graphics, materials, color, design, lettering, lighting, size, illumination, specifications and exact location of Tenant’s Signage (collectively, the “Sign Specifications”) shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and shall be consistent and compatible with the quality and nature of the Project and the Building Standard Signage Locations, attached hereto as Exhibit H. For purposes of this Section 23.4.1, the reference to “name” shall mean name and/or logo. In addition, Tenant’s Signage shall be subject to Tenant’s receipt of all required governmental permits and approvals and shall be subject to all Applicable Law and to any covenants, conditions and restrictions affecting the Project. Landlord shall use commercially reasonable efforts to assist Tenant in obtaining all necessary governmental permits and approvals for Tenant’s Signage. Tenant hereby acknowledges that, notwithstanding Landlord’s approval of Tenant’s Signage, Landlord has made no representation or warranty to Tenant with respect to the probability of obtaining all necessary governmental approvals and permits for Tenant’s Signage. In the event Tenant does not receive the necessary governmental approvals and permits for Tenant’s Signage, Tenant’s and Landlord’s rights and obligations under the remaining TCCs of this Lease shall be unaffected.

          23.4.2 Objectionable Name. To the extent Original Tenant or its Affiliate or Permitted Assignee or a subtenant desires to change the name and/or logo set forth on Tenant’s Signage, such name and/or logo shall not have a name which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend a landlord of the Comparable Buildings (an “Objectionable Name”). The parties hereby agree that the names “Intuit,” “Intuit Inc.” or any reasonable derivation thereof, shall not be deemed an Objectionable Name.

          23.4.3 Termination of Right to Tenant’s Signage. The rights contained in this Section 23.4 shall be personal to the Original Tenant, its Affiliates and any Permitted Assignee, and may only be exercised by the Original Tenant, its Affiliates and/or a Permitted Assignee (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease) if the Original Tenant, its Affiliates or Permitted Assignee is not in Economic Default under this Lease (beyond any applicable notice and cure period). Notwithstanding the foregoing, Tenant may assign its building top signage rights as to a particular Building set forth in Section 23.4(i) and (ii), above, to a subtenant which subleases at least one (1) full floor of the applicable Building, provided that such sublease is for term longer than three (3) years. In addition, Tenant may assign its eyebrow signage rights as to a particular Building set forth in Section 23.4(iv), above, to a subtenant which subleases at least one (1) full floor of the applicable Building. To the extent Tenant assigns any of Tenant’s signage rights to a subtenant pursuant to the terms and conditions of this Section 23.4.3, any such subtenant signage must not conflict with any signage restrictions granted by Landlord in a lease with another tenant of the Project.

          23.4.4 Cost and Maintenance. The costs of the actual signs comprising Tenant’s Signage and the installation, design, construction, and any and all other costs associated

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

with Tenant’s Signage, including, without limitation, utility charges and hook-up fees, permits, and maintenance and repairs, shall be the sole responsibility of Tenant; provided that up to $50,000.00 of the costs and fees associated with the initial installation, design, and construction of such Tenant’s Signage may, at Tenant’s option, be deemed a “Tenant Improvement Allowance Item,” as that term is set forth in Section 2.2 of the Tenant Work Letter. Should Tenant’s Signage require repairs and/or maintenance, as determined in Landlord’s reasonable judgment, Landlord shall have the right to provide notice thereof to Tenant and Tenant shall cause such repairs and/or maintenance to be performed within thirty (30) days after receipt of such notice from Landlord, at Tenant’s sole cost and expense; provided, however, if such repairs and/or maintenance are reasonably expected to require longer than thirty (30) days to perform, Tenant shall commence such repairs and/or maintenance within such thirty (30) day period and shall diligently prosecute such repairs and maintenance to completion. Should Tenant fail to perform such repairs and/or maintenance within the periods described in the immediately preceding sentence, Landlord shall have the right to cause such work to be performed and to charge Tenant as Additional Rent for the Actual Cost of such work. Upon the expiration or earlier termination of this Lease, Tenant shall, at Tenant’s sole cost and expense, cause Tenant’s Signage to be removed and shall cause the areas in which such Tenant’s Signage was located to be restored to the condition existing immediately prior to the placement of such Tenant’s Signage (excepting normal wear and tear caused by the sun, rain and other elements to which such Tenant’s Signage is exposed). If Tenant fails to timely remove such Tenant’s Signage or to restore the areas in which such Tenant’s Signage was located, as provided in the immediately preceding sentence, then Landlord may perform such work, and all Actual Costs incurred by Landlord in so performing shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant’s receipt of an invoice therefor. The TCCs of this Section 23.4.4 shall survive the expiration or earlier termination of this Lease.

ARTICLE 24

COMPLIANCE WITH LAW

     Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated (collectively, “Applicable Laws”). At its sole cost and expense, Tenant shall promptly comply with all such Applicable Laws which relate to (i) Tenant’s use of the Premises for non-general office use, (ii) the Alterations or Tenant Improvements in the Premises, or (iii) the Base Building, but, as to the Base Building, only to the extent such obligations are triggered by Tenant’s Alterations, the Tenant Improvements, or use of the Premises for non-general office use; provided, however, in connection with the foregoing, Landlord shall not initiate an action to formally and legally change the scope and application of an Applicable Law, so that such Applicable Law then applies to Tenant pursuant to item (i), (ii) or (iii), above. The final, non-appealable judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant. Landlord shall comply with all Applicable Laws relating to the Base Building, and the Project Common Areas, provided that compliance with such Applicable Laws is not the responsibility of Tenant under this Lease, and provided further that Landlord’s failure to comply therewith would

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, or would unreasonably and materially affect the safety of Tenant’s employees or create a significant health hazard for Tenant’s employees or create material liability for Tenant or impose material costs on Tenant. In addition, Landlord shall comply with all changes in Applicable Laws to the extent Landlord initiated an action to formally and legally change the scope and application of such Applicable Law, unless either (A) Tenant approved such change in Applicable Law, or (B) compliance with such Applicable Law is cost neutral to Tenant. Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24 to the extent consistent with the terms of Section 4.2.4, above.

ARTICLE 25

LATE CHARGES

     If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within ten (10) business days after written notice (a “Late Payment Notice”) from Landlord that said amount was not paid when due, then Tenant shall pay to Landlord a late charge equal to two percent (2%) of the overdue amount plus any attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder; provided, however, if Landlord shall have delivered to Tenant a Late Payment Notice one or more times during the preceding twelve (12) month period, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount, plus any attorneys’ fees incurred by Landlord, if Tenant fails to pay Rent and/or other charges within five (5) business days after notice from Landlord that said amount was not paid when due. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within said ten (10) business days after notice from Landlord that said amount was not paid when due, shall bear interest from the date when due until paid at the “Interest Rate.” For purposes of this Lease, the “Interest Rate” shall be an annual rate equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication G.13(415), published on the first Tuesday of each calendar month (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published), plus four (4) percentage points, and (ii) the highest rate permitted by applicable law.

ARTICLE 26

LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

     26.1 Landlord’s Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2, above, unless a specific time period is otherwise stated in this Lease, then upon three (3) additional days Notice from Landlord, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant’s part

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

     26.2 Tenant’s Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, upon delivery by Landlord to Tenant of statements therefor, sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of Section 26.1. Tenant’s obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

ARTICLE 27

ENTRY BY LANDLORD

     Landlord reserves the right at all reasonable times (during Building Hours with respect to items (i) and (ii) below) and upon at least forty-eight (48) hours prior notice to Tenant (except in the case of an emergency) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers, or during the last nine (9) months of the Lease Term, to prospective tenants; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building, or for structural alterations, repairs or improvements to the Building or the Building’s systems and equipment, to the extent required or expressly permitted pursuant to the TCCs of this Lease. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of Landlord, including janitorial service; (B) take possession due to any breach of this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform pursuant to the terms of Section 26.1, above. Landlord may make any such entries without the abatement of Rent, except as otherwise provided in this Lease, and may take such reasonable steps as required to accomplish the stated purposes; provided, however, except for (i) emergencies, (ii) repairs, alterations, improvements or additions required by governmental or quasi-governmental authorities or court order or decree, or (iii) repairs which are the obligation of Tenant hereunder, any such entry shall be performed in a manner so as not to unreasonably interfere with Tenant’s use of the Premises and shall be performed after normal business hours if reasonably practical. With respect to items (ii) and (iii) above, Landlord shall use commercially reasonable efforts to not materially interfere with Tenant’s use of, or access to, the Premises. Except as otherwise set forth in Sections 3.3 and 19.6 of this Lease, above, Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby, provided that the foregoing shall not limit Landlord’s liability, if any, pursuant to Applicable Law for personal injury and property damage to the extent caused by the negligence or willful misconduct of Landlord, its agents, employees or contractors. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Notwithstanding anything to the contrary set forth in this Article 27, Tenant may designate certain limited areas of the Premises as “Secured Areas” should Tenant require such areas for the purpose of securing certain valuable

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

property or confidential information. In connection with the foregoing, Landlord shall not enter such Secured Areas except in the event of an emergency. Landlord need not clean any area designated by Tenant as a Secured Area and shall only maintain or repair such Secured Areas to the extent (i) such repair or maintenance is required in order to maintain and repair the Building Structure and/or the Building Systems; (ii) as required by Applicable Law, or (iii) in response to specific requests by Tenant and in accordance with a schedule reasonably designated by Tenant, subject to Landlord’s reasonable approval. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein.

ARTICLE 28

TENANT PARKING; PROJECT FENCING

     28.1 Tenant Parking. Landlord shall provide to Tenant, commencing on the Lease Commencement Date, the amount of parking spaces set forth in Section 9 of the Summary, throughout the Lease Term, which parking spaces shall pertain to the Project parking facility. Tenant shall pay to Landlord for automobile parking spaces actually used by Tenant the prevailing rate charged from time to time at the location of such parking spaces, as the case may be; provided, however, except as set forth in the immediately following sentence, such parking spaces shall be provided to Tenant free of charge during the initial Lease Term and first Option Term, if applicable. In addition, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority on Landlord in connection with the renting of such parking spaces by Tenant or the use of the parking facility by Tenant. Tenant’s continued right to use the parking spaces is conditioned upon Tenant abiding by all reasonable rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking spaces are located, including any sticker or other identification system established by Landlord, Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations and Tenant not being in default under this Lease; provided that Landlord shall not enforce such rules and regulations in a discriminatory manner. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease (except as set forth in Section 3.3 of this Lease, above), from time to time, close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements; provided that (I) Landlord shall be required, at all times throughout the Lease Term, to provide Tenant with the number of parking spaces to which Tenant is entitled under the terms of this Lease; and (II) in the event Landlord changes the location of any of Tenant’s parking spaces, then to the extent such changes are not made in order to comply with Applicable Laws (provided that Landlord shall not initiate an action to formally and legally change the scope and application of an Applicable Law for the purpose of allowing Landlord to change the location of any of Tenant’s parking spaces), Landlord shall be required to equitably and reasonably determine the location of such relocated spaces to ensure that Tenant maintains the same general parking rights vis-à-vis the other tenants of the Projects as are

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

provided to Tenant under the terms of this Lease. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. The parking spaces rented by Tenant pursuant to this Article 28 are provided to Tenant solely for use by Tenant’s own personnel and such passes and spaces may not be transferred, assigned, subleased or otherwise alienated by Tenant, except on a pro-rata basis in connection with an assignment or subletting of the Premises permitted or approved in accordance with the TCCs of Article 14.

     28.2 Reserved and Visitor Spaces. Out of the number of parking spaces granted to Tenant pursuant to this Lease, Tenant shall have the right to use that number for reserved and visitor parking spaces (the “Reserved Spaces”) as set forth in Section 9 of the Summary. The Reserved Spaces shall be located within a general area for Tenant’s reserved parking (the “Reserved Parking Area”) as reasonably designated by Landlord, provided that Tenant’s visitor space shall be located as close as reasonably practicable to the Buildings containing the Premises. Except to the extent required by Applicable Laws (unless Landlord initiated a change to Applicable Laws), required for repairs and maintenance, or in connection with physical modifications to the parking facilities or areas, Landlord (i) shall not relocate the Reserved Spaces, and (ii) shall not otherwise modify the Reserved Spaces without Tenant’s consent, which consent will not be unreasonably withheld or delayed.

     28.3 Project Fencing. Provided that (i) Tenant is not in Economic Default under this Lease (beyond any applicable notice and cure periods), (ii) Original Tenant and/or its Affiliates occupy Building 1 and Building 2 in their entirety, (iii) Tenant receives Landlord’s prior written approval (which shall not be unreasonably withheld, conditioned or delayed), Original Tenant and its Affiliates shall have the right to secure with fencing, access gates and/or walls, the Exclusive Tenant Areas (as applicable, the “Project Fencing”); provided, however, such Project Fencing shall be subject to (A) an approved design, materials, finishes, and construction schedule reasonably and mutually approved by Landlord and Tenant, (B) any covenants, conditions, and restrictions relating to the Project, and Applicable Laws, (C) Tenant’s obligation to install, operate, maintain, repair, remove and restore the Project Fencing, at Tenant’s sole cost and expense, on or before the expiration or earlier termination of this Lease.

ARTICLE 29

MISCELLANEOUS PROVISIONS

     29.1 Terms; Captions. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

     29.2 Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

     29.3 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

     29.4 Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within twenty (20) days following a request therefor.

     29.5 Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease not accrued as of the date of the transfer and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord on and after the date of such transfer, and Tenant shall attorn to such transferee. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

     29.6 Recording. At any time following the execution and delivery of this Lease, Landlord and Tenant shall each have the right to require the other party to execute, acknowledge and deliver a commercially reasonable memorandum of lease. Landlord and Tenant shall each have the right to record such memorandum in the official Records of San Diego County, California.

     29.7 Landlord’s Title. Except to the extent provided to the contrary in this Lease, Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

     29.8 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

     29.9 Application of Payments. Unless Tenant, by Notice to Landlord, specifically restricts how such payment is to be applied, Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect. Provided, however, while Landlord must accept payments made under protest, Landlord is not obligated to accept a payment made with other restrictions, and such payment, if not accepted by Landlord, shall be returned to Tenant within five (5) business days of demand by Tenant.

     29.10 Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

     29.11 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

     29.12 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord, which is not set forth herein or in one or more of the exhibits attached hereto.

     29.13 Landlord Exculpation. From and after the Lease Commencement Date, the liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Project, including any insurance proceeds received by Landlord or the Landlord Parties in connection with the Project. Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns, except to the extent such party becomes the Landlord under the terms of this Lease. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, except as provided in Article 16 with respect to Tenant holding over after the expiration of the Lease Term, and except as to Tenant’s actions under Section 7.2 of this Lease, neither Landlord nor the Landlord Parties or Tenant nor the Tenant Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant’s or Landlord’s business, as applicable, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

     29.14 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties’ entire agreement with respect to the leasing of the Premises and supersedes and cancels any and

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

     29.15 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Project as a first-class office project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

     29.16 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease and except as to Tenant’s obligations under Articles 5 and 24 of this Lease (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

     29.17 Intentionally Omitted.

     29.18 Notices. All notices, demands, statements, designations, approvals or other communications (collectively, “Notices”) given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested (“Mail”), (B) transmitted by telecopy, if such telecopy is promptly followed by a Notice sent by Mail, (C) delivered by a nationally recognized overnight courier, or (D) delivered personally. Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth below, or to such other places as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given (i) three (3) days after the date it is posted if sent by Mail, (ii) the date the telecopy is transmitted, (iii) the date the overnight courier delivery is made, or (iv) the date personal delivery is made or attempted to be made. If Tenant is notified of the identity and address of Landlord’s mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant’s exercising any remedy available to Tenant. As of the date of this Lease, any Notices to Landlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

Kilroy Realty Corporation
12200 West Olympic Boulevard
Suite 200
Los Angeles, California 90064
Attention: Legal Department

with copies to:

Kilroy Realty Corporation
13500 Evening Creeks Drive, North, Suite 130
San Diego, California 92128
Attention: Mr. Michael Nelson

and

Allen Matkins Leck Gamble & Mallory LLP
1901 Avenue of the Stars, Suite 1800
Los Angeles, California 90067
Attention: Anton N. Natsis, Esq.

     29.19 Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

     29.20 Authority. Each individual executing this Lease on behalf of Landlord and Tenant hereby represent and warrant that Landlord, or Tenant, as applicable, is a duly formed and existing entity qualified to do business in California and that each person signing on behalf of Landlord and Tenant is authorized to do so.

     29.21 Attorneys’ Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

     29.22 Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the State of California. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY.

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

     29.23 Submission of Lease. Submission of this instrument for examination or signature by either party does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

     29.24 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. Landlord and Broker have executed a commission agreement, a copy of which is attached to this Lease as Exhibit J. Landlord shall pay any commission due and owing to Brokers pursuant to the TCCs of Exhibit J, and shall indemnify and defend Tenant against and hold Tenant harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with Brokers.

     29.25 Independent Covenants. Subject to the TCCs of Sections 3.3 and 7.2 of this Lease, above, this Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.

     29.26 Project or Building Name and Signage. Landlord shall have the right at any time to change the name of the Project and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Buildings as Landlord may, in Landlord’s sole discretion, desire; provided, however, if (i) Tenant continues to lease and occupy not less than fifty percent (50%) of the Project, and (ii) Landlord desires to change the name of the Project to something other than “Santa Fe Summit” or a name identifying Landlord, such as “Kilroy Santa Fe Summit,” then such Project name shall be subject to Tenant’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.

     29.27 Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.

     29.28 Intentionally Omitted.

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

     29.29 Transportation Management. Tenant shall fully comply with all governmentally mandated programs intended to manage parking, transportation or traffic in and around the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

     29.30 Building Renovations. It is specifically understood and agreed that Landlord has made no representation or warranty to Tenant and has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Tenant Work Letter. However, Tenant hereby acknowledges that Landlord may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Project, the Building and/or the Premises including without limitation the parking structure, common areas, systems and equipment, roof, and structural portions of the same, which Renovations may include, without limitation, (i) installing sprinklers in the Building common areas and tenant spaces, (ii) modifying the common areas and tenant spaces to comply with Applicable Laws (provided that Landlord shall not initiate an action to formally and legally change the scope and application of an Applicable Law for the purpose of allowing Landlord to modify the common areas or tenant spaces) and regulations, including regulations relating to the physically disabled, seismic conditions, and building safety and security, and (iii) installing new floor covering, lighting, and wall coverings in the Building common areas, and in connection with any Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Project, including portions of the common areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent, except as specifically provided in this Lease. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions. Landlord shall perform such Renovations in compliance with the terms of this Lease, including, without limitation, the terms of Sections 1.1.1 and 1.1.3, above, and shall use commercially reasonable efforts to have all such work performed on a continuous basis, and once started, to be completed reasonably expeditiously, with such work being organized and conducted in a manner which will minimize any interference to Tenant’s business operations in the Premises. Notwithstanding anything set forth in this Section 29.30 to the contrary, any Renovation performed by Landlord in a Building which is one hundred percent (100%) leased by Tenant (except for a Renovation required by Applicable Law, provided that Landlord shall not initiate an action to formally and legally change the scope and application of an Applicable Law for the purpose of allowing Landlord to perform such Renovation without requiring Tenant’s prior approval), shall require Tenant’s prior written consent, which consent shall not be unreasonably withheld.

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

     29.31 No Violation. Tenant and Landlord hereby respectively warrant and represent to the other that neither the execution of nor performance under this Lease shall cause Tenant or Landlord, as applicable, to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant or Landlord, as applicable, is bound, and Tenant and Landlord shall each protect, defend, indemnify and hold the other harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, arising from Tenant’s or Landlord’s, as applicable, breach of this warranty and representation. Tenant hereby covenants that Tenant’s Board of Directors have approved this Lease.

     29.32 Communications and Computer Lines. The construction of the Tenant Improvements shall be governed by the terms of the Tenant Work Letter and not the terms of this Section 29.32. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables (collectively, the “Lines”) at the Project in or serving the Premises, provided that (i) Tenant shall use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) the Lines therefor (including riser cables) shall be (x) appropriately insulated to prevent excessive electromagnetic fields or radiation, (y) surrounded by a protective conduit reasonably acceptable to Landlord, and (z) identified in accordance with the “Identification Requirements,” as that term is set forth hereinbelow, (iii) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, and (iv) Tenant shall pay all costs in connection therewith. All Lines shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant’s name and the name of the person to contact in the case of an emergency (A) every four feet (4’) outside the Premises (specifically including, but not limited to, the electrical room risers and other Common Areas), and (B) at the Lines’ termination point(s) (collectively, the “Identification Requirements”). Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time (1) are in violation of any Applicable Laws (unless Landlord initiated a change to Applicable Laws), (2) are inconsistent with then-existing industry standards (such as the standards promulgated by the National Fire Protection Association (e.g., such organization’s “2002 National Electrical Code”)), or (3) otherwise represent a dangerous or potentially dangerous condition.

     29.33 Hazardous Substances.

          29.33.1 Definitions. For purposes of this Lease, the following definitions shall apply: “Hazardous Material(s)” shall mean any solid, liquid or gaseous substance or material that is described or characterized as a toxic or hazardous substance, waste, material, pollutant, contaminant or infectious waste, or any matter that in certain specified quantities would be injurious to the public health or welfare, or words of similar import, in any of the “Environmental Laws,” as that term is defined below, or any other words which are intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity or reproductive toxicity and includes, without limitation, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, nuclear or radioactive matter, medical waste, soot, vapors, fumes, acids, alkalis, chemicals, microbial

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

matters (such as molds, fungi or other bacterial matters), biological agents and chemicals which may cause adverse health effects, including but not limited to, cancers and /or toxicity. “Environmental Laws” shall mean any and all federal, state, local or quasi-governmental laws (whether under common law, statute or otherwise), ordinances, decrees, codes, rulings, awards, rules, regulations or guidance or policy documents now or hereafter enacted or promulgated and as amended from time to time, in any way relating to (i) the protection of the environment, the health and safety of persons (including employees), property or the public welfare from actual or potential release, discharge, escape or emission (whether past or present) of any Hazardous Materials or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Materials.

          29.33.2 Compliance with Environmental Laws. Neither Landlord nor Tenant shall, at any time, use or permit the use of any portion of the Premises, the Building or Project parking facilities in violation (“Violation”) of Environmental Laws, including but not limited to asbestos, soil and ground water conditions and Hazardous Materials. Landlord hereby covenants that there are no Hazardous Materials on or below the initial Premises, Building and Project, as of the date of this Lease. unless brought onto the Premises, Building, or Project by Tenant or a Tenant Party. To the extent Landlord breaches the foregoing covenant, Landlord shall indemnify, defend and protect Tenant and the Tenant Parties. Tenant shall indemnify, defend and protect Landlord and the Landlord Parties harmless from and against any and all losses, costs (including reasonable attorneys’ fees), liabilities and claims whether joint or several, of any kind arising from Tenant or Tenant Party’s use of any Hazardous Materials and shall use such materials in compliance with all insurance requirements, permits, and Environmental Laws. Landlord and Tenant acknowledge that Tenant may produce hazardous waste, in the normal course of Tenant’s operation of its business from within the Premises, that are of the types and in the amounts that are considered normal for tenants in comparable buildings. Neither Landlord nor Tenant shall at any time use, or permit or allow any party to do use, generate, store or dispose of on, under or about the Premises, the Building or the Project parking facilities, or transport to or from the Premises, the Building or the Project parking facilities, any Hazardous Materials, unless such use or transportation is performed in full compliance with all Environmental Laws.

     29.34 Development of the Project.

          29.34.1 Subdivision. Landlord reserves the right to further subdivide all or a portion of the Project. Tenant agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from such subdivision, provided that in no event shall any such actions by Landlord result in any increased Rent, or any costs or charges upon Tenant, and provided that Tenant’s rights are not materially reduced, and Tenant’s obligations are not materially increased.

          29.34.2 The Other Improvements. If portions of the Project or property adjacent to the Project (collectively, the “Other Improvements”) are owned by Landlord, an affiliate of Landlord, or an entity other than Landlord or an affiliate of Landlord, Landlord, at its option, may enter into an agreement relating to the Other Improvements to provide (i) for reciprocal rights of access and/or use of the Project and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

of the Project and the Other Improvements, (iii) for the allocation of a portion of the Direct Expenses to the Other Improvements and the operating expenses and taxes for the Other Improvements to the Project, and (iv) for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Project, provided that in no event shall any such actions by Landlord result in any increased Rent, or any costs or charges upon Tenant. Landlord may exercise the foregoing rights only to the extent that as a result thereof Tenant’s rights are not materially reduced, and Tenant’s obligations are not materially increased as a result thereof. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord’s right to convey all or any portion of the Project or any other of Landlord’s rights described in this Lease.

          29.34.3 Construction of Project and Other Improvements. Tenant acknowledges that portions of the Project and/or the Other Improvements may be under construction following Tenant’s occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project. Subject to the TCCs of Sections 3.3 and 7.2 of this Lease, above, and provided that Landlord employs commercially reasonable efforts to minimize interference with the conduct of Tenant’s business, Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such construction.

     29.35 Arbitration.

          29.35.1 General Submittals to Arbitration. The submittal of all matters to arbitration in accordance with the provisions of this Section 29.35 is the sole and exclusive method, means and procedure to resolve any and all claims, disputes or disagreements arising under this Lease, except for (i) all claims by either party which (A) seek anything other than enforcement of rights under this Lease, (B) are primarily founded upon matters of fraud, willful misconduct, bad faith or any other allegations of tortious action, and seek the award of punitive or exemplary damages, or (C) seek a declaratory judgment, (ii) all claims by either party arising from the determination of Market Rent, (iii) claims relating to Landlord’s exercise of any unlawful detainer rights pursuant to California law or rights or remedies used by Landlord to gain possession of the Premises or terminate Tenant’s right of possession to the Premises, which disputes shall be resolved by suit filed in the Superior Court of San Diego County, California, the decision of which court shall be subject to appeal pursuant to Applicable Laws, and (iv) all claims by either party arising from the determination of the rentable square footage of the Premises or any expansion thereof. The parties hereby irrevocably waive any and all rights to the contrary and shall at all times conduct themselves in strict, full, complete and timely accordance with the provisions of this Section 29.35 and all attempts to circumvent the terms and conditions of this Section 29.35 shall be absolutely null and void and of no force or effect whatsoever. As to any matter submitted to arbitration (except with respect to the payment of money) to determine whether a matter would, with the passage of time, constitute a default, such passage of time shall not commence to run until any such affirmative arbitrated determination, as long as it is simultaneously determined in such arbitration that the challenge of such matter as a potential Tenant default or Landlord default was made in good faith. As to any matter submitted to arbitration with respect to the payment of money, to determine whether a matter would, with the passage of time, constitute a default, such passage of time shall not commence to run in the

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

event that the party which is obligated to make the payment does in fact make the payment to the other party. Such payment can be made “under protest,” which shall occur when such payment is accompanied by a good faith Notice stating the reasons that the party has elected to make a payment under protest. Such protest will be deemed waived unless the subject matter identified in the protest is submitted to arbitration as set forth in this Section 29.35.

          29.35.2 JAMS. Any dispute to be arbitrated pursuant to the provisions of this Section 29.35 shall be determined by binding arbitration before a retired judge of the Superior Court of the State of California (the “Arbitrator”) under the auspices of Judicial Arbitration & Mediation Services, Inc. (“JAMS”). Such arbitration shall be initiated by the parties, or either of them, within ten (10) days after either party sends Notice (the “Arbitration Notice”) of a demand to arbitrate to the other party and to JAMS. The Arbitration Notice shall contain a description of the subject matter of the arbitration, the dispute with respect thereto, the amount involved, if any, and the remedy or determination sought. The parties may agree on a retired judge from the JAMS panel. If they are unable to promptly agree, JAMS will provide a list of three available judges who, to the extent available, have had extensive experience in handling real estate commercial lease transactions as practitioners and each party may strike one. The remaining judge (or if there are two, the one selected by JAMS) will serve as the Arbitrator. In the event that JAMS shall no longer exist or if JAMS fails or refuses to accept submission of such dispute, then the dispute shall be resolved by binding arbitration before the American Arbitration Association (“AAA”) under the AAA’s commercial arbitration rules then in effect.

          29.35.3 Arbitration Procedure.

               29.35.3.1 Pre-Decision Actions. The Arbitrator shall schedule a pre-hearing conference to resolve procedural matters, arrange for the exchange of information, obtain stipulations, and narrow the issues. The parties will submit proposed discovery schedules to the Arbitrator at the pre-hearing conference. The scope and duration of discovery will be within the sole discretion of the Arbitrator. The Arbitrator shall have the discretion to order a pre-hearing exchange of information by the parties, including, without limitation, production of requested documents, exchange of summaries of testimony of proposed witnesses, and examination by deposition of parties and third-party witnesses. This discretion shall be exercised in favor of discovery reasonable under the circumstances.

          29.35.4 The Decision. The arbitration shall be conducted in San Diego, California. Any party may be represented by counsel or other authorized representative. In rendering a decision(s), the Arbitrator shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of California and the provisions of this Lease. The Arbitrator’s decision shall be based on the evidence introduced at the hearing, including all logical and reasonable inferences therefrom. The Arbitrator may make any determination, and/or grant any remedy or relief (an “Arbitration Award”) that is just and equitable. The decision must be based on, and accompanied by, a written statement of decision explaining the factual and legal basis for the decision as to each of the principal controverted issues. The decision shall be conclusive and binding, and it may thereafter be confirmed as a judgment by the Superior Court of the State of California, subject only to challenge on the grounds set forth in the California Code of Civil Procedure Section 1286.2. The validity and enforceability of the Arbitrator’s decision is to be determined exclusively by the California courts

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

pursuant to the terms and conditions of this Lease. The Arbitrator shall award costs, including without limitation attorneys’ fees, and expert and witness costs, to the prevailing party as defined in California Code of Civil Procedure Section 1032 (“Prevailing Party”), if any, as determined by the Arbitrator in his discretion. The Arbitrator’s fees and costs shall be paid by the non-prevailing party as determined by the Arbitrator in his discretion. A party shall be determined by the Arbitrator to be the prevailing party if its proposal for the resolution of dispute is the closer to that adopted by the Arbitrator.

     29.36 Landlord Reimbursement of Holdover Premium. In the event (i) the Rent Commencement Date applicable to Building 2 fails to occur on or before September 1, 2007, (ii) as a result of such failure Tenant is unable to move into Building 2, (iii) Tenant is forced to holdover (i.e., Tenant must occupy space after the later of (a) the date the term of the lease of such space has expired, and (b) September 1, 2007) in the space under Tenant’s existing sublease with Franklin Templeton Corporate Services Inc., dated March 31, 2000, with respect to approximately 47,000 rentable square feet of space located at 4760 Eastgate Mall, Eastgate Technology Park, San Diego, California (the “4760 Eastgate Lease”), or the space under Tenant’s existing sublease with Packetvideo Corporation, dated June 4, 2002, with respect to approximately 63,532 rentable square feet of space located at 4820 Eastgate Mall, Eastgate Technology Park, San Diego, California (the “4820 Eastgate Lease”), and (iv) provided that Tenant reasonably cooperates with Landlord and, in good faith, diligently pursues all commercially reasonable actions required of Tenant in order to avoid any such holdover, then Landlord shall pay to Tenant the sum of the amounts set forth in Sections 29.36.1 and 29.36.2, below (the “Eastgate Holdover Premium”).

          29.36.1 4760 Eastgate Lease. The total amount of any increase in base rent actually incurred by Tenant due to Tenant’s holdover under the 4760 Eastgate Lease; provided, however, if Landlord delivers written notice to Tenant on or before July 31, 2006 informing Tenant (i) that the Rent Commencement Date applicable to Building 2 shall not occur on or before September 1, 2007, and (ii) Landlord reasonable estimate of the date upon which the Rent Commencement Date applicable to Building 2 shall occur (the “Revised B2 Rent Commencement Date”), then Landlord shall not be liable to Tenant for any holdover premium incurred by Tenant prior to the Revised B2 Rent Commencement Date.

          29.36.2 4820 Eastgate Lease. The total amount of any increase in base rent actually incurred by Tenant due to Tenant’s holdover under the 4820 Eastgate Lease, provided that if Landlord delivers written notice to Tenant on or before July 31, 2006 informing Tenant that the Rent Commencement Date applicable to Building 2 shall not occur on or before September 1, 2007, and informs Tenant of Landlord’s reasonable estimate of the date upon which the Rent Commencement Date applicable to Building 2 shall occur (the period between September 1, 2007 and the reasonably estimated Rent Commencement Date to be known as the “Holdover Period”), then Tenant shall use its best efforts to negotiate an extension of the term of the 4820 Eastgate Lease and shall use its good faith efforts to minimize the amount of any increase in base rent paid be Tenant during any such Holdover Period.

     29.37 Good Faith; Reasonableness. Except (i) for matters for which there is a standard of consent or discretion specifically set forth in this Lease; (ii) matters which could have a material and adverse effect on the Building Structure or the Building Systems, or which could affect the exterior

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

appearance of the Building, or (iii) matters covered by Article 4 (Additional Rent), Article 10 (Insurance), or Article 19 (Defaults; Remedies) of this Lease (collectively, the “Excepted Matters”), any time the consent of Landlord or Tenant is required under this Lease, such consent shall not be unreasonably withheld or delayed, and, except with regard to the Excepted Matters, whenever this Lease grants Landlord or Tenant the right to take action, exercise discretion, establish Rules and Regulations or make an allocation or other determination, Landlord and Tenant shall act reasonably and in good faith.

     IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“LANDLORD”:

KILROY REALTY, L.P.,
a Delaware limited partnership

By:	Kilroy Realty Corporation,
a Maryland corporation,
General Partner

By:	/s/ JEFFREY C. HAWKEN

Its:	Executive Vice President

Chief Operating Officer

By:	/s/ NADINE K. KIRK

Its:	Vice President Legal Administration

“TENANT”:

INTUIT INC.,
a Delaware corporation

By:	/s/ ROBERT B. HENSKE

Its:

By:	/s/ SCOTT BETH

Its:

We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

EXHIBIT A

SANTA FE SUMMIT

OUTLINE OF PREMISES

floor plan - ground level

floor plan - level 3

floor plan - level 2

floor plan - level 4

A R C H I T E C T S

hanna gabriel wells

BUILDING ONE
four stories
73'-6" total height
103,012 rentable sq. feet

Intuit

KILROY REALTY CORPORATION

santa fe summit

building 1 plans

EXHIBIT A

lease space
lease space
lease space
2-story lobby

floor plan - ground level

lease space
lease space
lease space

floor plan - level 3

lease space
lease space
lease space
open to lobby below

floor plan - level 2

lease space
lease space
lease space

floor plan - level 4

A R C H I T E C T S

hanna gabriel wells

BUILDING TWO
four stories
73'-6" total height
130,368 rentable sq feet

Intuit

KILROY REALTY CORPORATION

santa fe summit

building 2 plans

lease space
lease space
2-story lobby
lease space

floor plan - ground level

lease space
lease space
lease space

floor plan - level 3

lease space
lease space
open to lobby below
lease space

floor plan - level 2

lease space
lease space
lease space

floor plan - level 4

A R C H I T E C T S

hanna gabriel wells

BUILDING THREE
four stories
73'-6" total height
130,368 rentable sq. feet

Intuit

KILROY REALTY CORPORATION

santa fe summit

building 3 plans

EXHIBIT A-1

SANTA FE SUMMIT

PROJECT SITE PLAN

EXHIBIT A-1

EXHIBIT B

SANTA FE SUMMIT

TENANT WORK LETTER

     This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the Project and the tenant improvements in the Premises. As to the construction of the tenant improvements, this Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All references in this Tenant Work Letter to Articles or Sections of “this Lease” shall mean the relevant portion of Articles 1 through 29 of the Office Lease to which this Tenant Work Letter is attached as Exhibit B and of which this Tenant Work Letter forms a part, and all references in this Tenant Work Letter to Sections of “this Tenant Work Letter” shall mean the relevant portion of Sections 0 through 6 of this Tenant Work Letter. Capitalized terms used in this Tenant Work Letter shall have the same meaning as those terms are used and defined in the Lease, unless such terms are otherwise defined in this Tenant Work Letter.

SECTION 0

COOPERATION AND JOINT EFFORTS

     Landlord and Tenant hereby acknowledge that, given the expedited design and construction schedule related to the “Base Buildings,” “Project Sitework” and “Tenant Improvements,” as those terms are set forth in Sections 1.1.1 and 2.1 of this Tenant Work Letter, the design and construction of such Base Buildings, Project Sitework and the Tenant Improvements will require both of Landlord and Tenant to mutually cooperate in good faith, using diligent and commercially reasonable efforts to reach agreement or otherwise cooperate in connection with a significant amount of design and construction milestones and action items, only the most significant of which milestones and items are specifically addressed in this Tenant Work Letter. Landlord and Tenant each hereby commit to so cooperate in good faith, and to use such diligent and commercially reasonable efforts. Such cooperative efforts shall include the parties’ prompt sharing of information with regard to municipal or local planning group meetings which may affect the construction of the Base Buildings, Project Sitework and Tenant Improvements so as to provide all relevant parties an opportunity to attend the same.

SECTION 1

LANDLORD’S INITIAL CONSTRUCTION

     1.1 Base, Shell and Core of Premises Buildings.

          1.1.1 Design and Construction of Base, Shell and Core of Premises Buildings by Landlord. Landlord shall construct the base, shell, and core (individually, a “Base Building,” and collectively, the “Base Buildings”) of Building 1, Building 2 and Building 3 (collectively, the "Premises Buildings”) and the on and off-site improvements related to the

Project (alternatively, the “Project Improvements,” or the “Project Sitework”). As set forth in this Tenant Work Letter, the final construction drawings and specifications for the Base Building portions of the Premises Buildings and Project Sitework shall be completed by Landlord (the “Final Base Building Construction Documents”) based upon (i) those certain “Base Building, Shell, Sitework & Core Requirements and Specifications” prepared by Landlord and approved by Tenant (the “BB Specifications”), a copy of which are attached hereto as Schedule 1, (ii) to the extent the same are not eliminated by Tenant as a “Change in Scope” pursuant to the TCCs of Section 1.2.4 of this Tenant Work Letter, the specifications set forth on that certain “Addendum to Base Building, Shell, Sitework & Core Based Upon Tenant’s 1/28/05 Basis of Design” jointly prepared by Tenant and Landlord (the “Addendum Specifications”), a copy of which are attached hereto as Schedule 1-A attached hereto; provided, however, Landlord and Tenant hereby acknowledged and agree that (A) to the extent the Project components identified on such Schedule 1-A are not eliminated by a Change in Scope, any material conflict existing between the Addendum Specifications relating to such remaining Project components and the corresponding specifications contained in the BB Specifications shall be controlled by the Addendum Specifications, and (B) to the extent such Project components are eliminated by Tenant as a Change in Scope, the applicable BB Specifications shall thereafter control as the “default” for purposes of the completion of the Final Base Building Construction Documents, and (iii) those certain site plan renderings which identify the then-existing, conceptual basis for the Project Sitework underlying Landlord’s cost proposal of February 14, 2005 (the “Project Sitework 2/14 Plans”), a copy of which is attached hereto as Schedule 2, and those certain specifications set forth on Schedule 2-A (the BB Specifications, the Addendum Specifications, the Project Sitework 2/14 Plans and the specifications on Schedule 2-A are, collectively, the “Current Base Building Documents”). In connection with the Final Base Building Construction Documents and Tenant’s “Construction Drawings,” as that term is set forth in Section 3.1, below, Landlord’s and Tenant’s consulting structural engineer shall be Hope Engineers. With regard to the Final Base Building Construction Documents and Tenant’s Construction Drawings, Landlord’s and Tenant’s MEP Engineering Consultants shall be mutually and reasonably designated by Landlord and Tenant from the following list: (1) TKG Consulting Engineers, (2) Michael Wall & Associates, (3) McParlane & Associates, (4) MPE Engineers, (5) ILA Zammit, and (6) MA Engineers.

          1.1.2 Changes to Current Base Building Documents. Landlord shall cause its Base Building architect and engineers to prepare the Final Base Building Construction Documents based upon the Current Base Building Documents; provided, however, that the parties acknowledge that during the course of development of the Final Base Building Construction Documents, there may be changes made to the drawings and specifications set forth in the Current Base Building Plans (any such change, a “Change”); provided further, however, that Tenant shall have the right to approve or disapprove a Change which is a “Material Change,” as more particularly set forth below in this Section 1.1.2 of this Tenant Work Letter. A Change which (i) is not “Consistent With” the Current Base Building Documents, and (ii) is not required in order to comply with Applicable Laws, shall be referred to herein as a “Material Change”; provided, however, in connection with the foregoing, Landlord shall not initiate an action to formally and legally change the scope and application of an Applicable Law, so that such Applicable Law then applies to the Final Base Building Construction Documents and result in a Material Change. Any plan or plans or specification, or portion, aspect or detail of a plan or plans or specification, which (1) construction and design professionals experienced in the construction and design of first-class office building projects in Southern California of the size, design and construction cost and scope of the Project, would reasonably conclude to be materially consistent with a specified other plan or specification, or aspect or detail thereof, (2) is not inconsistent with the first-class corporate headquarters campus nature of the Project, and (3) would not result in material operational inefficiencies in the Project, shall be referred to herein as being “Consistent With” such other plan, specification, aspect or detail. Notwithstanding anything to the contrary set forth in this Tenant Work Letter, the parties hereby acknowledge and agree that, with regard to the Project Sitework, (i) Landlord may make Changes to such Project Sitework to the extent such Changes are immaterial, and (ii) the Changes to the Project Sitework which are set forth on Schedule 2-B, attached hereto (collectively, the "Pre-Approved Sitework Changes”), shall also be deemed Consistent With the Current Base Building Documents; provided, however, with regard to such Pre-Approved Sitework Changes, (A) in no event shall Building 4 be shifted other than toward the Eastern property line of the Project and in no event by more than ten feet (10’), (B) in no event shall the secondary roadway be shifted, in either direction, from the location specified on the Project Site Plan attached as Exhibit A-1 to the Lease by more than fifteen feet (15’), and then only the portion of such secondary roadway located to the East of Building 4, (C) the location of the North driveway and Parking Structure “connection points” between the Project and the adjacent project shall, in any event, Consistent With the location(s) identified therefor on such Schedule 2-B, and (D) in no event shall the addition of subterranean levels to the Parking Structure (w) increase the height of such Parking Structure (i.e., above the current plans for a tiered Parking Structure containing only two (2) levels of on and/or above-grade parking on the side of the Parking Structure immediately adjacent to Building 2 and Building 3, which height increases to three (3) levels of on and/or above-grade parking from roughly the mid-point of the Parking Structure toward the Eastern edge immediately adjacent to the property line of the Project), (x) cause the Project Costs to be increased (i.e., in no event shall any increased costs resulting from the addition of such subterranean levels be included in Project Costs), (y) cause Direct Expenses to be increased, or (z) modify Tenant’s parking rights as set forth in Article 28 of the Lease (including any modification of the designated locations therefor) and/or allow for the co-mingling of parking usage between the Project and the adjacent project (i.e., those on and above-grade portions of the Parking Structure to which Tenant is entitled to use pursuant to the TCCs of Article 28 of the Lease shall be segregated from any added subterranean levels).

     1.2 Approval Process During Preparation of Final Base Building Construction Drawings (Design Review Period).

          1.2.1 Interim Drawings and Specifications. During the course of development of the Final Base Building Construction Drawings, Landlord will develop and submit to Tenant, and Tenant shall review and approve, on a sequential basis, interim drawings and specifications relating to the ultimate preparation of the Final Base Building Construction Drawings (each, an “Interim Submission”). Landlord and Tenant have together developed a detailed schedule (the "Pre-Construction Milestone Schedule”) attached hereto as Schedule 3, which Pre-Construction Milestone Schedule provides, with reasonably specificity, (i) a description of each major Interim Submission (each, a “Pre-Construction Milestone Item”), it being hereby acknowledged that certain of such Pre-Construction Milestone Items shall include corresponding pricing information, as indicated on Schedule 3, (ii) the corresponding date for which each such Pre-Construction Milestone Item is to be submitted by Landlord to Tenant

(each, a “Pre-Construction Milestone Date”), (iii) the time period or date (also, a Pre-Construction Milestone Date) for Tenant to complete its review of such Interim Submission, and notify Landlord of its consent, approval, or disapproval; provided, however, that Tenant may only withhold such approval to the extent of a Material Change, and (iv) the time period or date (again, a Pre-Construction Milestone Date) during which Landlord and Tenant shall employ their respective efforts pursuant to Article 0 of this Tenant Work Letter, to collaborate to complete any revisions to, and approve, a corresponding Pre-Construction Milestone Item; provided, however, to the extent additional Interim Submissions are made (i.e., Interim Submissions not set forth on the Pre-Construction Milestone Schedule), Tenant shall, within five (5) business days after receipt of such Interim Submission either approve the same or disapprove the same as a Material Change. To the extent either party fails to respond to the other as required by the Pre-Construction Milestone Schedule (or otherwise within the default five (5) business day review and approval period), such non-responding party shall be deemed to have approved the most recently submitted portions of the corresponding Pre-Construction Milestone Item or Interim Submission, as the case may be. In accordance with the collaborative efforts committed to by the parties and identified in Article 0 of this Tenant Work Letter, above, to the extent that during the course of development and finalization of the Final Base Building Construction Drawings it becomes clear that certain Pre-Construction Milestones Items will not be achieved by the applicable Pre-Construction Milestone Dates, the parties agree to use commercially reasonable efforts to expedite the design drawing process by providing additional resources as required to minimize or avoid such delay; provided, however, such efforts will not be deemed commercially reasonable to the extent the same would require a material increase in cost to the cooperating party; provided further, however, in no event shall such efforts extend the applicable dates for Landlord’s performance of particular Construction Milestones as set forth in this Tenant Work Letter.

          1.2.2 Final Set of Documents. Promptly upon Landlord’s completion of the proposed Final Base Building Construction Documents, Landlord shall deliver a full set of such proposed Final Base Building Construction Documents to Tenant. Following Tenant’s receipt of the proposed Final Base Building Construction Drawings, Tenant shall review the same to identify Material Changes, and to approve or disapprove any Material Changes as to which Tenant has an approval right (i.e., as to which Tenant has not previously given or deemed to have given its approval as set forth in Section 1.2.1, above). Tenant’s review of the proposed Final Base Building Construction Documents shall be for the purpose of identifying and approving or disapproving Material Changes only, and Tenant shall not be deemed to have reviewed or be obligated to review the same with respect to quality, design, compliance with Applicable Laws or other like matters. Accordingly, notwithstanding that any documents are reviewed by Tenant or its space planner, architect, engineers and consultants, Tenant shall have no liability whatsoever in connection therewith. With respect to Tenant’s review and approval of such Final Base Building Construction Documents, Tenant shall give or withhold its approval to any Material Changes shown on the proposed Final Base Building Construction Documents as to which Tenant has an approval right within fifteen (15) days after Landlord’s delivery thereof to Tenant (the “Design Review Period”), it being hereby acknowledged that the Final Base Building Construction Documents for each of Building 1, Building 2 and Building 3 will be delivered sequentially, and such Design Review Period shall apply to each set of documents independently. If Tenant timely disapproves a Material Change as to which it has an approval right, Tenant shall notify Landlord of such disapproval, along with the specific and detailed reasons for the same. If Tenant timely disapproves any Material Change as to which Tenant has an approval right, Landlord shall promptly revise the applicable portions of the proposed Final Base Building Construction Documents to correct such disapproved matter, and shall resubmit the proposed Final Base Building Construction Documents to Tenant, and Tenant shall approve or disapprove the resubmitted portions of the Final Base Building Construction Documents within five (5) business days after such resubmittal. Such procedure shall be repeated until the Final Base Building Construction Documents are approved. Landlord and Tenant shall mutually cooperate in good faith, using all due diligence and commercially reasonable efforts to reach agreement on any Material Changes. To the extent Tenant fails to respond to Landlord within the applicable time periods provided for such review (as expressly set forth in this Section 1.2.2, above), Tenant shall be deemed to have approved the corresponding Final Base Building Construction Drawings.

          1.2.3 Tenant Requested Changes to Current Base Building Documents and/or Changes to Final Base Building Construction Drawings. In addition to its review and approval procedure set forth in Section 1.2 of this Tenant Work Letter, above, Tenant shall have the right to propose changes to the Current Base Building Documents either prior to, or during, review and approval process relating to any corresponding Pre-Construction Milestone Items (the "Modifications”), which Modifications shall be subject to the prior approval by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, it shall be deemed unreasonable for Landlord to withhold such approval to the extent such Modifications are Consistent With the Current Base Building Documents; provided further, however, that it shall be deemed reasonable for Landlord to disapprove the applicable request or action by Tenant if, in Landlord’s reasonable determination, such Modification (i) would delay the date of delivery of the Base Building portions of of any Premises Building in a “Ready for T/Is” condition, as that term is set forth in Section 1.4.2 of this Tenant Work Letter, or would delay the “Substantial Completion,” as that term is set forth in Section 1.4.3 of this Tenant Work Letter, of the Base Building components of the Premises Buildings and Project Sitework, or would otherwise create a “Tenant Delay,” as that term is set forth in Section 5.1, below, or (ii) is, excepting the pre-approved Change in Scope items which may only be implemented pursuant to the TCCs identified in Section 1.2.4, below, intended solely to result in a reduction in Project Costs (collectively, the “Delay Rules”). With regard to any such requested Modification, Landlord shall notify Tenant of (A) its approval or disapproval of such Modifications (setting forth, with reasonable specificity, in what respect such Modification is unsatisfactory (based upon a commercially reasonable standard); provided, however, Landlord acknowledges that, to the extent timely elected, the Pre-Approved Sitework Modifications are hereby deemed approved), and (B) the estimated “net” increase in the cost of design and construction of the Base Building components of the Premises Buildings, including the “HBBC Costs,” as that term is set forth in Section 1.3 of this Tenant Work Letter, with regard to implementing such Modifications, which estimate shall be determined (with reasonable supporting evidence/documentation therefore) by the “BB Contractor,” as that term is set forth in Section 1.3.1.1 of this Tenant Work Letter. The “net” amount of the increased cost of design and construction of the Modifications (collectively, the “Modification Cost Increases”) shall (x) first be funded from the “Modification Cost Allowance,” as that term is set forth in Section 1.2.3.1, below, and (y) thereafter (i.e., following the full application of such Modification Cost Allowance) be directly paid by Tenant concurrently with its written confirmation that it wishes to proceed with such Modifications; provided, however, (a) to the extent any particular Modification results in a

“net” decrease, such savings shall be incorporated into the “GMAX Amount,” as that term is set forth in Section 1.3.1.4 of this Tenant Work Letter, and (b) for purposes of calculating such Modification Cost Increases, the same shall be determined on a cumulative, aggregate basis, taking into consideration not only cost increases relating to those Tenant elected Modifications which increase costs, but also any savings resulting from any other Tenant elected Modifications or Changes in Scope which achieve cost reductions. For purposes of example, to the extent there were five (5) Modifications, one (1) of which resulted in increased costs of $25,000.00, but four (4) of which provided total cost reductions of $5,000.00, and there was a Change in Scope which effectuated a $10,000.00 savings, then the Modification Cost Increases would be $10,000.00 (i.e., $25,000 — $5,000.00 — $10,000 = $10,000). Landlord shall notify Tenant of the estimated Modification Cost Increases related to such Modifications prior to Landlord’s implementation thereof. In the event that Tenant disputes such calculation of the Modification Cost Increases, Tenant shall have the right to require Landlord, the BB Contractor and Tenant to meet and reasonably discuss the calculation of the same. In the event that despite such meetings, Landlord and Tenant are unable to agree upon the Modification Cost Increases, Tenant may nevertheless deliver the positive election notice set forth in the last sentence of this Section 1.2.3; provided, however, Tenant may submit a dispute over the final, actual “net” cost increase to arbitration in accordance with the terms of Section 29.35 of the Lease. Tenant shall deliver to Landlord written confirmation of its election to proceed with any such Modifications, or cancel the same, within five (5) business days after Tenant’s receipt of the estimated cost and estimated Tenant Delay thereof; provided, however, Tenant’s failure to deliver any such notice shall be deemed to be a cancellation of its prior request for such Modifications.

               1.2.3.1 Modification Cost Allowance. As identified in Section 1.2.3 of this Tenant Work Letter, to the extent the Modification Cost Increases do not exceed an amount (the "Modification Cost Allowance Cap”) equal to the product of (i) $5.00, and (ii) the number of rentable square feet of the initial Premises (i.e., an amount anticipated to equal $1,822,6900 based upon 364,538 rentable square feet, which square footage is subject to confirmation pursuant to the TCCs of Section 1.2 of the Lease), such Modification Cost Increases shall be funded from an allowance (the “Modification Cost Allowance”). The actual amount of such Modification Cost Allowance (which in no event shall exceed the Modification Cost Allowance Cap) shall be fully amortized with interest over the initial Lease Term using an amortization rate of eight and one-half percent (8 1/2%) per annum. Accordingly, the monthly amortization payment related to such Modification Cost Allowance (1) shall be an amount equal to the product of (x) $0.0124 per month, and (y) the even number of United States Dollars of such Modification Cost Allowance utilized by Tenant, and (2) shall be payable by Tenant throughout the initial Lease Term as Additional Rent in accordance with the TCCs of Section 4.1 of the Lease. The parties hereby acknowledge and agree that, pursuant to the TCCs of Section 1.2.3 of this Tenant Work Letter, to the extent the Modification Cost Increases exceed the Modification Cost Allowance Cap, Tenant shall directly pay any such excess to Landlord, as such excess costs are incurred by Landlord and expended, within ten (10) business days following Tenant’s receipt of an invoice therefor.

          1.2.4 Change in Scope. In order to reduce the GMAX Amount and the Project Cost Cap, Tenant may elect, at any time prior the end of the Design Review Period, to make a Modification to the Final Base Building Construction Drawings by eliminating any items identified on Schedule 1-A (any elimination of such an item being a “Change in Scope”).

     1.3 HBBC Costs. As more particularly set forth in Section 3.1.2.1 of the Lease, the total “Project Costs” consist of multiple components, one significant component of which shall be the “HBBC Costs.” Without modifying such Section 3.1.2.1 of the Lease, this Section 1.3 shall serve to define such “HBBC Cost” component. The finalization of such HBBC Costs component will be dependent upon (i) the architectural, engineering and permitting costs associated with the Final Base Building Construction Documents and the construction of the Base Building portions of the Premises Buildings and Project Sitework, (ii) the bidding and budget approval process which will culminate in the “BB GMAX Contract,” as that term is set forth in Section 1.3.1.4, below, in accordance with the TCCs of this Section 1.3, (iii) the BB Contractor’s overhead/profit, insurance and general conditions fees specified in Section 1.3.1.4, below, to be set forth in such BB GMAX Contract, (iv) intentionally omitted, (v) any “Exception Increase,” as that term is set forth in Section 3.1.2.3.1 of the Lease, (vi) any savings resulting from any Tenant elected Modifications or Change in Scope, pursuant to the TCCs of Sections 1.2.3 or 1.2.4 of this Tenant Work Letter, respectively, and (vii) any Modification Costs. The “HBBC Costs” will equal the sum of (A) the “GMAX Amount,” as that term is set forth in Section 1.3.1.4 of this Tenant Work Letter, below, less (B) any Modification Cost Increases, whether the same are funded through the Modification Cost Allowance or directly paid by Tenant pursuant to the TCCs of Section 1.2.3 of this Tenant Work Letter, less (C) the cost relating to the design, permitting and construction of any off-site improvements to the extent the same do not constitute “Permitted Offsite Work,” as that term is set forth in Section 3.1.2.1(i)(y) of the Lease. The “Estimated Project Budget” is attached hereto as Schedule 4 for illustrative purposes only, it being hereby acknowledged and agreed that the amounts set forth thereon relating to the HBBC Costs are based upon the then-current estimates (i.e., as of the date of this Lease) anticipated by the parties with regard to the identified components.

               1.3.1 Bidding Process; Completion of Bid Packages; BB GMAX Contract. The Interim Submissions, Pre-Construction Milestone Items and, ultimately, the Final Base Building Construction Drawings, shall be prepared, finalized and approved pursuant to the TCCs of Section 1.2 of this Tenant Work Letter, above. To the extent such Interim Submissions and Pre-Construction Milestone Items are so finalized, the same shall be used to create “Bid Packages” to be sequentially submitted to the BB Contractor for bidding to the corresponding subcontractors, thereby achieving the incrementalization of the bidding and budgeting process required for the timely completion of the Project.

               1.3.1.1 Bidding to Subcontractors. Landlord’s Base Building and Project Sitework general contractor (the “BB Contractor”); shall bid out the Bid Packages to three (3) subcontractors for each trade (or a lesser number with regard to those specialized trades for which Landlord and Tenant reasonably agree the pool of qualified subcontractors is limited; e.g., steel, grading and parking structure subcontractors); provided, however, prior to any such bidding to the “major trades,” Landlord shall notify Tenant in writing as to the identity of the three (3) subcontractors and Tenant may, within five (5) business days, identify a fourth (4th) subcontractor; provided further, however, to the extent such a fourth (4th) subcontractor is identified by Tenant and is reasonably determined by the BB Contractor and Landlord to be “qualified” (based upon reasonable factors, including but not limited to, such subcontractor’s (i) ability to satisfy the timing requirements for the corresponding work as identified in the “Construction Schedule,” as that term is set forth in Section 1.4.1, below, (ii) satisfactory financial condition, (iii) availability, and (iv) reputation), the BB Contractor shall bid out the applicable work to all four (4) such subcontractors.

               1.3.1.2 Subcontractor Selection. The BB Contractor shall thereafter select each qualified subcontractor (i) with the lowest conforming and qualified priced bid, (ii) whose bid conforms (as reasonably and mutually determined by Landlord and Tenant) with the timing requirements set forth in the Construction Schedule, and (iii) whose bid adopts Landlord’s assumptions and qualifications (collectively, the “Approved Bid Package”). Prior to the commencement of construction of any component of the Base Building portions of the Premises Buildings, Landlord shall have delivered to Tenant, and Tenant shall have approved, the corresponding Approved Bid Package.

               1.3.1.3 BB Component Cost. Each Approved Bid Package shall be known as a “BB Component Cost”.

               1.3.1.4 BB GMAX Contract; GMAX Amount. The parties hereby acknowledging that Reno Contracting, Inc. is the BB Contractor. Landlord shall retain the BB Contractor to construct the Base Building portions of the Premises Buildings and the Project Sitework. The parties hereby acknowledge that the BB Contractor’s contract shall be what is known as a “Cost of the Work plus a Fee with a negotiated Guaranteed Maximum Price” (the “BB GMAX Contract”), which shall provide such BB Contractor with the following overhead, insurance and general conditions: (i) overhead/profit in the amount of three and 75/100 percent (3.75%) of “cost”, (ii) insurance cost equal to one and 22/100 percent (1.22%) of “cost”, and (iii) a general conditions fee equal to $108,948.00 per full month during the Construction Schedule (with any partial months pro-rated accordingly). The “cost” referred to in the immediately preceding sentence, shall equal the aggregate of all the BB Component Costs determined in accordance with the TCCs of this Section 1.3.1. The amount stated as the “Guaranteed Maximum Price” in the BB GMAX Contract, as determined pursuant to the aggregate of the BB Component Costs and the foregoing identified, stipulated overhead, profit, insurance and general conditions components, shall be the “GMAX Amount”; provided, however, Landlord and Tenant hereby acknowledge and agree that such GMAX Amount shall include all Modification Cost Increases, the cost of constructing any Permitted Offsite Work, and any Exception Increase. Notwithstanding anything to the contrary set forth in this Tenant Work Letter or the Lease. Landlord and Tenant agree that as part of Project Costs, there shall be a “contingency” in an amount equal to the product of (i) $8.38144, and (ii) the number of rentable square feet of the initial Premises (i.e., an amount anticipated to equal $3,055,352 based upon 364,538 rentable square feet, which square footage is subject to confirmation pursuant to the TCCs of Section 1.2 of the Lease), and that the “contingency” may be included in the GMAX Amount or otherwise become added to various components of the HBBC Costs or other Project Cost components. For purposes of clarifying the intent of the parties, and the operation of the relevant provisions of Section 3.1.2.1 of the Lease, no portion of such contingency shall be used for any of the following: (A) the Base Land Costs; (B) the Tenant Improvement Allowance; (C) the Landlord’s G&A overhead allowance identified Section 3.1.2.1(vi) of the Lease; (D) any “FBA Increase,” as that term is set forth in Section 3.1.2.1(ix) of the Lease, in excess of $500,000.00 in total; and (E) any leasing commissions identified in Section 3.1.2.1(viii) or Section 29.24 of the Lease, or otherwise due and owing in connection with this Lease.

     1.4 Delivery of Premises to Tenant.

          1.4.1 Construction/Delivery Schedule. Attached hereto as Schedule 5 is a detailed bar-graph schedule (the “Construction Schedule”) setting forth generally the key time periods and dates (the “Construction Milestones”) with regard to the construction and delivery of the Base Building portions of the Premises Buildings, the Project Sitework, and the Tenant Improvements, which Construction Schedule is provided for general, illustrative purposes only, except that the following dates shall be as set forth on the Construction Schedule: (i) the delivery dates of November 1, 2006 for Building 1, November 24, 2006 for Building 2 and December 21, 2006 for Building 3, each in the “Ready for T/Is” condition (as that term is identified in Section 1.4.2, below), and (ii) Landlord’s “Substantial Completion” of the remaining Base Building portions of the Premises Buildings and Project Sitework on or before May 15, 2007.

          1.4.2 Ready for T/I Condition. The delivery of a particular Premises Building shall occur at such time as Landlord delivers the Base Building portion of such Premises Building to Tenant in the Ready for T/Is condition. A Premises Building shall be “Ready for T/Is” when the Base Building portions of such Premises Building are in a construction-ready condition with regard to the commencement of Tenant’s interior construction work (“Interior Construction”), which condition shall include: (i) the main interior fire protection, main mechanical and main electrical core improvements being substantially complete, (ii) the applicable Premises Building being in a watertight condition, and (iii) the elevators (or a functionally equivalent hoist) having been installed and available for construction use (provided, however, any operator required for the use of the same shall be at Tenant’s cost). The schedule for delivery of each such portion of the Premises is more particularly set forth on the Construction Schedule. On or before October 1, 2006, Landlord shall provide Tenant with an delivery date notice (the “Delivery Date Notice”) setting forth the then-anticipated dates of delivery of the Premises Buildings; provided, however, whatever the then-anticipated dates of delivery are, the same shall in no event extend the applicable dates for Landlord’s performance of its delivery obligation as set forth in this Tenant Work Letter.

          1.4.3 BB Substantial Completion. The term “Substantially Completed” or “Substantial Completion” with regard to the Base Building portions of the Premises Buildings and the Project Sitework, shall mean Landlord providing Tenant with the following: (i) all required permanent parking facilities necessary to satisfy Tenant’s parking entitlements under the Lease, with all landscaping relating thereto (both hardscape and softscape) being materially complete (subject to the completion of finishing work following Tenant’s completion of construction of its Tenant Improvements), (ii) ingress and egress to the applicable Premises Building and corresponding parking areas being provided, (iii) continuous and uninterrupted access to the Premises, (iv) continuous and uninterrupted power available to the Premises, and (v) the Base Building portions of the Premises Buildings and the Project Sitework complete such that Tenant, upon completion of its Tenant Improvements, would not be delayed in receipt of its temporary certificate of occupancy due solely to the condition of such Base Building portions of the Premises Buildings and Project Sitework.

     1.5 BB Construction Warranties. Landlord agrees that the BB GMAX Contract shall contain a commercially reasonable warranty and warranty period, and commercially reasonable builder’s risk/course of construction insurance coverage with respect to the construction of the Base Building portions of the Premises Buildings and Project Sitework; provided, however, the parties agree that the warranty given by the BB Contractor or applicable subcontractor applicable to the roof of the Premises Buildings shall be for no less than fifteen (15) years. In addition, Landlord shall use commercially reasonable efforts to enforce such warranties, and to collect on such insurance, as required to make any repairs to the Base Building portions of the Premises Buildings and Project Sitework. Regardless of the foregoing, Landlord’s obligations thereunder shall not be reduced, and Landlord’s shall continue to have its maintenance and repair and compliance with Applicable Laws obligations set forth in Articles 7 and 24 of the Lease, the cost of which shall remain expressly subject to the exclusions from Direct Expenses set forth in Section 4.2.4(A)-(KK) of the Lease.

     1.6 Tenant Oversight of Base Building Construction. Throughout the construction of the Base Building portions of the Premises Buildings, Tenant shall have the right, on no less than two (2) business days advance notice, and when accompanied by a representative of Landlord, to inspect the construction of the Base Building portions of the Premises Buildings. Tenant shall be informed of, and shall be allowed to attend reasonable portions of, at least one Base Building/Project Sitework construction meeting per month until the date which is two (2) months in advance of the estimated delivery of the Premises, and, thereafter, at least one Base Building/Project Sitework construction meeting per week. At each construction meeting attended by Tenant, Landlord shall inform Tenant of the estimated construction schedule, and any updates thereto. At least one (1) time per month during the course of construction of the Base Building portions of the Premises Buildings, Landlord shall distribute to Tenant an updated critical path construction schedule for the Base Building portions of the Premises Buildings.

     1.7 Punch List. Tenant shall have the right to provide Landlord, within sixty (60) days after the date the Base Building portions of each of the Premises Buildings are Substantially Complete (as applicable, on a building-by-building basis, the “Final Punch List Date”), a “punch list” of any defects or items to be completed in accordance with the required condition of the Base Building portions of the Premises Buildings as set forth in the Final Base Building Construction Drawings (the “Final Punch List”). Landlord shall commence to remedy the items on the Final Punch List within sixty (60) days after receipt thereof, and shall thereafter use due diligence to complete such remedy to completion. Any defects or problems discovered after the Final Punch List Date shall be subject to the respective repair and maintenance obligations of the parties as set forth in the Lease, including Article 7 of the Lease.

     1.8 Tenant Election to Delay Construction of Building 4. Pursuant to the provisions of this Section 1.8, Tenant shall have a right (the “B4 Delay Right”) to delay Landlord’s construction of Building 4, which construction Landlord currently anticipates will occur concurrently with the construction of the Premises Buildings.

          1.8.1 Exercise of B4 Delay Right. At any time prior to June 15, 2005, Tenant may deliver a written election notice to Landlord (the “B4 Delay Notice”), which B4 Delay Notice shall set forth (i) Tenant’s election to exercise its right to delay the commencement of construction of such Building 4, and (ii) the requested amount of such delay (the “B4 Holding Period”); provided, however, (x) in no event shall such B4 Holding Period exceed twelve (12) months, (y) the parties hereby acknowledge that, unless Tenant (subsequent to its delivery of the

B4 Delay Notice) timely exercises its expansion right with regard to the “B4 Expansion Space” pursuant to the TCCs of Section 1.4 of the Lease, Landlord may elect to delay the commencement of construction of such Building 4 for a period longer than such B4 Holding Period, and (z) notwithstanding its receipt of such B4 Delay Notice, Landlord may nevertheless commence construction of such Building 4 during the B4 Holding Period. Notwithstanding the foregoing content of item (z) of this Section 1.8.1, Tenant may still exercise its right to lease Building 4 Expansion Space pursuant to Section 1.4(B) of the Lease during the B4 Holding Period even though Landlord has elected to start construction during such B4 Holding Period.

          1.8.2 B4 Carry Amount. To the extent Tenant elects to exercise the foregoing B4 Delay Right, and as consideration therefore, Tenant shall pay to Landlord on a monthly basis during the B4 Holding Period (in equal monthly installments), a total amount (the “B4 Carry Amount”) equal to the sum of (i) the “B4 Carry Costs”, and (ii) and the following costs to the extent incurred during the B4 Holding Period: (x) Building 4’s pro-rata share of the Tax Expenses attributable to the Project land and Project Sitework (as opposed to the Premises Buildings’ pro-rata share of such Tax Expenses), (y) Building 4’s pro-rata share of the liability insurance attributable to the Project and then-existing Project Sitework, and (z) Building 4’s pro-rata share of other Common Area expenses (to the extent the same would otherwise be permitted as Operating Expenses pursuant to Section 4 of the Lease); provided, however, for purposes of this Section 1.8 of the Tenant Work Letter, the “pro-rata share” attributable to Building 4 shall be calculated as a fraction, the numerator of which shall be the 101,062 rentable square feet attributable to such Project Building 4, and the denominator of which shall be the 465,600 rentable square feet in the entire Project; provided further, however, that following the expiration of the B4 Holding Period, the B4 Carry Amount shall be confirmed by Landlord to Tenant, followed promptly with a reconciliation of any over or under payment of the same.

          1.8.3 Definitions. As used in this Section 1.8, the term “B4 Carry Costs” shall mean the sum of (A) the product of (i) the “B4 Holding Rate,” and (ii) the sum of the following costs (whether already incurred as of the commencement of the B4 Holding Period, or expended during such B4 Holding Period; provided, however, to the extent expended during such B4 Holding Period, then the same shall be calculated only from the month during the B4 Holding Period so incurred until the end of such B4 Holding Period): (w) the “B4 Land Cost,” as that term is set forth in Section 1.4.2 of the Lease, (x) the design costs (e.g., architectural and engineering fees) related to Building 4, (y) the permitting costs related to Building 4, and (z) Building 4’s pro-rata share of the cost of the Project Sitework, and (B) the cost, during such B4 Holding Period, incurred in connection with (t) real estate taxes and assessments attributable to such Building 4, and (u) the cost of liability insurance relating to the land which is attributable to such Building 4, and (v) site maintenance and security costs, together with association and district fees/dues (e.g., Landscape Maintenance District costs, Lot D Slope Planting and Maintenance costs), and similar site specific expenditures, to the extent incurred with respect to Building 4 during the B4 Holding Period; provided, however, that to the extent such costs are incurred for the entire Project, the parties hereby acknowledge that Building 4 constitutes a fraction of the Project equal to 0.21706 (i.e., calculated based upon the anticipated rentable square footage of Building 4 (101,062), and the total rentable square footage for the Project of 465,600). As used herein, the term “B4 Holding Rate” shall mean an annual interest rate equal to the greater of (A) LIBOR plus 180 basis points, and (B) one-half (1/2) of the sum of (1) LIBOR plus 180 basis points, and (2) ten percent (10%). In the event the rent attributable to Tenant’s lease of space in Building 4 is determined pursuant to the TCCs of Section 1.4.2 of the Lease, the applicable “B4 Project Costs,” as that term is defined in such Section 1.4.2 of the Lease, shall exclude any B4 Carry Amount paid by Tenant.

SECTION 2

TENANT IMPROVEMENTS

     2.1 Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount equal to the product of (i) $55.00, and (ii) the number of rentable square feet of the initial Premises (i.e., an amount anticipated to equal $20,049,590.00 based upon 364,538 rentable square feet, which square footage is subject to confirmation pursuant to the TCCs of Section 1.2 of the Lease) for the costs relating to the initial design and construction of Tenant’s improvements which are permanently affixed to the initial Premises or as otherwise allowed pursuant to the express terms of the Lease or this Tenant Work Letter (the “Tenant Improvements”). Subject to the “TIA Increase,” as that term is set forth in Section 2.3, below, and except as otherwise expressly set forth herein, in no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance. All Tenant Improvements for which the Tenant Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of the Lease.

     2.2 Disbursement of the Tenant Improvement Allowance.

          2.2.1 Tenant Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively the “Tenant Improvement Allowance Items”):

               2.2.1.1 Payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, which fees (the “TAE Costs”), shall not exceed an aggregate amount equal to the product of (i) $5.00, and (ii) the number of rentable square feet of the initial Premises (i.e., an amount anticipated to equal $1,822,690.00 based upon 364,538 rentable square feet); and the payment of the actual, reasonable fees incurred by, and the actual, reasonable cost of documents and materials supplied by, Landlord’s third-party consultants reasonably retained in connection with the preparation and review of those components of the “Construction Drawings,” as that term is defined in Section 3.1 of this Tenant Work Letter, which reasonably require the expertise of such third-party consultants;

               2.2.1.2 The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

               2.2.1.3 The cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, hoisting and trash removal costs, and contractors’ fees and general conditions;

               2.2.1.4 The cost of any changes in the Base Building portions of the Premises Buildings (including, but not limited to, lobby reconfiguration, core drilling, riser expansion, and upgrades to the meter, electrical transformer and switch gear) when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith, together with Base Building component costs which are expressly identified as being “included in TI Allowance” in the BB Specifications attached hereto as Schedule 1;

               2.2.1.5 The cost of any changes to the Construction Drawings or Tenant Improvements required by Applicable Laws;

               2.2.1.6 The cost of Tenant’s voice and data cabling and signage costs (collectively, the "Soft Costs”) (which Soft Costs shall expressly exclude the cost of any back-up generator, Tenant’s furniture and similar moveable personal property, or the cost of moving or move-security); provided, however, in no event shall such Soft Costs exceed an aggregate amount equal to the product of (i) $5.00, and (ii) the number of rentable square feet of the initial Premises (i.e., an amount anticipated to equal $1,822,690.00 based upon 364,538 rentable square feet).

               2.2.1.7 The cost of the “Coordination Fee,” as that term is defined in Section 4.2.2 of this Tenant Work Letter;

               2.2.1.8 Sales and use taxes.

          2.2.2 Disbursement of Tenant Improvement Allowance. During the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.

               2.2.2.1 Monthly Disbursements. On or before the last day of each calendar month during the construction of the Tenant Improvements(or such other date as Landlord and Tenant may reasonably agree upon), Tenant shall deliver to Landlord: (i) a request for payment of the “Contractor,” as that term is defined in Section 4.1.1 of this Tenant Work Letter, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of “Tenant’s Agents,” as that term is defined in Section 4.1.2 of this Tenant Work Letter, for labor rendered and materials delivered to the Premises; (iii) executed mechanic’s lien releases from all of Tenant’s Agents which shall comply with the reasonably appropriate provisions of California Civil Code Section 3262(d); and (iv) all other information reasonably requested by Landlord in connection with such draw request, or the work underlying the same. Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request. By the end of the following month, Landlord shall deliver a check to Tenant made jointly payable to Contractor and Tenant in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 2.2.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”; provided, however, such Final Retention shall not include any retention on the Contractor’s general conditions), and (B) the balance of any remaining available portion of the Tenant Improvement Allowance (not including the Final Retention), provided that Landlord does not dispute any request for payment based on non-compliance of any work with the “Approved Working Drawings,” as that term is defined in Section 3.4 below, or due to any substandard work. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

               2.2.2.2 Final Retention. Subject to the provisions of this Tenant Work Letter, a check for the Final Retention payable jointly to Tenant and Contractor shall be delivered by Landlord to Tenant within thirty (30) days following the completion of construction of the Premises, provided that (i) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4), (ii) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Building; provided, however, Landlord shall use commercially reasonable efforts to make such determination promptly following its receipt of notification from Tenant (or the Architect’s certification) that the construction of the Tenant Improvements in the Premises has been substantially completed, and (iii) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Tenant Improvements in the Premises has been substantially completed, together with the other “close out” materials/documents required pursuant to the TCCs of Section 4.3 of this Tenant Work Letter, below.

               2.2.2.3 Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items. All Tenant Improvement Allowance Items for which the Tenant Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of this Lease.

     2.3 Additional Tenant Improvement Allowance. Tenant may, upon written notice to Landlord given no later than thirty (30) prior to the scheduled completion of construction of the Tenant Improvements, elect to cause the Tenant Improvement Allowance for the initial Premises to be increased by an amount (the “TIA Increase”) set forth in such notice; provided, however, that the amount of such TIA Increase shall (i) be an amount equal to an even number of United States Dollars (as opposed to fractions of United States Dollars), and (ii) in no event exceed the product of (A) $15.00, and (B) the number of rentable square feet of the initial Premises (i.e., an amount anticipated to equal $5,468,070.00 based upon 364,538 rentable square feet, which square footage is subject to confirmation pursuant to the TCCs of Section 1.2 of the Lease). To the extent Tenant elects to increase the amount of the Tenant Improvement Allowance pursuant to this Section 2.3, such TIA Increase shall be fully amortized with interest over the initial Lease Term using an amortization rate of eight and one-half percent (8 1/2%) per annum. Accordingly, the monthly amortization payment related to such TIA Increase (1) shall be an amount equal to the product of (x) $0.0124 per month, and (y) the even number of United States Dollars of such TIA Increase utilized by Tenant, and (2) shall be payable by Tenant on the first day of each month throughout the initial Lease Term as Additional Rent in accordance with the TCCs of Section 4.1 of the Lease.

     2.4 Reimbursement of Certain Pre-Lease Execution TAE Costs. Landlord and Tenant hereby acknowledge that Tenant previously incurred certain TAE Costs prior to the date of this Lease (some of which have been paid prior to the date of this Lease, while others remain unpaid). In accordance with Landlord’s disbursement procedure for the Tenant Improvement Allowance pursuant to Section 2.2.2, above, Landlord shall, within thirty (30) days following its receipt of a invoice (otherwise satisfying the requirements of Section 2.2.2.1, above) therefor, directly pay (or to the extent previously paid by Tenant, reimburse Tenant for) such previously incurred TAE Costs.

     2.5 Standard Tenant Improvement Package. Landlord and Tenant have established minimum specifications (the “Building Standard Tenant Improvements”) for the Building standard components to be used in the construction of the Tenant Improvements in the Premises, which Building Standard Tenant Improvements are set forth on Schedule 6 attached hereto. Except for Building-standard doors, door hardware and lock sets, as well as all other items expressly identified on Schedule 6 as “not changeable,” Landlord and Tenant hereby acknowledge and agree that Tenant is not required to use any of the specific items set forth in Schedule 6 in the construction of the Tenant Improvements, but that such Schedule 6 establishes the minimum quality and quantity of items listed thereon that are required with regard to the construction of the Tenant Improvements.

     2.6 Intentionally Omitted.

     2.7 Failure to Disburse Tenant Improvement Allowance. If Landlord fails to timely fulfill its obligation to fund any portion of the Tenant Improvement Allowance, Tenant shall be entitled to deliver notice (“Payment Notice”) thereof to Landlord and to any mortgage or trust deed holder of the Building whose identity and address have been previously provided to Tenant. If Landlord still fails to fulfill any such obligation within twenty (20) business days after Landlord’s receipt of the Payment Notice from Tenant and if Landlord fails to deliver notice to Tenant within such twenty (20) business day period explaining Landlord’s reasons that Landlord believes that the amounts described in Tenant’s Payment Notice are not due and payable by Landlord (“Refusal Notice”), Tenant shall be entitled to fund such portion of the Tenant Improvement Allowance and to offset the amount so funded against Tenant’s next obligations to pay Base Rent, together with interest on such amounts at the Interest Rate, from the date the same should initially have been paid, until the date so offset; provided, however, to the extent the amount which Landlord failed to disburse exceeds twenty-five percent (25%) of the Tenant Improvement Allowance, Tenant shall be entitled (at Tenant’s election) to collect such excess from Landlord (as opposed to any lender or mortgagee) in a single, cash payment.

SECTION 3

CONSTRUCTION DRAWINGS

     3.1 Selection of Architect/Construction Drawings. Subject to Landlord’s approval, which approval shall not be unreasonably withheld, delayed, or conditioned, Tenant shall select and retain an architect/space planner (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 3.1; provided, however, Landlord hereby pre-approves Carrier Johnson Architects. Tenant shall retain (A) the structural, mechanical and electrical engineering consultants as designated/agreed upon pursuant to the TCCs of Section 1.1.1 of this Tenant Work Letter, above, and (B) subject to Landlord’s approval (which approval shall not be unreasonably withheld, delayed, or conditioned), all other engineering consultants designated by Tenant (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Premises, which work is not part of the Base Building portions of the Premises Buildings. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications reasonably determined by Landlord, and shall be subject to Landlord’s approval; provided, however, Landlord shall only disapprove any such Construction Drawing to the extent of a “Design Problem,” as that term is defined below. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the Final Base Building Construction Drawings, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, compliance with Applicable Laws or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in this Lease shall specifically apply to the Construction Drawings. A “Design Problem” is defined as, and shall be deemed to exist if there could be (i) an affect on the exterior appearance of the Building, (ii) a material, adverse affect on the Base Building portions of the Premises Buildings (including without limitation the Building Structure), (iii) a material adverse affect on the Building Systems or the operation and maintenance thereof, or (iv) any failure to comply with Applicable Laws. Notwithstanding anything to the contrary contained herein, Landlord acknowledges that Tenant’s security systems are fundamental to its business operations in the Premises, and Landlord shall reasonably cooperate with Tenant, at no material extra cost to Landlord, to permit such security systems to be installed in the Premises in accordance with Tenant’s reasonable security requirements. Landlord further acknowledges that the Tenant Improvements may include data center, cafeteria and exercise facilities, and that Landlord shall reasonably cooperate with Tenant, at no material extra cost to Landlord, in Tenant’s design of such facilities.

     3.2 Final Space Plan. Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the Premises before any architectural working drawings or engineering drawings have been commenced. The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Space Plan for the Premises if the same is unsatisfactory or incomplete in any respect; provided, however, Landlord shall only disapprove such Final Space Plans to the extent of a Design Problem. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Space Plan for the Premises if the same is unsatisfactory or incomplete in any respect. Landlord shall set forth with reasonable specificity in what respect the Final Space Plan is unsatisfactory or incomplete (based upon a commercially reasonable standard). If Tenant is so advised, Tenant shall promptly direct the Architect to cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require, and immediately thereafter Architect shall promptly re-submit the Final Space Plan to Landlord for its approval. Such procedure shall continue until the Final Space Plan is approved by Landlord. The foregoing Final Space Plan procedure, and the submissions/approvals related thereto, may, at Tenant’s election, be conducted on a building-by-building or floor-by-floor basis.

     3.3 Final Working Drawings. After the Final Space Plan has been approved by Landlord, Tenant shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the Premises, to enable the Engineers and the Architect to complete the “Final Working Drawings” (as that term is defined below) in the manner as set forth below. Upon the approval of the Final Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the "Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval. Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Landlord shall, within five (5) business days after Landlord’s receipt of all of the Final Working Drawings, either (i) approve the Final Working Drawings, (ii) approve the Final Working Drawings subject to specified conditions, which conditions must be stated in a reasonably clear and complete manner, and shall only be conditions reasonably intended to address a potential Design Problem, or (iii) disapprove and return the Construction Drawings to Tenant with requested revisions; provided, however, Landlord shall only disapprove such Final Working Drawings to the extent of a Design Problem. If Landlord disapproves the Final Working Drawings, Tenant may resubmit the Final Working Drawings to Landlord at any time, and Landlord shall approve or disapprove the resubmitted Final Working Drawings, based upon the criteria set forth in this Section 3.3, within three (3) business days after Landlord receives such resubmitted Final Working Drawings. Such procedure shall be repeated until the Final Working Drawings are approved. The foregoing Final Working Drawings procedure, and the submissions/approvals related thereto, may, at Tenant’s election, be conducted on a building-by-building or floor-by-floor basis.

     3.4 Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of construction of the Premises by Tenant. After approval by Landlord of the Final Working Drawings, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, provided, however, that Landlord may only disapprove of any such change to the extent the necessary to eliminate a Design Problem. The foregoing Approved Working Drawings procedure, and the submissions/approvals related thereto, may, at Tenant’s election, be conducted on a building-by-building or floor-by-floor basis.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

     4.1 Tenant’s Selection of Contractors.

          4.1.1 The Contractor. A general contractor shall be retained by Tenant to construct the Tenant Improvements. Such general contractor (“Contractor”) shall be selected by Tenant; subject to Landlord’s reasonable approval, and Tenant shall deliver to Landlord notice of its selection of the Contractor upon such selection; provided, however, to the extent Tenant retains Reno Contracting, Inc. (i.e., Landlord’s BB Contractor) to be the Contractor, Landlord shall cause such BB Contractor to provide Tenant (as part of the “Contract,” as that term is set forth in Section 4.2.1, below), a maximum (or, to the extent applicable, proportional) fee structure for overhead/profit, insurance and general conditions, as those contained in the BB GMAX Contract.

          4.1.2 Tenant’s Agents. All subcontractors (such subcontractors to be known collectively as “Tenant’s Agents”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. If Landlord does not approve any of Tenant’s proposed subcontractors, Tenant shall submit other proposed subcontractors for Landlord’s written approval.

     4.2 Construction of Tenant Improvements by Tenant’s Agents.

          4.2.1 Construction Contract; Cost Budget. Prior to (i) Tenant’s execution of the construction contract and general conditions with Contractor (the “Contract”) (it being hereby acknowledged by Landlord and Tenant that the various components of construction of the Tenant Improvements may be conducted on an incrementalized building-by-building or floor-by-floor basis), and (ii) the commencement of the construction of the Tenant Improvements by Contractor, but after Tenant has accepted all bids for the Tenant Improvements, Landlord shall reasonably approve such Contract; provided, however, it shall be deemed reasonable for Landlord to withhold such consent to the extent the Contract does not contain AIA A-201 General Conditions to the Contract for Construction (1997 Version) with commercially reasonable modifications thereto; provided further, however, in no event shall Landlord disclose the confidential information contained within such Contract to the BB Contractor. Tenant shall provide Landlord with a detailed breakdown (the “Final Cost Budget”), by trade, of the final costs to be incurred (which may be based upon estimates) or which have been incurred, as set forth more particularly in Sections 2.2.1.1 through 2.2.1.9, above, in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the Contract (the “Final Costs”).

Prior to the commencement of construction of the Tenant Improvements, Tenant and Landlord shall identify the amount (the “Over-Allowance Amount”) equal to the difference between (i) the amount of the Final Costs or projected Final Costs, and (ii) the amount of the Tenant Improvement Allowance, as the same may be increased pursuant to Section 2.3, above. With regard to such Over-Allowance Amount, following Landlord’s distribution of the Tenant Improvement Allowance and any TIA Increase (but prior to Landlord’s disbursement of the Final Retention relating to such Tenant Improvement Allowance and TIA Increase), Tenant shall make payments related to such Over-Allowance Amount out of its own funds, but Tenant shall, promptly thereafter, deliver to Landlord copies of executed mechanic’s lien releases from all of Tenant’s Agents which shall comply with the reasonably appropriate provisions of California Civil Code Section 3262(d). In the event that, after the Final Costs have been delivered by Tenant to Landlord, the costs relating to the design and construction of the Tenant Improvements shall change, any additional costs that arise in connection with the construction of the Tenant Improvements (above the cumulative amount of the Tenant Improvement Allowance, the applicable TIA Increase and the then-existing Over-Allowance Amount), Tenant shall, promptly thereafter, deliver to Landlord copies of executed mechanic’s lien releases from all of Tenant’s Agents which shall comply with the reasonably appropriate provisions of California Civil Code Section 3262(d).

          4.2.2 Tenant’s Agents.

               4.2.2.1 Landlord’s General Conditions for Tenant’s Agents and Tenant Improvement Work. Tenant’s and Tenant’s Agent’s construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in strict accordance with the Approved Working Drawings; (ii) Tenant’s Agents shall submit schedules of all work relating to the Tenant’s Improvements to Landlord and Landlord shall, within five (5) business days of receipt thereof, inform Tenant’s Agents of any scheduling changes which are reasonably necessary thereto, and Tenant’s Agents shall adhere to such corrected schedule; and (iii) Tenant shall abide by all commercially reasonable rules made by Landlord with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Tenant Work Letter, including, without limitation, the construction of the Tenant Improvements. Tenant shall pay a logistical coordination fee (the “Coordination Fee”) to Landlord in an amount equal to the product of (A) one percent (1%) and (B) an amount equal to the hard construction costs incurred for the actual construction of the Tenant Improvements (i.e., excluding costs relating to the design (e.g., architectural and engineering fees), permitting and construction insurance related to such Tenant Improvements), which Coordination Fee shall be for services relating to the coordination of the construction of the Tenant Improvements in accordance with the requirements of this Tenant Work Letter.

               4.2.2.2 Indemnity. Tenant’s and Landlord’s indemnifications of each other, as well as their mutual waivers of consequential damages, both pursuant to the TCCs of this Lease, shall also apply to Landlord’s construction of the Base Building portions of the Premises Buildings and Project Sitework and Tenant’s construction of the Tenant Improvements. With regard to Tenant’s indemnity, the same shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with

Tenant’s non-payment of any amount arising out of the Tenant Improvements and/or Tenant’s disapproval of all or any portion of any request for payment, except to the extent caused by the negligence of willful misconduct of the Landlord Parties. Such indemnity by Tenant, as set forth in this Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises, again except to the extent caused by the negligence of willful misconduct of the Landlord Parties.

               4.2.2.3 Requirements of Tenant’s Agents. Each of Tenant’s Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Tenant’s Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the completion of the work performed by such contractor or subcontractors. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

               4.2.2.4 Insurance Requirements.

                    4.2.2.4.1 General Coverages. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in this Lease.

                    4.2.2.4.2 Special Coverages. Tenant shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Tenant Improvements, and such other customary insurance as Landlord may reasonably require, it being understood and agreed that the Tenant Improvements shall be continuously be insured by Tenant pursuant to this Tenant Work Letter and/or Lease following the commencement of construction of such Tenant Improvements; provided, however, to the extent such insurance is not available on a commercially reasonable basis, then Tenant shall not be required to carry such insurance. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord, and in form and with companies as are required to be carried by Tenant as set forth in this Lease.

                    4.2.2.4.3 General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor’s equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense (applying the insurance proceeds to which Tenant would be entitled following the maintenance of the insurance required hereunder); provided, however, to the extent such insurance proceeds are unavailable due to Landlord’s willful misconduct, the same shall be at Landlord’s sole cost and expense. Tenant’s Agents shall maintain all of the foregoing insurance coverage in force until the Tenant Improvements are fully completed and accepted by Landlord. All policies carried under this Section 4.2.2.4 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant’s Agents. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.2 of this Tenant Work Letter.

          4.2.3 Commencement of Construction. As more particularly set forth in Section 1.6 of this Tenant Work Letter and the Construction Schedule attached hereto, Landlord shall deliver the Base Building portions of the Premises Buildings in a Ready for T/Is condition. Notwithstanding any provision to the contrary set forth in the Lease or this Tenant Work Letter, Tenant’s construction of the Tenant Improvements shall thereafter be permitted to commence notwithstanding the continued need for (i) the Permits to be obtained by Tenant, and (ii) the Cost Proposal to be approved; provided, however, that (A) the necessary Permits shall be obtained prior to the first inspection by applicable governmental authority, and (B) the Cost Proposal shall have been approved before final selection of the subcontractors performing any structural, mechanical, electrical, plumbing, HVAC, lifesafety, or sprinkler work of the Tenant Improvements.

          4.2.4 Governmental Compliance. The Tenant Improvements shall comply in all respects with Applicable Laws and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person.

          4.2.5 Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all times, provided however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same. Should Landlord disapprove (due to defects in the construction of the same, or material deviation from the specifications and requirements therefore set forth in the Construction Documents) any portion of the Tenant Improvements, Landlord shall notify Tenant in writing of such disapproval, shall specify the items disapproved, and shall identify with reasonable specificity the grounds for such disapproval. Any defects or deviations in, and/or disapproval by Landlord of, the Tenant Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists or properly disapproves of any matter in connection with any portion of the Tenant Improvements and such defect, deviation or matter could reasonably be determined to adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Landlord may (but shall not be obligated to), take such reasonable action as Landlord deems reasonably necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s reasonable satisfaction.

          4.2.6 Meetings. Tenant and Landlord shall hold regular meetings at reasonable times (but in no event to be required more often than weekly), with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, which meetings shall be held at a location and at times mutually and reasonably agreed upon by Landlord and Tenant, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord’s request, certain of Tenant’s Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor’s current request for payment.

     4.3 Notice of Completion; Copy of Record Set of Plans. Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (C) to deliver to Landlord two (2) sets of copies of such record set of drawings within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.

SECTION 5

DELAYS OF RENT COMMENCEMENT DATE

     5.1 Rent Commencement Date Delays. The Rent Commencement Date for each Premises Building shall occur on September 1, 2007; provided, however, that the Rent Commencement Date with regard to any particular Premises Building shall be extended by the number of days of delay of Tenant’s construction of the Tenant Improvements and initial move into and occupancy of the corresponding Premises Building, to the extent caused by a “Landlord Caused Delay,” as that term is defined hereinbelow. As used in this Tenant Work Letter, a “Landlord Caused Delay” shall mean actual delays (1) which cause Tenant’s time period to construct the Tenant Improvements in a Premises Building and move into and occupy such Premises Building, after such Premises Building is delivered by Landlord in the Ready for T/Is condition, to be less than eight (8) months, (2) which causes Tenant’s occupancy of such Premises Building to occur after September 1, 2007, and (3) which result from: (i) acts or failures to act, whether willful, negligent or otherwise, of Landlord, its agents or contractors; (ii) failure by Landlord, its agents or the Landlord Parties (except as otherwise allowed under this Tenant Work Letter) to provide Tenant with continuous, substantially uninterrupted access to the Premises, and reasonable access to the Building or Project, during hours permitted by Applicable Law and Landlord’s agreements with third-parties regarding construction activities at the Project for construction or installation of Tenant Improvements or for the installation of furniture, fixtures or equipment, or for Tenant’s move-in to the Premises; (iii) the acts or failures to act of Landlord or the Landlord Parties in accordance with the terms of this Tenant Work Letter with respect to payment of the Tenant Improvement Allowance; (iv) Landlord’s failure to provide Tenant reasonable access to the Building and the Premises; (v) Landlord’s failure to deliver the Base Building portions of the Premises Buildings to Tenant in the Ready for T/Is condition on or before (x) November 1, 2006, (y) November 24, 2006, and (z) December 21, 2006, with regard to the Base Building portions of Building 1, Building 2 and Building 3, respectively (regardless of whether such failure occurs due to delays resulting from a Force Majeure Delay); (vi) Landlord’s failure to cause the Base Building portions of the Premises Buildings and the Project Sitework to be Substantially Complete on or before May 15, 2007 (regardless of whether such failure occurs due to delays resulting from a Force Majeure Delay); or (viii) any other matter expressly identified as a Landlord Caused Delay under this Work Letter or this Lease; provided, however, with regard to Landlord’s obligation to deliver the Base Building portions of the Premises Buildings to Tenant in the Ready for T/Is condition pursuant to the Construction Schedule and Landlord’s obligation to cause the Base Building portions of the Premises Buildings and the Project Sitework to be Substantially Complete on or before May 15, 2007, Landlord’s date of satisfaction of such obligations shall be deemed to be the date(s) such satisfaction would have occurred but for the existence of any “Tenant Delays.” As used herein, the term “Tenant Delay” shall mean any delay which is due to any act or omission of Tenant (wrongful, negligent or otherwise), its employees, agents or contractors, which results in Landlord’s failure to satisfy either of its obligations specified in items (v) and (vi), above, by the date specified therefore; provided, however, to the extent Landlord contends that a Tenant Delay has occurred or is occurring, Landlord shall notify Tenant in writing of (A) the event which constitutes such Tenant Delay, and (B) if reasonably determinable, the date upon which such Tenant Delay is anticipated to end. As used herein, the term “Force Majeure Delay” shall mean an actual delay in the construction or installation of the Base Building portions of the Premises Buildings or Project Sitework resulting from: (a) fire, wind, storm, explosion, casualty, flood, hurricane, tornado, lightning, the elements, acts of God or a public enemy, terrorist acts, sabotage, war, invasion, insurrection, rebellion, civil unrest, riots, or earthquakes; or (b) actual, industry-wide delay affecting all similar works of construction in the vicinity of the Premises Buildings or in the Premises Buildings or Building 4, attributable to any strike, lockout or other labor or industrial disturbance, civil disturbance, blockade, embargo, or inability to secure customary materials or reasonable substitutes, supplies or labor through ordinary sources by reason of regulation or order of any governmental agency.

     5.2 Determination of Landlord Caused Delay. If Tenant contends that a Landlord Caused Delay has occurred, Tenant shall notify Landlord in writing of (i) the event which constitutes such Landlord Caused Delay, and (ii) if reasonably determinable, the date upon which such Landlord Caused Delay is anticipated to end. If such actions, inaction or circumstance described in the Notice set forth in (i) above of this Section 5.2 of this Tenant Work Letter (the “Delay Notice”) is not either (A) disputed by Landlord in writing, which notice shall set forth, with reasonable specificity, the grounds for such dispute (which grounds may include actions of Tenant and the Tenant’s parties relating to the circumstance described in the Delay Notice), or (B) cured by Landlord within one (1) business day of Landlord’s receipt of the Delay Notice and if such action, inaction or circumstance otherwise qualifies as a Landlord Caused Delay, then a Landlord Caused Delay shall be deemed to have occurred commencing as of the date of Tenant’s delivery of the Delay Notice, and ending as of the date such delay ends.

     5.3 Additional Landlord Construction Post Delivery. Tenant acknowledges that, following the initial delivery (in the Ready for T/Is condition), Landlord will have certain remaining construction obligations within the Premises with regard to the completion of the other Base Building portions of the Premises Buildings not previously required to be completed as a part of the Ready for T/Is Condition (the “Continuing Construction Items”). Landlord and Tenant shall reasonably cooperate with one another to schedule their respective work in such areas, and to minimize interference with each parties respective construction activities. Reasonable and customary scheduling conflicts and interruptions caused by Landlord’s completion of the Continuing Construction Items shall not constitute a Landlord Caused Delay; provided, however, Landlord’s failure to comply with any mutually agreed-upon re-scheduling with regard to Landlord’s performance of such Continuing Construction Items may nevertheless constitute a Landlord Caused Delay as and to the extent provided pursuant to the TCCs of Section 5.1, above.

     5.4 Base Building Testing. Tenant acknowledges that, following the delivery of the Base Building portions of the Premises Buildings in a Ready for T/Is condition and the corresponding date of Substantial Completion, Landlord will be required by Applicable Law to conduct certain tests and inspections of the Premises Buildings and Building Systems in order to receive the TCO and final certificate of occupancy for the Premises Buildings. Tenant agrees that any delays or schedule interruptions caused by any such testing or inspection shall not be a Landlord Caused Delay, provided that: (i) such delays or interruptions are due to testing or inspections; (ii) such testing and inspection is required by Applicable Law in connection with obtaining the TCO or final certificate of occupancy for the Building; (iii) Landlord uses commercially reasonable efforts to cause the test or inspection to be scheduled to minimize interference with Tenant’s construction of the Tenant Improvements and move-in, and (iv) Landlord provides prompt (i.e., within five (5) business days) written notice to Tenant of such tests and inspections following the BB Contractor’s receipt from the applicable governmental entities of notification therefore.

SECTION 6

MISCELLANEOUS

     6.1 Tenant’s Representative. Tenant has designated Mr. Mike Gion of Tenant and Mr. Ron Sutliff of The Staubach Company as its sole representatives with respect to the matters set forth in this Tenant Work Letter, who shall each have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

     6.2 Landlord’s Representative. Landlord has designated Mr. Jim Edwards and Mr. Justin Smart as its sole representatives with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

     6.3 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

     6.4 Hazardous Materials Costs/Notification of Unsafe Condition. Landlord agrees to bear any increased costs in the design or construction of the Base Building portions of the Premises Buildings or Tenant Improvements directly resulting from any Hazardous Materials in the Project (provided such Hazardous Materials are not introduced by Tenant) and shall reimburse to Tenant, in addition to and separate and apart from the Tenant Improvement Allowance, any additional costs incurred by Tenant as a result of the presence of Hazardous Materials in the Project (provided such Hazardous Materials are not introduced by Tenant) prior to the date Tenant constructs the Tenant Improvements. Subject to the terms of Section 5, above, any delay caused as a result of the presence of Hazardous Materials in the Project shall be a Landlord Caused Delay. In addition, Landlord hereby agrees that, to the extent Landlord’s construction representative (see Section 6.2, above) becomes aware of (prior to or during Tenant’s construction of the Tenant Improvements) any unsafe, adverse or defective conditions within the Project, Landlord shall notify Tenant’s construction representatives (see Section 6.1, above) of the same.

     6.5 Staging Area. During the period following the delivery of the Base Building portions of the Premises Buildings in the Ready for T/Is condition, and prior to the Lease Commencement Date, Tenant shall have the right, without the obligation to pay Rent, to use a reasonably sufficient staging area within the Project or upon any immediately adjacent property owned by Landlord, as reasonably designated by Landlord, for the purposes of storing and staging construction materials and equipment. Tenant shall be responsible for providing all insurance and for providing any necessary fencing or other protective facilities with regard to such exclusive staging area. Tenant shall hold Landlord harmless and shall indemnify Landlord from and against any and all loss, liability or cost arising out of Tenant’s use of such exclusive staging area by Tenant. Tenant shall be obligated to remove all of the stored materials and its fencing and other facilities within ten (10) business days after Tenant’s receipt of written notice from Landlord that such staging area is needed by Landlord for construction, in which event comparable space shall be made available to Tenant as a substitute staging area.

     6.6 Schedules. The following Schedules are attached to, and by reference are hereby incorporated into, this Tenant Work Letter. To the extent there are any conflicts between the TCCs of this Tenant Work Letter and the Schedules, the TCCs of this Tenant Work Letter shall control.

Schedule Number	Schedule Title
1	BB Specifications
1-A	Addendum Specifications
2	Project Sitework 2/14 Plans
2-A	Updated Project Sitework Specifications
2-B	Updated Project Sitework Plan B (Pre-Approved Sitework Changes)
3	Pre-Construction Milestones
4	Estimated Project Budget
5	Construction Schedule
6	Building Standard Tenant Improvements

SCHEDULE 1 TO EXHIBIT B

BB SPECIFICATIONS

SCHEDULE 1 TO
EXHIBIT B

SCHEDULE 1-A TO EXHIBIT B

ADDENDUM SPECIFICATIONS

SCHEDULE 1-A TO
EXHIBIT B

SCHEDULE 2 TO EXHIBIT B

PROJECT SITEWORK 2/14 PLANS

SCHEDULE 2 TO
EXHIBIT B

SCHEDULE 2-A TO EXHIBIT B

UPDATED PROJECT SITEWORK SPECIFICATIONS

SCHEDULE 2-A TO
EXHIBIT B

SCHEDULE 2-B TO EXHIBIT B

UPDATED PROJECT SITEWORK PLAN B
(PRE-APPROVED SITEWORK CHANGES)

SCHEDULE 2-B TO
EXHIBIT B

SCHEDULE 3 TO EXHIBIT B

PRE-CONSTRUCTION MILESTONES

Responsible
Task No.	Date[1]	Party	Milestone Description

1	03/31/05	Tenant	Tenant to complete providing input to Landlord with regard to Base Building and Project Sitework preferences/ requirements

2	04/15/05	Landlord	Landlord to deliver updated Design Development Document

3	04/25/05	Tenant	Tenant to complete Design Development Document review and provide comment to Landlord

4	04/29/05	Landlord	Landlord to respond to Tenant’s comments received pursuant to item No. 3, above

5	04/29/05	Landlord	Landlord to deliver updated pricing regarding the Design Development Document

6	05/06/05	Tenant	Tenant to complete review of updated pricing pursuant to item No. 5, above

7	05/12/05	Tenant	Tenant to have completed final review of Design Development Document and related pricing

8	07/11/05	Tenant	Tenant to have completed progress review on Construction Documents

9	08/19/05	Landlord	Landlord to deliver to Tenant, together with corresponding pricing information and concurrently with its submission of the same to the City of San Diego for plan check, a completed set of Construction Documents for Building 1

[1]	To the extent items on this schedule are tied sequentially to one another (e.g., items 2 through 4; items 5 through 7), the dates set forth for the subsequent items are “floating” dates, to be extended on a day-for-day basis to the extent the preceding item is not completed when scheduled (e.g., if item 5 were completed on 04/30/05, then the dates for items 6 and 7 would be 05/07/05 and 05/13/05, respectively).

SCHEDULE 3 TO
EXHIBIT B

Responsible
Task No.	Date[1]	Party	Milestone Description

10	09/03/05	Tenant	Tenant to have completed final review of such Construction Documents for Building 1 (and related pricing) submitted pursuant to item No. 9, above

11	09/23/05	Landlord	Landlord to deliver to Tenant, together with corresponding pricing information and concurrently with its submission of the same to the City of San Diego for plan check, a completed set of Construction Documents for Building 2 and Building 3

12	10/08/05	Tenant	Tenant to have completed final review of such Construction Documents for Building 2 and Building 3 (and related pricing) submitted pursuant to item No. 11, above

13	Five (5) business days	Landlord/Tenant	Review of all other Interim Submissions, and other incrementalized approval items.

SCHEDULE 3 TO
EXHIBIT B

SCHEDULE 4 TO EXHIBIT B

PROJECT BUDGET ESTIMATE

SCHEDULE 4 TO
EXHIBIT B

SCHEDULE 5 TO EXHIBIT B

CONSTRUCTION SCHEDULE
(MILESTONE DATES)

SCHEDULE 5 TO
EXHIBIT B

SCHEDULE 6 TO EXHIBIT B

BUILDING STANDARD TENANT IMPROVEMENTS

SCHEDULE 6 TO
EXHIBIT B

EXHIBIT C

SANTA FE SUMMIT

NOTICE OF LEASE TERM DATES

To:	________________________ ________________________ ________________________ ________________________

Re:	Office Lease dated , 200 between , a (“Landlord”), and , a (“Tenant”) concerning Suite on floor(s) of the office building located at , , California.

Gentlemen:

        In accordance with the Office Lease (the “Lease”), we wish to advise you and/or confirm as follows:

1.	The Lease Term shall commence on or has commenced on for a term of ending on .

2.	The Rent Commencement Dates commenced to accrue on , and Base Rent was payable on such date or dates in the amount of .

3.	If the Lease Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter, with the exception of the final billing, shall be for the full amount of the monthly installment as provided for in the Lease.

4.	Your rent checks should be made payable to at .

5.	The exact number of rentable square feet within the Premises is square feet.

EXHIBIT C

6.	Tenant’s Share as adjusted based upon the exact number of rentable square feet within the Premises is %.

“Landlord”:

,
a

By:
Its:

Agreed to and Accepted as of , 200 .

“Tenant”:

, a

By:
Its:

EXHIBIT C

EXHIBIT C-1

SANTA FE SUMMIT

BASE RENT MEMORANDUM

To:

Re:	Office Lease dated , 200 between , a (“Landlord”), and , a (“Tenant”) concerning Suite on floor(s) of the office building located at , , California.

Gentlemen:

         In accordance with the Office Lease (the “Lease”), we wish to advise you and/or confirm as follows:

1.	Project Costs. The “Project Costs,” as that term is defined in Section 3.1.2.1 of the Lease, have been determined by Landlord to equal $ .

2.	Base Rent. Based on the Project Costs set forth in paragraph 1, above, the annual Base Rent for the initial Premises shall be $ , which Base Rent shall be payable in monthly installments of $ .

3.	TIA Increase. Tenant elected to receive a “TIA Increase,” as that term is defined in Section 2.3 of the Tenant Work Letter, in an amount equal to $ . Accordingly, the monthly amortization payment of such TIA Increase shall be equal to $ .

4.	Modification Cost Allowance. Tenant elected to receive a “Modification Cost Allowance,” as that term is defined in Section 1.2.3.1 of the Tenant Work Letter, in an amount equal to $ . Accordingly, the monthly amortization payment of such Modification Cost Allowance shall be equal to $ .

EXHIBIT C-1

“Landlord”:

,
a

By:
Its:

Agreed to and Accepted as of , 200 .

“Tenant”:

a

By:
Its:

EXHIBIT C-1

EXHIBIT D

SANTA FE SUMMIT

RULES AND REGULATIONS: MULTI-TENANT BUILDINGS

This Exhibit D shall be subject to the terms and conditions of the Lease.

Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Project. In the event of any conflict between the Rules and Regulations and the other provisions of this Lease, the latter shall control.

     1. Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior written consent which shall not be unreasonably withheld. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord. Upon the termination of this Lease, Tenant shall restore to Landlord all keys of stores, offices, and toilet rooms, either furnished to, or otherwise procured by, Tenant and in the event of the loss of keys so furnished, Tenant shall pay to Landlord the cost of replacing same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such changes.

     2. All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises.

     3. Provided the same does not unreasonably impede Tenant’s ingress and egress to and from Building, Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for comparable buildings in the Carmel Valley/Del Mar, California area. Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register. Access to the Building may be refused unless the person seeking access has proper identification or has a previously arranged pass for access to the Building. Landlord will furnish passes to persons for whom Tenant requests same in writing. Tenant shall be responsible for all persons for whom Tenant requests passes and shall be liable to Landlord for all acts of such persons. The Landlord and his agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building or the Project during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.

EXHIBIT D

     4. No furniture, freight or equipment of any kind shall be brought into the Building without prior notice to Landlord. All moving activity into or out of the Building shall be scheduled with Landlord and done only at such time and in such manner as Landlord designates. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building and also the times and manner of moving the same in and out of the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. Any damage to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility and expense of Tenant.

     5. No furniture, equipment or other large merchandise will be received in the Building or carried up or down in the elevators, except between such hours, in such specific elevator and by such personnel as shall be designated by Landlord.

     6. The requirements of Tenant will be attended to only upon application at the management office for the Project or at such office location designated by Landlord. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

     7. No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by Tenant on any part of the Premises or the Building without the prior written consent of the Landlord. Tenant shall not disturb, solicit, peddle, or canvass any occupant of the Project and shall cooperate with Landlord and its agents of Landlord to prevent same.

     8. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees shall have caused same.

     9. Tenant shall not overload the floor of the Premises, nor mark, drive nails or screws, or drill into the partitions, woodwork or drywall or in any way deface the Premises or any part thereof without Landlord’s prior written consent, which shall not be unreasonably withheld. Tenant shall not purchase spring water, ice, towel, linen, maintenance or other like services from any person or persons not approved by Landlord.

     10. Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.

     11. Tenant shall not use or keep in or on the Premises, the Building, or the Project any kerosene, gasoline, explosive material, corrosive material, material capable of emitting toxic fumes, or other inflammable or combustible fluid chemical, substitute or material. Tenant shall provide material safety data sheets for any Hazardous Material used or kept on the Premises.

EXHIBIT D

     12. Tenant shall not without the prior written consent of Landlord use any method of heating or air conditioning other than that supplied by Landlord.

     13. Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors, or vibrations, or interfere with other tenants or those having business therein, whether by the use of any musical instrument, radio, phonograph, or in any other way. Tenant shall not throw anything out of doors, windows or skylights or down passageways.

     14. Tenant shall not bring into or keep within the Project, the Building or the Premises any animals, birds, aquariums, or, except in areas designated by Landlord, bicycles or other vehicles.

     15. No cooking shall be done or permitted on the Premises, nor shall the Premises be used for the storage of merchandise, for lodging or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and visitors, provided that such use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

     16. The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the use of the Premises provided for in the Summary. Tenant shall not occupy or permit any portion of the Premises to be occupied as an office for a messenger-type operation or dispatch office, public stenographer or typist, or for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber or manicure shop, or as an employment bureau without the express prior written consent of Landlord. Tenant shall not engage or pay any employees on the Premises except those actually working for such tenant on the Premises nor advertise for laborers giving an address at the Premises.

     17. Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

     18. Tenant, its employees and agents shall not loiter in or on the entrances, corridors, sidewalks, lobbies, courts, halls, stairways, elevators, vestibules or any Common Areas for the purpose of smoking tobacco products or for any other purpose, nor in any way obstruct such areas, and shall use them only as a means of ingress and egress for the Premises.

     19. Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building’s heating and air conditioning system, and shall refrain from attempting to adjust any controls. Tenant shall participate in recycling programs undertaken by Landlord.

     20. Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it

EXHIBIT D

may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in San Diego, California without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate. If the Premises is or becomes infested with vermin as a result of the use or any misuse or neglect of the Premises by Tenant, its agents, servants, employees, contractors, visitors or licensees, Tenant shall forthwith, at Tenant’s expense, cause the Premises to be exterminated from time to time to the satisfaction of Landlord and shall employ such licensed exterminators as shall be approved in writing in advance by Landlord.

     21. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

     22. Any persons employed by Tenant to do janitorial work shall be subject to the prior written approval of Landlord, and while in the Building and outside of the Premises, shall be subject to and under the control and direction of the Building manager (but not as an agent or servant of such manager or of Landlord), and Tenant shall be responsible for all acts of such persons.

     23. No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord, and no curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord standard drapes. All electrical ceiling fixtures hung in the Premises or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and a warm white bulb color approved in advance in writing by Landlord. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without the prior written consent of Landlord. Tenant shall keep its window coverings closed during any period of the day when the sun is shining directly on the windows of the Premises. Prior to leaving the Premises for the day, Tenant shall draw or lower window coverings and extinguish all lights. Tenant shall abide by Landlord’s regulations concerning the opening and closing of window coverings which are attached to the windows in the Premises, if any, which have a view of any interior portion of the Building or Building Common Areas.

     24. The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills.

     25. Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.

     26. Tenant must comply with any applicable “NO-SMOKING” Ordinances.

     27. Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises, the Building or the Project. Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed, whether or not

EXHIBIT D

Landlord, at its option, elects to provide security protection for the Project or any portion thereof. Tenant further assumes the risk that any safety and security devices, services and programs which Landlord elects, in its sole discretion, to provide may not be effective, or may malfunction or be circumvented by an unauthorized third party, and Tenant shall, in addition to its other insurance obligations under this Lease, obtain its own insurance coverage to the extent Tenant desires protection against losses related to such occurrences. Tenant shall cooperate in any reasonable safety or security program developed by Landlord or required by law.

     28. All office equipment of any electrical or mechanical nature shall be placed by Tenant in the Premises in settings approved by Landlord, to absorb or prevent any vibration, noise and annoyance.

     29. Tenant shall not use in any space or in the public halls of the Building, any hand trucks except those equipped with rubber tires and rubber side guards.

     30. No auction, liquidation, fire sale, going-out-of-business or bankruptcy sale shall be conducted in the Premises without the prior written consent of Landlord.

     31. No tenant shall use or permit the use of any portion of the Premises for living quarters, sleeping apartments or lodging rooms.

     32. Tenant shall install and maintain, at Tenant’s sole cost and expense, an adequate, visibly marked and properly operational fire extinguisher next to any duplicating or photocopying machines or similar heat producing equipment, which may or may not contain combustible material, in the Premises.

     Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Building, the Common Areas and the Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein; provided, however, Landlord shall not make any new Rules and Regulations, or change any Rule and Regulation, which would materially and adversely affect Tenant’s use, occupancy or access to the Premises, the Buildings, the Exclusive Tenant Areas or the Project parking areas. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Project. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

EXHIBIT D

EXHIBIT D-1

SANTA FE SUMMIT

RULES AND REGULATIONS: SINGLE-TENANT BUILDINGS
AND EXCLUSIVE TENANT AREAS

This Exhibit D shall be subject to the terms and conditions of the Lease.

Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Project; provided, however, in no event shall Landlord enforce such Rules and Regulations in a discriminatory manner to the detriment of Tenant. In the event of any conflict between the Rules and Regulations and the other provisions of this Lease, the latter shall control.

     1. Safes and other heavy objects shall, if reasonably considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. Any damage to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility and expense of Tenant.

     2. The requirements of Tenant will be attended to only upon application at Landlord’s management office or at such office location designated by Landlord. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

     3. No advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by Tenant on any part of Santa Fe Summit without the prior written consent of the Landlord. Tenant shall not disturb, solicit, peddle, or canvass any occupant of Santa Fe Summit and shall cooperate with Landlord and its agents of Landlord to prevent same.

     4. Tenant shall not exceed the load requirements of any floor of the Premises.

     5. Tenant shall not use or keep in or on the Premises, the Building, or the Project any kerosene, gasoline, explosive material, corrosive material, material capable of emitting toxic fumes, or other inflammable or combustible fluid chemical, substitute or material, except in compliance with applicable law. Tenant shall maintain material safety data sheets for any Hazardous Material used or kept on the Premises.

     6. Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises to the extent the same is noticeable in the Common Areas of Santa Fe Summit or which affects other tenants of Santa Fe Summit. Tenant shall not throw anything out of doors, windows or skylights.

EXHIBIT D-1

     7. No cooking shall be done or permitted on the Premises (unless Tenant receives Landlord’s prior written approval to install a cafeteria for its employees in the Premises), nor shall the Premises be used for lodging. Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and visitors, provided that such use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

     8. Tenant shall store all its trash and garbage within the interior of the Premises or in the appropriate external trash area(s) for the Building. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in San Diego, California without violation of any law or ordinance governing such disposal; provided, however, Tenant may maintain separate trash enclosures for the storage of non-conforming disposal items to the extent Tenant satisfies and complies with any applicable laws or other governmental regulations relating to the storage and disposal thereof. If the Premises is or becomes infested with vermin as a result of the use or any misuse or neglect of the Premises by Tenant, its agents, servants, employees, contractors, visitors or licensees, Tenant shall forthwith, at Tenant’s expense, cause the Premises to be exterminated from time to time to the satisfaction of Landlord and shall employ such licensed exterminators as shall be approved in writing in advance by Landlord.

     9. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by any governmental agency with jurisdiction over the Project.

     10. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without the prior written consent of Landlord.

     11. Tenant must comply with requests by the Landlord concerning the informing of their employees of items of reasonable importance to the Landlord vis-à-vis the operation of the Project and Santa Fe Summit which are not inconsistent with the TCCs of the Lease.

     12. Tenant must comply with any applicable “NO-SMOKING” Ordinances. If Tenant is required under the ordinance to adopt a written smoking policy, a copy of said policy shall be on file in the office of the Building.

     13. Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises, the Building or the Project. Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed, whether or not Landlord, at its option, elects to provide security protection for the Project or any portion thereof. Tenant further assumes the risk that any safety and security devices, services and programs which Landlord elects, in its sole discretion, to provide may not be effective, or may malfunction or be circumvented by an unauthorized third party, and Tenant shall, in addition to its other insurance obligations under this Lease, obtain its own insurance coverage to the extent Tenant

EXHIBIT D-1

desires protection against losses related to such occurrences. Tenant shall cooperate in any reasonable safety or security program developed by Landlord or required by law.

     14. No auction, liquidation, fire sale, going-out-of-business or bankruptcy sale shall be conducted in the Premises without the prior written consent of Landlord.

     15. No tenant shall use or permit the use of any portion of the Premises for living quarters, sleeping apartments or lodging rooms.

Landlord reserves the right, at any time following Tenant’s consent thereto (which shall not be unreasonably withheld, conditioned or delayed), to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable, non-discriminatory Rules and Regulations as in Landlord’s judgment may from time to time be necessary (relative to a building occupied solely by one tenant) for the management, safety, care and cleanliness of the Premises, Building, the Common Areas and the Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein; provided, however, Landlord shall not make any new Rules and Regulations, or change any Rule and Regulation, which would materially and adversely affect Tenant’s use, occupancy or access to the Premises, the Buildings, the Exclusive Tenant Areas or the Project parking areas. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Project; provided, however, in no event shall Landlord enforce such Rules and Regulations in a discriminatory manner to the detriment of Tenant. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

EXHIBIT D-1

EXHIBIT E

SANTA FE SUMMIT

FORM OF TENANT’S ESTOPPEL CERTIFICATE

     The undersigned as Tenant under that certain Office Lease (the “Lease”) made and entered into as of                                         , 200 by and between                                          as Landlord, and the undersigned as Tenant, for Premises on the                                          floor(s) of the office building located at                                         ,                                         , California                     , certifies as follows:

     1. Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto. The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.

     2. The undersigned currently occupies the Premises described in the Lease, the Lease Term commenced on                     , and the Lease Term expires on                     , and the undersigned has no option to terminate or cancel the Lease or to purchase all or any part of the Premises, the Building and/or the Project.

     3. Base Rent, and any other scheduled monetary payments, became payable on                                         .

     4. The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.

     5. Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:

     6. Tenant shall not modify the documents contained in Exhibit A without the prior written consent of Landlord’s mortgagee.

     7. All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through                     . The current monthly installment of Base Rent is $                                        , and other scheduled monthly payments are due in monthly installments of $                                         and $                                        .

     8. All conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder. In

EXHIBIT E

addition, the undersigned has not delivered any notice to Landlord regarding a default by Landlord thereunder.

     9. No rental has been paid more than thirty (30) days in advance and no security has been deposited with Landlord except as provided in the Lease.

     10. As of the date hereof, there are no existing defenses or offsets, or, to the undersigned’s knowledge, claims or any basis for a claim, that the undersigned has against Landlord.

     11. If Tenant is a corporation or partnership, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

     12. There are no actions pending against the undersigned under the bankruptcy or similar laws of the United States or any state.

     13. Other than in compliance with all applicable laws and incidental to the ordinary course of the use of the Premises, the undersigned has not used or stored any hazardous substances in the Premises.

     14. To the undersigned’s knowledge, all tenant improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any tenant improvement work have been paid in full.

     The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord or to a prospective mortgagee or prospective purchaser, and acknowledges that said prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises are a part and that receipt by it of this certificate is a condition of making such loan or acquiring such property.

     Executed at                                          on the                      day of                                         , 200                    .

“Tenant”:

,
a

By:
Its:

By:
Its:

EXHIBIT E

EXHIBIT F

SANTA FE SUMMIT

RECORDING REQUESTED BY
AND WHEN RECORDED RETURN TO:

ALLEN MATKINS LECK GAMBLE
   & MALLORY LLP
1901 Avenue of the Stars, 18th Floor
Los Angeles, California 90067
Attention: Anton N. Natsis, Esq.

RECOGNITION OF COVENANTS,
CONDITIONS, AND RESTRICTIONS

     This Recognition of Covenants, Conditions, and Restrictions (this “Agreement”) is entered into as of the                      day of                                         , 200                    , by and between                                                              (“Landlord”), and                                                              (“Tenant”), with reference to the following facts:

     A. Landlord and Tenant entered into that certain Office Lease Agreement dated                                         , 200                     (the “Lease”). Pursuant to the Lease, Landlord leased to Tenant and Tenant leased from Landlord space (the “Premises”) located in an office building on certain real property described in Exhibit A attached hereto and incorporated herein by this reference (the “Property”).

     B. The Premises are located in an office building located on real property which is part of an area owned by Landlord containing approximately                      (                    ) acres of real property located in the City of                                         , California (the “Project”), as more particularly described in Exhibit B attached hereto and incorporated herein by this reference.

     C. Landlord, as declarant, has previously recorded, or proposes to record concurrently with the recordation of this Agreement, a Declaration of Covenants, Conditions, and Restrictions (the "Declaration”), dated                                         , 200                    , in connection with the Project.

     D. Tenant is agreeing to recognize and be bound by the terms of the Declaration, and the parties hereto desire to set forth their agreements concerning the same.

     NOW, THEREFORE, in consideration of (a) the foregoing recitals and the mutual agreements hereinafter set forth, and (b) for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows,

     1. Tenant’s Recognition of Declaration. Notwithstanding that the Lease has been executed prior to the recordation of the Declaration, Tenant agrees to recognize and by bound by

EXHIBIT F

all of the terms and conditions of the Declaration, subject to the terms and provisions of the Lease.

     2. Miscellaneous.

          2.1 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, estates, personal representatives, successors, and assigns.

          2.2 This Agreement is made in, and shall be governed, enforced and construed under the laws of, the State of California.

          2.3 This Agreement constitutes the entire understanding and agreements of the parties with respect to the subject matter hereof, and shall supersede and replace all prior understandings and agreements, whether verbal or in writing. The parties confirm and acknowledge that there are no other promises, covenants, understandings, agreements, representations, or warranties with respect to the subject matter of this Agreement except as expressly set forth herein.

          2.4 This Agreement is not to be modified, terminated, or amended in any respect, except pursuant to any instrument in writing duly executed by both of the parties hereto.

          2.5 In the event that either party hereto shall bring any legal action or other proceeding with respect to the breach, interpretation, or enforcement of this Agreement, or with respect to any dispute relating to any transaction covered by this Agreement, the losing party in such action or proceeding shall reimburse the prevailing party therein for all reasonable costs of litigation, including reasonable attorneys’ fees, in such amount as may be determined by the court or other tribunal having jurisdiction, including matters on appeal.

          2.6 All captions and heading herein are for convenience and ease of reference only, and shall not be used or referred to in any way in connection with the interpretation or enforcement of this Agreement.

          2.7 If any provision of this Agreement, as applied to any party or to any circumstance, shall be adjudged by a court of competent jurisdictions to be void or unenforceable for any reason, the same shall not affect any other provision of this Agreement, the application of such provision under circumstances different form those adjudged by the court, or the validity or enforceability of this Agreement as a whole.

          2.8 Time is of the essence of this Agreement.

          2.9 The Parties agree to execute any further documents, and take any further actions, as may be reasonable and appropriate in order to carry out the purpose and intent of this Agreement.

          2.10 As used herein, the masculine, feminine or neuter gender, and the singular and plural numbers, shall each be deemed to include the others whenever and whatever the context so indicates.

EXHIBIT F

SIGNATURE PAGE OF RECOGNITION OF

COVENANTS, CONDITIONS AND RESTRICTIONS

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

“Landlord”:

,
a

By:
Its:

“Tenant”:

,
a

By:
Its:

By:
Its:

EXHIBIT F

EXHIBIT G

SANTA FE SUMMIT

NET EQUIVALENT LEASE RATE

1.	METHODOLOGY FOR COMPARING THE COMPARABLE TRANSACTIONS AND FOR CALCULATING ECONOMIC TERMS UNDER SECTION 1.3.2 OF THIS LEASE.

     In order to analyze the Comparable Transactions based on the factors to be considered in calculating Market Rent, and given that the Comparable Transactions may vary in terms of length or term, rental rate, concessions, etc., the following steps shall be taken into consideration to “normalize” the objective data from each of the Comparable Transactions. By taking this approach, a “Net Equivalent Lease Rate” for each of the Comparable Transactions shall be determined using the following steps to normalize the Comparable Transactions, which will allow for an “apples to apples” comparison of the Comparable Transactions. Notwithstanding the foregoing, the following shall also be used in connection with the calculations under Section 1.6.2 of this Lease, and in connection therewith, “Comparable Transactions” shall be deemed to include the Economic Terms (but only items (ii), (iii), (iv), (v), (vi), (vii), (xi) and (xv), as set forth in Section 1.6.1 of this Lease) set forth in the First Refusal Notice.

1.1	The contractual rent payments for each of the Comparable Transactions should be arrayed annually over the lease term. From this figure, the initial lease year operating expenses (from gross leases) should be deducted, leaving a net lease rate over the lease term. This results in the net rent received by each landlord under the Comparable Transactions.

1.2	Any free rent or similar inducements which is a Rent Concession received over time should be deducted in the time period in which they occur, resulting in the net cash flow arrayed over the lease term.

1.3	The resultant net cash flow from the lease should be then discounted (using an 8.0% discount rate) to the commencement date of the applicable lease being analyzed, resulting in a net present value estimate.

1.4	From the net present value, up-front inducements (tenant improvement allowances and other concessions) which are Rent Concessions should be deducted. These items should be deducted directly, on a “dollar for dollar” basis, without discounting, since they are typically incurred at lease commencement, while rent (which is discounted) is a future receipt.

1.5	The net present value should then amortized back over the lease term at the same discount rate of 8.0% used in the present value analysis. This calculation will result in a hypothetical level or even payment, termed the “Net Equivalent Lease Rate” (or constant equivalent in general financial terms).

EXHIBIT G

2.	USE OF NET EQUIVALENT LEASE RATES FOR COMPARABLE TRANSACTIONS FOR MARKET RENT ONLY.

     The Net Equivalent Lease Rates for the Comparable Transactions for Market Rent only shall then be used to arrive at the determination of the Market Rent which shall be stated as a Net Equivalent Lease Rate applicable to each year of the Option Term.

EXHIBIT G

EXHIBIT H

BUILDING STANDARD SIGNAGE LOCATIONS

3/25/2005 1:42:33 PM, © Copyright 2005 ARCHITECTS hanna gabriel wells, all rights reserved. Any use without permission is expressly prohibited.

ARCHITECTS
hanna gabriel wells
TORREY SANTA FE RD
adjacent residential development
adjacent commercial development
private street
PARKING STRUCTURE
1 PROJECT MONUMENT SIGN
2 GROUND-MOUNTED DIRECTORY SIGN
3 WALL-MOUNTED SIGNAGE
NOTE: ALL SIGNAGE SHALL BE IN CONFORMANCE WITH
THE SAN DIEGO MUNICIPAL CODE.
Intuit
KILROY REALTY CORPORATION
santa fe summit
project signage

EXHIBIT H

EXHIBIT I

JANITORIAL SPECIFICATION

Lease Exhibit I

Janitorial Maintenance Specifications

1.	SCOPE OF WORK

A.	Coverage

The Contractor shall perform the following specified services throughout the entire premises, including but not limited to all office space, lobbies, corridors, sidewalks, plaza areas, roof areas, stairways, driveways, loading docks, fire towers, lavatories, passageways, service and utility areas, and elevator cabs and shall render cleaning of tenants’ lunch areas, computer rooms and private restrooms, if Landlord is obligated to maintain such areas. Building mechanical areas are included at the discretion of the Owner.

B.	Quality

The intent of this specification is that the Contractor will provide cleaning services of a character customarily provided in first-class office buildings in San Diego, whether such services are included m the specifications or are special services requested by the Owner or a tenant of the Owner. Owner to be sole judge of said quality and required frequency of services to be provided herewith.

2.	GENERAL

A.	Schedule

All nightly cleaning services shall be performed five (5) nights per week, Sunday - Thursday. No nightly services (except makeup work required) need be performed on Saturdays, Sundays, or legal holidays, unless director by Owner. Nightly cleaning operations will begin after 7:00 p.m.

B.	Supervision

Contractor shall employ competent supervisory personnel, and place a qualified foreman in the building who will be capable of and will provide all reports required by Owner.

C.	Personnel

Contractor shall employ on the premises only persons skilled in the work assigned to them. Contractor shall promptly furnish substitute qualified persons for any employees that, in the opinion of the Owner, are unsatisfactory. All Contractor personnel shall be bonded and Contractor shall pay all wages, payroll taxes and insurance, and all payments

EXHIBIT I

required by union contracts, if any. The full price is based on the staffing of the following cleaning personnel. See attached schedule — Exhibit B-l

D.	Uniforms and Equipment

Contractor shall furnish proper cleaning materials, implements, machinery and supplies and uniforms for the satisfactory performance of all services. All Contractor personnel shall be properly uniformed and display identification of the Contractor at all times. Landlord shall have right to select and/or approve uniforms worn by personnel in the building. Day personnel shall have, at least, five uniform changes per week. Night personnel shall have, at least, three uniform changes per week.

E.	Storage

Owner shall provide Contractor with space on the premises for storage of cleaning materials, implements, and machinery.

F.	Rules

Contractor shall at all times maintain good order among its employees and shall insure compliance with building rules and regulations, copies of which will be provided by the Owner from time to time.

G.	Security

While cleaning the tenanted areas. Contractor’s personnel will not admit anyone into the suite, except authorized Contractor or Owner personnel, or tenants having keys to the suite. On completion of nightly chores, all lights will be turned off, doors locked, draperies closed, and offices left in a neat and orderly condition. All mop sinks, locker areas and other service areas will be cleaned thoroughly, and all cleaning equipment neatly stored in a central locations. The Building Manager or Chief Engineer will be promptly notified of any irregularities.

H.	Office of the Building

The office of the building will receive at least the same cleaning schedule as tenant areas, except that carpet shall be steam-cleaned, upholstered furniture shall be shampooed and furniture shall be polished as requested by the Owner. Refrigerator shall be defrosted and thoroughly cleaned at the request of Owner.

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3.	EXTERIOR PATIOS AND WALKS

A.	Daily (or Nightly)

1.	Policing — The Dayporter will police the entire exterior perimeter of the building picking up cigarette butts, papers, leaves, and any other debris, sweeping up standing water and leaving the area in a neat, orderly condition. Any discrepancies or clean-up required beyond normal pricing will be reported to the Owner immediately.

2.	Wet Sweeping — All exterior walks, loading docks and patios will be hosed and swept down nightly. After hosing and sweeping, all standing water will be removed by squeegee and the surfaces left in a clean, dirt-free condition.

3.	Exterior Miscellaneous — Wipe down all metal standpipes, columns, glass, etc. to remove any water splashes and stains.

B.	Weekly

Once each week, all exterior walks, loading docks and patio areas will be machine scrubbed, using an electric rotary scrubber and mild detergent, or cleaned by any other method, using any other attendant equipment as Owner may direct from time to time. On completion of cleaning operation, all surfaces will be hosed down and all standing water removed by squeegee. Scrubbing must remove all embedded dirt and grit not removed by normal hosing and sweeping and all surfaces will be left in a clean, dirt-free condition.

C.	Quarterly

Exterior entryway to be pressure washed once per quarter.

4.	GROUND FLOOR LOBBY

A.	Nightly

1.	Carpeted Floors — All carpeted floors will be vacuumed nightly, vacuuming in this area includes nightly edging along baseboards and moving of cigarette urns and small furniture. All furniture and fixtures to be replaced to their original position when vacuuming is finished. Carpet will be spot-cleaned where necessary.

2.	Uncarpeted Floors — Hard-surfaced floors are to be dust-mopped, using a treated mop to remove all loose dirt and grit, and then wet-mopped with clear water and dried. All mop marks and water splashes will be removed from walls, baseboards

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and furniture, and all furniture and fixtures replaced to their original position when mopping is complete.

3.	Walls and Doors — All walls, doors and jambs will be spot-cleaned to remove all finger marks, smudges and spills.

4.	Lobby Glass — All glass windows, doors and directory board glass will be wiped clean, using an approved glass cleaner, and all glass will be left in a bright condition, free of streaks and dust.

5.	Miscellaneous Metalwork — All metalwork, such as mail chutes and boxes, door hardware and frames, metal lettering, etc., will be wiped clean and polished and left in a bright condition, free of all dust and streaks, including drinking fountains.

6.	Elevator Doors and Saddles — Elevator doors will be wiped down and polished and left in a bright condition free of all dust and streaks. Elevator saddles will be wiped clean and all dirt and debris removed from door tracks, using vacuum crevice tool. Escalators, handrails and treads to be wiped clean. Spills and smudges will be removed so that the saddles and tracks are left in bright, clean condition.

7.	Cigarette Urns — Clean all cigarette urns, removing all butts and debris and replace water or sand as necessary.

8.	Dusting — All horizontal surfaces, including furniture tops and ledges within reach are to be dusted nightly, using treated dust cloths. No feather dusters or paper towels will be allowed.

B.	Weekly

1.	Carpeted Floors — Carpeted floors are to be vacuumed, using a pile lifter to remove all embedded dirt and grit. This operation will include the same edging and detailing required for nightly vacuuming.

2.	Uncarpeted Floors — All hard-surfaced floors will be machine buffed, using an electric rotary buffing machine to obtain maximum shine. New non-skid or approved floor finish was will be added as necessary.

C.	Monthly

1.	Uncarpeted Floors — All hard-surfaced floors are to be completely stripped down to the bare floor surface, totally free of any wax, sealer or other finish. After stripping, the floor will be re-waxed and polished. On completion of re-waxing, all wax, water and other marks will be removed from walls, baseboards, doors, furniture and adjoining carpeted areas.

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2.	Carpeted Floors — All carpeted floors will be shampooed to remove any spots, stains or other spills, and be left in an uniformly clean condition. Any spot not removable by normal shampooing will be reported to the Building Manager.

3.	High Dusting — Dust all horizontal surfaces and ledges that are not accessible for normal daily dusting.

D.	Quarterly

1.	Walls — All walls are to be washed down with clear water and wiped clean and dry, leaving no streaks, smudges, dust or stains. Walls shall have uniformly bright and clean appearance when completed. (Such poultice cleaning, as necessary, will be performed annually.) All wood walls, doors and frames will be thoroughly washed, as needed, with clear water and wiped clean and dry. All nicks and scratches beyond routine touch-up will be reported to the Building Manager for repair. All wood surfaces will then be oiled with approved finish and wiped dry. When completed, the surfaces shall have a uniformly clean appearance.

2.	Air Diffusers and Light Fixtures — All air diffusers and light fixtures will be thoroughly washed and wiped clean. Light fixtures will be washed as tubes or bulbs are replaced, but not less often than quarterly.

5.	PUBLIC AREAS

Including but not limited to elevator lobbies, corridors above ground, ladies lounge and all heavy traffic areas.

A.	Nightly

1.	Carpeted Floors — All carpeted floors are to be vacuumed and edged with a small broom or edging tool, moving all sand urns, furniture and accessories. Baseboards will be wiped with a treated dust cloth after vacuuming. Carpets and baseboards will be spot-cleaned where necessary.

2.	Uncarpeted Floors — All hard-surfaced floors are to be mopped with a treated dust mop and spray buffed as needed to maintain a uniformly bright appearance, with particular attention to edges, corners and behind doors. All spills and stains will be removed with damp mop or cloth. Baseboards will be wiped down with treated dust cloth.

3.	Walls — All walls will be spot-cleaned to remove all smudges, stains and hand marks, using only clean water, or mild cleansing agent where necessary. When soap or cleaner is used, the wall will be rinsed with clear water and dried. No abrasive cleaners are to be used.

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4.	Doors and Jambs — All doors and jambs will be spot-cleaned to remove any hand marks, stains, spills, or smudges. Use only clear water or a mild cleansing agent where necessary. Rinse with clear water and dry. Door edges and jambs will be dusted where necessary. When completed, doors and jambs shall have a uniformly clean appearance.

5.	Glass Doors and Partitions — All glass doors and partitions, including any directory glass, will be spot-cleaned to remove any finger marks, smudges or stains and will be left in a uniformly bright, clean condition.

6.	Miscellaneous Metalwork — All metalwork, such as mail chutes, door hardware and frames, metal lettering, drinking fountains, and other metal accessories will be wiped clean and polished, and left in a uniformly clean and bright condition, free of all dust and streaks.

7.	Elevator Doors and Saddles — Elevator doors and frames will be wiped down and polished, removing all dust marks and stains and left in a uniformly clean and bright condition. Elevator saddles will be wiped clean and all dirt and debris removed from door tracks, using vacuum crevice and edging tool. Spills and smudges will be removed so that saddles, tracks and handrails are left in a bright, clean condition. Escalators are to be cleaned also.

8.	Cigarette Urns — Clean all cigarette urns, removing all butts and debris and replace water or sand as necessary. Materials to be furnished by Contractor.

9.	Dusting — Dust all furniture, accessories, ledges and all other horizontal surfaces using a treated dust cloth. No feather dusters or paper towels will be allowed. All surfaces to be left in a clean, dust-free condition. Spot-clean as necessary.

10.	Furniture and Miscellaneous — All non-fabric furniture surfaces arc to be wiped using a treated dust cloth, paying particular attention to legs and surfaces near the floor. Vinyl or leather surfaces to be dusted and spot-cleaned where necessary, cloth to be vacuumed as necessary.

B.	Weekly

1.	Uncarpeted Floors — All hard-surfaced floors will be wet-mopped and dried and spray buffed. All wax and marks will be removed from baseboards. Floors and baseboards to be left in a uniformly bright and clean condition.

2.	Carpeted Floors — All carpeted floors will be vacuumed, using a pile lifter to remove all embedded dirt and grit and restore pile to a uniformly upright position.

3.	Glass Partitions and Doors — All interior glass (excluding perimeter windows) will be thoroughly cleaned and left in a uniformly bright and clean condition.

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C.	Monthly

1.	Uncarpeted Floors — All hard-surfaced floors are to be stripped, removing all wax or other coatings, down to bare, clean and dry floor surface, removing any’ marks or stains. Floors will then be refinished and polished, and left in a uniformly bright and clean condition. All finish spills and splashes will be completely removed from baseboards, walls, doors and frames.

2.	High Dusting — All high dusting beyond the reach of the normal day dusting will be accomplished monthly. This will include but not be limited to all ledges, charts, picture frames, graphs, air diffusers and other horizontal surfaces. No feather duster or paper towels will be used.

3.	Doors and Jambs — All painted doors and jambs will be washed down with clear water, using a mild cleansing agent where necessary, rinsed with clear water and dried, leaving no streaks, marks or smudges.

D.	Quarterly

1.	Carpeted Floors — All carpeted floors will be shampooed or steam cleaned at Owner’s discretion to remove all dirt and stains. All furniture and accessories will be moved so that when completed, the carpet will have a uniformly clean appearance. Destaticize as required by Owner.

2.	Air Diffusers — All air diffusers will be thoroughly washed and dried and left in a clean condition as often as necessary, but not less than each three months.

E.	Annually

1.	Light Lenses — All light lenses will be removed, washed, cleaned, dried and reinstalled as often as necessary, but not less than once per year.

2.	Walls — All walls will be washed down with clear water and dried as often as necessary but not less often than once per year.

3.	Wood Doors — Unpainted (oiled) doors will be thoroughly cleaned and oiled as often as necessary, but not less often than once per year.

6.	ESCALATORS (if applicable)

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A.	Nightly

1.	Landings — All escalator landings will be wiped clean, removing all dirt, stains and debris from joints and crevices, using vacuum crevice and edging tool. Landings will be left in a uniformly bright and clean condition.

2.	Handrails — Neoprene handrails will be washed using a mild soap and water solution, then rinsed with clear water until any and all soap residue is removed. Handrails will be left in a clean condition free of streaks or smudges.

3.	Balustrades — Exterior, interior and deck panels of balustrades will be spot- cleaned as necessary by wiping down with a soft cotton or wool flannel cloth, dampened with clear water, and left in a clean condition free of all dust and streaks. No scouring powders or strong cleansers will be used.

B.	Monthly or as directed by Owner

1.	Treads, Risers — Contractor will furnish all materials, tools, equipment and labor necessary to provide the following service. Thoroughly clean and polish the treads, risers, lower skirt guards and entry and exit threshold of the escalators.

7.	ELEVATORS

A.	Nightly

1.	Carpets — All elevator carpets will be vacuumed and spot-cleaned nightly, using particular care to clean in corners and along edges. Glass, rails, and treads to be cleaned also.

2.	Saddles — All saddles and door tracks will be wiped clean, removing all dirt and stains and all dirt and debris removed from door tracks, using vacuum crevice and edging tool. Saddle and tracks will be left in a uniformly bright and clean condition.

3.	Walls and Metalwork — All marks, streaks and smudges will be removed and all walls, doors and jambs will be wiped down and polished to a uniformly clean and bright appearance, including door jambs, edges and ceiling grills.

B.	Monthly

1.	Carpets — Elevator carpets will be steam cleaned as often as necessary to maintain even appearance, but not less than once per month, destaticisizing as required by Landlord, and flame-proofed, if and as required by law.

2.	Dusting — Ceiling grills and light lenses will be removed, dusted and wiped clean and reinstalled. All high dusting will be done at this time.

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8.	RESTROOMS

A.	Nightly

1.	Floors and Tiles — Floors will be swept clean and wet-mopped, using a germicidal detergent approved by Owner. The floors will then be mopped dry and all watermarks and stains wiped from walls and metal partition bases.

2.	Metal Fixtures — Wash and polish all mirrors, powder shelves, bright-work (including exposed piping below wash basins), towel dispensers, receptacles and any other metal accessories. Mirrors will be cleaned and polished. Contractor shall use only non-abrasive, non-acidic material to avoid damage to metal fixtures and Formica sink tops.

3.	Ceramic Fixtures — Scour, wash and disinfect all basins, including faucet handles, bowls and urinals with owner-approved germicidal detergent solution, including tile walls near urinals. Special care must be taken to inspect and clean areas of difficult access, such as the underside toilet bowl rings and urinals to prevent building up of calcium and iron oxide deposits. Wash both sides of all toilet seats with approved germicidal solution and wipe dry. Toilet seats to be left in an upright position.

4.	Walls and Metal Partitions — Damp wipe all metal toilet partitions and tiled walls, using approved germicidal solution. All surfaces are to be wiped dry so that all wipe marks are removed and surface has a uniformly bright appearance. Dust the top edges of all partitions, ledges and mirror tops.

5.	General — It is the intention of this specification to keep lavatories thoroughly clean and not to use disinfectant to mask odors. Odorless disinfectants shall be used. Remove all waste paper and refuse, including soiled sanitary napkins, to designated area in the building and dispose of same at Contractor’s expense. All waste paper and sanitary napkin receptacles are to be thoroughly cleaned and washed, and new liners installed. Fill toilet tissue holders, seat cover containers, soap and hand lotion dispensers, towel dispensers, sanitary napkin vending dispensers and maintain the operation of same. Materials, as specified by Owner, to be furnished by Contractor. The filling of such dispensers to be in such quantity as to last the entire business day, whenever possible.

B.	Weekly

1.	Floors — All restroom floors will be machine scrubbed, using a germicidal solution, detergent and water. After scrubbing, floors will be rinsed with clear

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water and dried. All water marks will he removed from walls, partitions and fixtures. If directed by Owner, an approved floor finish will be applied and buffed.

2.	Floor Drains — Clean, disinfect and fill with water at least weekly.

C.	Monthly

1.	Walls and Metal Partitions and Washable Ceiling — Wash with water and germicidal solution. Wipe dry and polish to a uniformly bright and clean condition.

D.	Quarterly

1.	Light Fixtures and Ceiling Grills — Remove light lenses and ceiling grills where possible. Wash thoroughly, dry and replace. This will be done as often as necessary, but not less often than quarterly.

9.	TENANTED AREAS

A.	Nightly

1.	Carpeted Floors — All carpeted floors will be vacuumed daily, moving all light furniture such as chairs and cigarette stands. All furniture will be replaced to its original position. Vacuum under all desks and large furniture, where possible.

2.	Uncarpeted Floors — All hard-surfaced floors will be dust-mopped nightly, using a treated dust mop, moving all light furniture. All furniture will be replaced to its original position. Mop under all desks and large furniture where possible. Spot clean where necessary to remove spills and smudges and spray buff as necessary.

3.	Dusting — Using a treated dust cloth, wipe all non-fabric furniture tops, legs and sides. Wipe clean telephone, moving lamps, ashtrays and other accessories. Dust wipe all horizontal surfaces within reach, including window ledges, wainscots, baseboards, ledges, molding and sills on glass and banker-type partitions. No feather dusters or paper towels will be allowed. Paper left on desk tops will not be moved.

4.	Furniture and Accessories — Spot clean all furniture, file cabinets and telephone accessories to remove streaks, stains, spills and finger marks. Wash blackboards and chalk trays. Empty all wastebaskets and replace liners where necessary. Liners to be provided by Contractor.

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5.	Doors and Walls — All doors, jambs, walls, window mullions and glass partitions will be spot cleaned to remove streaks, smudges, finger marks, spills and stains, paying particular attention to walls around switch plates and door jambs and doors around knobs and opening edges.

6.	Trash Removal — All trash from wastebaskets, ashtrays and other debris will be removed from the premises and deposited in to trash room. Plastic bags to be installed in wastebaskets as required.

B.	Weekly

1.	Carpeted Floors — All carpeted floors will be edged with a small broom or other edging tool, paying particular attention to corners, behind doors and around furniture legs and bases. Baseboards will be wiped with a treated dust cloth.

2.	Furniture — Wipe with treated dust cloth all chair legs and rungs, and furniture legs and other areas of furniture and accessories not dusted during the nightly dusting. No feather dusters or paper towels will be allowed.

C.	Monthly

1.	Uncarpeted Floors — All hard-surfaced floors will be spray buffed with an electric rotary buffing machine as necessary. All finish marks will be removed from baseboards, doors and frames.

2.	High Dusting — All horizontal surfaces and ledges, such as picture frames, etc., ceiling air diffuser grills, etc.. that are beyond the reach of normal nightly dusting, will be dusted monthly, using a treated dust cloth. No feather dusters or paper towels will be allowed.

3.	Glass Partitions and Doors — All glass doors and partitions will be thoroughly washed, dried and polished, leaving a uniformly clean and bright condition. All watermarks will be wiped from adjoining surfaces.

D.	Bi-Monthly (Every 60 days)

1.	Carpeted Floors — All carpeted floors will be vacuumed, using a pile-lifter to restore pile to its original upright condition and remove all embedded dirt and grit. Heavy traffic areas may require pile-lifting more often, if necessary, to maintain presentable condition of the carpet.

2.	Uncarpeted Floors — All hard-surfaced floors will be completely stripped, removing all finish down to the bare, clean floor. After the floors have been mopped, rinsed and dried, they will be refinished and machine polished to a

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uniformly bright and clean condition. All wax spills and splashes will be removed from baseboard doors, jambs and walls.

E.	Semi-Annually

1.	Air Diffusers — Thoroughly wash and dry all air diffusers and grills as often as necessary, but not less than semi-annually.

2.	Blinds

11.	GARAGE ELEVATOR LOBBIES (if applicable)

A.	Nightly

1.	Uncarpeted Floors — Hard-surfaced floors are to be dust-mopped, using a treated mop to remove all loose dirt and grit, and then wet-mopped with clear water and mopped dry. Spray buff as necessary. All mop marks and water splashes will be removed from walls, baseboards and receptacles. Fixtures will be replaced to their original position when mopping is completed.

2.	Walls and Doors — All walls, doors and jambs will be spot cleaned to remove all finger marks, smudges and spills.

3.	Elevator Doors and Saddles — Elevator doors will be wiped down and polished, and left in a bright condition free of all dirt and debris. Elevator saddles will be wiped clean and all dirt and debris removed from door tracks, using vacuum crevice and edging tool. Spills and smudges will be removed so that the saddles and tracks are left in a bright and clean condition.

4.	Cigarette Urns — Clean all cigarette urns, removing all butts and debris and replace water or sand as necessary. Material to be provided by Contractor.

5.	Dusting — All horizontal surfaces, including trash receptacles and ledges within reach, are to be dusted nightly, using treated dust cloths. No feather dusters will be allowed.

B.	Weekly

1.	Uncarpeted Floors — All hard-surfaced floors will be machine buffed using an electric rotary buffing machine to obtain maximum shine. New wax will be added as necessary.

C.	Bi-Monthly

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1.	High Dusting — Dust all horizontal surfaces and ledges that are not accessible for normal daily dusting.

D.	Semi-Annually

1.	Air Diffusers and Light Fixtures — All air diffusers and light fixtures will be thoroughly washed and wiped clean. Light fixtures will be washed as tubes or bulbs are replaced, but not less than once each six months.

12.	JANITORS CLOSETS AND STORAGE ROOMS

All janitors closets, mop sinks, storage rooms, restrooms, lunch rooms and work areas provided by Owner for use of Contractor’s personnel will be kept in a neat, clean and orderly condition at all times.

Mop sinks and the area immediately adjacent will be thoroughly cleaned immediately after each use. The restrooms will be maintained in the same condition as the public restrooms. Before leaving the premises each night, all of the service areas will be dust-mopped, and spot cleaned where necessary and dusted. Tile floors will be stripped and waxed as necessary, but not less often than every sixty days. Concrete floors will be initially sealed, dust-mopped nightly, and wet-mopped monthly. All doors and walls will be spot cleaned nightly.

13.	TENANT STORAGE AREAS

All concrete floors will be initially mopped and sealed with approved concrete sealer. Thereafter, storage areas and adjacent corridors (not lockers) will be kept in a neat, clean and orderly condition, free of dirt, dust and debris. These areas will be checked nightly and swept, as necessary, but not less often than once per week. Any discrepancies, safety or fire hazards will be reported to the Owner.

14.	STAIRWELLS

A.	Nightly

1.	Carpeted — All carpeted stairs and landings will be vacuumed at least once nightly to remove all dust, litter and footprints and spot cleaned as necessary to remove all spills and stains.

2.	Uncarpeted — All uncarpeted stairs and landings will be swept with a treated dust mop daily and spot cleaned as necessary to remove all spills and stains and litter.

3.	Spot Cleaning — All doors, jambs and walls will be spot cleaned daily to remove all finger marks, smudges and stains.

B.	Monthly

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1.	Uncarpeted — All uncarpeted stairs and landings will be wet-mopped and dried monthly.

2.	Dusting — All risers, handrails, stringers, baseboards, light fixtures and all horizontal ledges and surfaces will be wiped with a treated dust cloth.

C.	Quarterly

1.	High Dusting — All high dusting, including but not limited to door closers, and all other surfaces not reached during normal dusting operations will be dusted or cleaned, as necessary, but not less often than each three months.

15.	TRASH REMOVAL

Contractor agrees to remove all rubbish from the building at no cost to Owner, including rubbish of tenant’s occupancy. Where applicable, Contractor agrees to operate and maintain the existing compaction equipment at no cost to Owner.

16.	INITIAL CLEAN-UP

A.	Tenant Areas

Prior to tenant occupancy of new or remodeled space, Contractor shall render a thorough initial cleaning of all newly-constructed and rented space, including dusting, sweeping, vacuuming, polishing of metal and bright work, windows and mullions, removal of plaster, dust and construction debris so that the premises shall be left in a clean, orderly and proper condition. Contractor shall also provide complete floor maintenance and initial waxing and polishing throughout the premises prior to move-in of all new tenants.

B.	Restrooms

Contractor shall perform a thorough initial cleaning of all restroom floors, walls, partitions, fixtures and brightwork as they are placed in operation, at no cost to Owner. No acid materials will be used.

17.	SPECIAL AREAS

A.	Private Restrooms, Kitchen, Lunchrooms, and Computer Rooms

Cleaning of these special areas is included as a part of these specifications insofar as the Owner is required to maintain such areas. In the event that tenant is to pay for services in these areas, Owner shall assist Contractor in soliciting such services.

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18.	DAYPORTER/DAYMATRON SERVICE

Aside from the personnel required for the scheduled night services provided, the Contractor shall provide and pay for not less than the personnel described in Exhibit .

A.	Duties of Day Porter/Day Matron

The cleaners shall be trained and assigned to perform the following duties, and any additional duties as may be directed by the Owner.

1.	Police entire lobby.

2.	Police and maintain elevator cabs. If carpeted, elevators are to be vacuumed and spots and surface litter removed as required.

3.	Police all lavatories, to be checked a minimum of twice per day, morning and afternoon.

4.	Check and fill as necessary, toilet tissue, seat cover and towel dispensers, material to be furnished by Contractor.

5.	Clean corridors, utility areas and employees’ locker rooms so that they are kept in a clean condition at all times.

6.	Set out rain mats, as necessary, and maintain them in a clean condition.

7.	Keep entrance door glass and frames in a clean condition.

8.	Clean and polish standpipes and firehose connections as necessary.

9.	Maintain loading dock areas in a clean condition.

10.	Dust handrails, stair stringers and risers, wash as necessary. Sweep and dust stairways and fire tower.

11.	Police exterior walks and patios as directed by Owner.

12.	Relieve Red Coat lobby attendant (if required).

19.	STANDARDS

The following standards shall be used in evaluating custodial services.

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A.	Dusting

A properly dusted surface is free of all dirt and dust streaks, lint and cobwebs.

B.	Plumbing Fixture and Dispenser Cleaning

Plumbing fixtures and dispensers are clean when free of all deposits and stains so that item is left without dust streaks, film, odor or stains.

C.	Sweeping

A properly swept floor is free of all dirt, dust, grit, lint and debris, except imbedded dirt and grit.

D.	Spot Cleaning

A surface adequately spot cleaned is free of all stains, deposits and is substantially free of cleaning marks.

E.	Damp Mopping

A satisfactorily damp mopped floor is without dirt, dust, marks, film, streaks, debris or standing water.

F.	Metal Cleaning

All cleaned metal surfaces are without deposits or tarnish, and with a uniformly bright appearance. Cleaner is removed from adjacent surfaces.

G.	Glass Cleaning

Glass is clean when all glass surfaces are without streaks, film, deposits and stains, and have a uniformly bright appearance and adjacent surfaces have been wiped clean.

H.	Wax Removal (Stripping)

Wax removal is accomplished when surfaces have all wax removed down to the flooring material, floor is left free of all dirt, stains, deposits, debris, cleaning solution and standing water and the floor has a uniform appearance when dry. Plain water rinse and pick- up must follow wax removal operation immediately.

I.	Scrubbing

Scrubbing is satisfactorily performed when all surfaced are without embedded dirt, cleaning solution, film, debris, stains,, and marks and standing water and floor has a

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uniformly clean appearance. A plain water rinse must follow the scrubbing process immediately.

J.	Light Fixture Cleaning

Light fixtures are clean when all components including bulbs and tubes, are without insects, dirt, lint, film, and streaks. All lenses removed must be replaced immediately.

K.	Wall Washing

After cleaning, the surfaces of all walls, ceilings, exposed pipes and equipment will have a uniformly clean appearance, free of dirt, stains, streaks, lint and cleaning marks. Painted surfaces must not be unduly damaged. Hard finished wainscot or glazed ceramic tile surfaces must be bright, free of film, streaks and deposits.

L.	Buffing and Waxed Surfaces

All gloss, removal of surface dirt and have a uniform appearance.

M.	Carpet Cleaning

Periodic cleaning of carpets shall be accomplished by steam cleaning or any other method now in use, or which may be developed in the future as directed by Owner.

20.	HEALTH CLUB — EXERCISE AREA

Daily Services — Five (5) days per week

1.	Vacuum all traffic areas

2.	Clean resilient floor surfaces with a chemically treated dust mop

3.	Spot clean composition floors and carpets

4.	Dust and polish furniture

5.	Clean all ash trays and sand urns, if present

6.	Empty all waste baskets and carry trash to pick up area

7.	Spot clean partition and door glass

8.	Spot clean around wall switches

9.	Clean and polish drinking fountains

10.	Polish all chrome handrails and fixtures

11.	Check doors upon completion of work assignments

12.	Leave on only designated lights

13.	Install plastic waste liners and replace as necessary

14.	Vacuum under exercise equipment

15.	Spot clean all mirrors

16.	Wipe all body contact areas on exercise equipment

17.	Articles found in the lockers are to be given to Building Manager

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Weekly Services — One (1) day per week

1.	Vacuum all carpeting

2.	Dust ledges and window sills

3.	Remove fingerprints from woodwork, walls, and partitions

4.	Clean out and disinfect lockers

5.	Dust tops of lockers, fans, return air grills, and lights

6.	Wipe down shower stalls

Monthly Services — One (1) day per month

1.	Perform high dusting

2.	Perform low dusting

3.	Dust picture frames and clean glass

4.	Brush down wall and ceiling vents

5.	Dust mini blinds

6.	Scrub out all shower areas, including walls

FLOOR CARE

Restrooms

1.	Scrub and seal restroom floors monthly

Shower Areas

2.	Scrub and leave clean. Do not apply finish.

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COMMISSION AGREEMENT

Santa Fe Summit
6. COMMISSION AGREEMENT

THE STAUBACH COMPANY
Corporate Services Division

This Commission Agreement (“Agreement”) is entered into as of this day of January 12, 2005, by and between Kilroy Realty LP (“Owner”) and The Staubach Company – San Diego, Inc., A Texas corporation (“Broker”).

The following provisions are true and correct and are the basis for this Agreement:

A.	Owner intends to be the developer/owner of a to-be-constructed project to be built on approximately 16.54 acres of property located just one block south from the SR-56 and Camino Del Sur freeway interchange in the City of San Diego; and

B.	Broker has presented the office needs ofIntuit, Inc. (“Tenant”) to Owner and has and will render services in connection with the leasing of office space to the Tenant; and

C.	Owner has agreed to pay Broker a real estate commission in consideration for services rendered and to be rendered in consummating a Lease (herein so called) pursuant to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises set forth herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Term: The term of this agreement shall commence on the date hereof and continue for a period of twelve (12) months, which period shall be extended automatically in the event Broker is conducting ongoing negotiations with Owner on behalf of Tenant; provided that the term of this Agreement shall, in any event, have a final complete termination date twenty-four (24) months after the commencement date of this Agreement, unless Tenant properly exercises any “Option to Expand” or “Option to Extend” (as expressly set forth in the Lease), in which case (as described in Paragraph 3 below) the Owner agrees that the terms of this Agreement will apply to the expansion premises and/or the renewal term that is the subject of the properly exercised Option to Expand or Option to Extend.

2.	Agreement to Pay Commission: Owner hereby agrees to pay a real estate commission to Broker equal to four percent (4%) of the Aggregate Rental to be received by the Owner during years 1-5 of the Lease term as shown in the Lease, and two percent (2%) of the Aggregate Rental to be received by the Owner during the remainder of the initial lease term. Aggregate Rental is defined as the scheduled gross rent payable during the term of the lease including any fixed or minimum increases to the scheduled gross rent payable. For the purpose of calculating the real estate commission hereunder, in the event that the rental rate in the Lease is a net rental rate (excluding operating expense), Aggregate Rental shall be determined to include a good faith estimate of the first full year’s operating expenses. There shall be no deduction from Aggregate Rental shown in the Lease for any sum (except free

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rent), including, but not limited to, any concessions due to Tenant by Owner or any costs or expenses paid by Owner on behalf of Tenant.

3.	In the event of expansion of the initial premises, Broker shall receive an additional commission if either the following events occur:

a)	Broker has been contracted in writing by Tenant, Tenant’s affiliate(s) and/or successor(s) organizations and Broker is actively involved in the expansion space negotiations, or

b)	Tenant, TenanCs affiliate(s) and/or successor(s) organizations expand the premises in substantial accordance with a specific rate or formula agreed to pursuant to the terms of the initial Lease.

The amounts of such additional commission shall be equal to four percent (4%) of the Aggregate Rental to be received by the Owner during years 1-5 of the expansion Lease term, as specified in the expansion Lease, and two percent (2%) of the Aggregate Rental to be received by the Owner during any remainder of the expansion Lease term.

In the event of Lease renewal of the initial premises, Broker shall receive an additional commission if either of the following events occur:

a)	Broker has been contracted in writing by Tenant, Tenant’s affiliate(s) and/or successor(s) organizations and Broker is actively involved in the Lease renewal negotiations, or

b)	Tenant, Tenant’s affiliate(s) and/or successor(s) organizations renew the initial premises in accordance with a specific rate or formula agreed to pursuant to the terms of the initial Lease.

The amounts of such additional commission shall be equal to four percent (4%) of the Aggregate Rental to be received by the Owner during years 1 -5 of the renewal Lease term, as specified in the renewed Lease, and two percent (2%) of the Aggregate Rental to be received by the Owner during any remainder of the renewal Lease term.

4.	Payment of Commission: The commission shall be due and payable to Broker in cash or equivalent 50% upon full execution of lease and 50% upon Lease commencement. If Tenant’s space is expanded or if the Lease is renewed, the commission in relation to such renewal or expansion will be due and payable 50% at the time an addendum or new lease covering the expansion or renewal is executed by Owner and Tenant and 50% upon Commencement of such expansion or renewal term.

5.	Broker is to be named in the Lease as the broker entitled to a commission and the obligation to pay and the right to receive any of the commissions described above shall inure to the benefit and obligation of the respective heirs, successors and/or assigns of Owner or Broker. This Commission Agreement shall be referenced in, and attached as an Exhibit, to the Lease. In the event of a sale or an assignment of the Property which includes Tenant’s demised premises, Owner agrees to secure ITom the purchaser or assignee a written, recordable

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agreement under which the new owner or assignee assumes payment to the Broker of all commissions payable hereunder, or the Landlord shall remain liable for all terms and conditions of this Agreement unless and until the purchaser or assign(s) assumes all obligations contained herein.

6.	Delinquent Payment: In the event Owner foils to make payments within thirty (30) days of the dates specified in item #1 and #3 of this Agreement, then from the date due until paid, the delinquent amount shall bear interest at the maximum rate permitted in the State of California. If Broker is required to institute legal action against Owner relating to this Agreement or any agreement of which it is a part, Broker shall be entitled to reasonable attorneys’ fees and costs.

7.	Fiduciary Obligation: Owner acknowledges that Broker’s fiduciary obligations are owed to Tenant and not to Owner in all matters related to this Agreement or to the Lease.

8.	Authority to Execute: Owner and Broker each represent and warrant to the other that each person executing this Agreement on behalf of each party is duly authorized to execute and deliver this Agreement on behalf of that party.

APPROVED THIS DAY OF JANUARY 12, 2005

KILROY REALTY LP, “OWNER”

By:	/s/ STEVE SCOTT

Printed Name:	Steve Scott

Its:	Senior Vice President

THE STAUBACH COMPANY – SAN DIEGO, INC.
(Tax ID #20-0848988)

By:	/s/ William E. Fleck

William E. Fleck
President

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